Exhibit 10.1

[Execution]

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

dated as of March 7, 2023,

among

TUESDAY MORNING, INC.,

as Borrower,

TUESDAY MORNING CORPORATION,

as the Parent,

TMI HOLDINGS, INC.,

as Intermediate Holdings,

EACH SUBSIDIARY GUARANTOR FROM TIME TO TIME PARTY HERETO,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

1903P LOAN AGENT, LLC,
as Administrative Agent,

1903P LOAN AGENT, LLC,

as Sole Lead Arranger and Sole Bookrunner

i

ARTICLE VI Negative Covenants		98

Section 6.01	Indebtedness	98
Section 6.02	Liens	96
Section 6.03	Sale and Lease-Back Transactions	103
Section 6.04	Investments, Loans and Advances	103
Section 6.05	Mergers, Consolidations and Dispositions	104
Section 6.06	Dividends and Distributions	105
Section 6.07	Transactions with Affiliates	106
Section 6.08	Business of Holdings, the Borrower and the Subsidiaries	107
Section 6.09	Modifications of Indebtedness or Organizational Documents; Restricted Debt Payments; Burdensome Agreements	107
Section 6.10	[Reserved	110
Section 6.11	Use of Proceeds	110
Section 6.12	Foreign Subsidiaries	110

ARTICLE VII Events of Default and Remedies		111

Section 7.01	Events of Default	111
Section 7.02	Remedies upon Event of Default	115
Section 7.03	Allocation	116
Section 7.04	[Reserved]	117
Section 7.05	[Reserved	117
Section 7.06	Avoidance and Reinstatement	118
Section 7.07	Payments Over	118
Section 7.08	[Reserved]	118
Section 7.09	Credit Bidding	118

ARTICLE VIII The Administrative Agent		119

Section 8.01	Appointment, Authority and Duties of the Administrative Agent	119
Section 8.02	Agreements Regarding Collateral and Field Examination Reports	120
Section 8.03	Reliance By the Administrative Agent	121
Section 8.04	Action Upon Default	121
Section 8.05	Payments Received by Defaulting Lender	121
Section 8.06	Limitation on Responsibilities of the Agents	122
Section 8.07	Successor Administrative Agent and Co-Agents	122
Section 8.08	Acknowledgements of Lenders	123
Section 8.09	Remittance of Payments and Collections	124
Section 8.10	The Administrative Agent in its Individual Capacity	124
Section 8.11	Administrative Agent Titles	125
Section 8.12	[Reserved	125
Section 8.13	Survival	125
Section 8.14	Withholding Tax	125
Section 8.15	Indemnification	125
Section 8.16	Certain ERISA Matters	126
Section 8.17	Flood Insurance Laws	127

ANNEXES, EXHIBITS AND SCHEDULES

Annex A	Approved Budget

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Borrowing Base Certificate
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of SOFR Loan Notice
Exhibit E	Form of Note
Exhibit F-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-2	Form of U.S. Tax Compliance Certificate (Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-3	Form of U.S. Tax Compliance Certificate (Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G	Form of Credit Card Notification
Exhibit H	Cash Management Order
Exhibit I	Interim Financing Order

Schedule 1.02	Permitted Holders
Schedule 1.03	Fiscal Calendar
Schedule 1.04	Brands
Schedule 2.01(a)	Commitments
Schedule 3.07(b)	Licensing Agreements
Schedule 3.07(c)	Real Property
Schedule 3.08(a)	Subsidiaries
Schedule 3.20	Insurance
Schedule 3.25	Material Agreements
Schedule 5.12(d)	Deposit Accounts, Securities Accounts and Commodities Accounts and Credit Card Arrangements
Schedule 5.17	Bankruptcy Milestones
Schedule 6.01	Indebtedness
Schedule 6.02	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates

v

This DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of March 7, 2023 (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into among TUESDAY MORNING, INC., a Texas corporation (the “Borrower”), each of the Subsidiary Guarantors (as hereinafter defined), TUESDAY MORNING CORPORATION, a Delaware corporation (the “Parent”), TMI HOLDINGS, INC., a Delaware corporation (“Intermediate Holdings”), the Lenders (as hereinafter defined) party hereto from time to time and 1903P LOAN AGENT, LLC,, as administrative agent and collateral agent (in such capacities, together with any successor thereto in such capacities, the “Administrative Agent”).

PRELIMINARY STATEMENTS

A.            On February 14, 2023 (the “Petition Date”), the Borrower and the other Loan Parties commenced cases under Chapter 11 of the Bankruptcy Code, 11 U.S.C. 101 et seq. (the “Bankruptcy Code”), case number 23-90001 (collectively, the “Chapter 11 Case”) by filing voluntary petitions for relief under Chapter 11 with the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division (the “Bankruptcy Court”).

B.            The Borrower and the other Loan Parties continue to operate their businesses and manage their properties as debtors and debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.

C.            The Borrower has requested, and the Administrative Agent and the Lenders have agreed, upon the terms and conditions set forth in this Agreement, to make available to the Borrower a senior secured credit facility in an aggregate principal amount not to exceed $12,500,000 in order to (a) repay the Pre-Petition Obligations and cash collateralize the Pre-Petition LC Obligations, in each case, as provided herein, (b) make adequate protection cash payments of interest to the Interim DIP Lenders as set forth in the Approved Budget, (c) fund the Chapter 11 Case in accordance with the Approved Budget (subject to the Permitted Variance) and as provided herein, (d) make certain other payments on the Closing Date as more fully provided in this Agreement, and (e) provide working capital for the Borrower and the other Loan Parties during the pendency of the Chapter 11 Case in accordance with the Approved Budget (subject to the Permitted Variance) and as provided herein.

D.            The Borrower and the other Loan Parties desire to secure the Obligations under the Loan Documents by granting to the Administrative Agent, on behalf of itself and the other Secured Parties, a security interest in and liens upon substantially all of their assets, whether now existing or hereafter acquired, in each instance as more fully set forth in the Loan Documents and in the Financing Order.

E.            All Obligations of the Loan Parties to the Administrative Agent and the Lenders hereunder and under the other Loan Documents shall be full recourse to each of the Loan Parties, secured by the Administrative Agent’s security interest in and liens on all or substantially all of the assets of the Loan Parties included in the Collateral and entitled to super-priority administrative claim status under the Bankruptcy Code as provided herein and in the Financing Order.

F.            Accordingly, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions

Section 1.01            Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABL / Convertible Notes Intercreditor Agreement” shall mean that certain Intercreditor and Subordination Agreement, dated as of September 20, 2022, by and among the Administrative Agent, the Convertible Notes Collateral Agent and the Loan Parties.

“ABL Priority Collateral” shall have the meaning assigned such term in the ABL / Term Intercreditor Agreement.

“ABL / Term Intercreditor Agreement” shall mean that certain Intercreditor and Subordination Agreement, dated as of May 9, 2022, by and among the Administrative Agent, the Term Loan Agent and the Loan Parties.

“Acceptable Appraiser” shall mean (a) B. Riley Advisory Services, (b) Gordon Brothers, (c) Hilco Valuation Services, (d) Tiger Valuation Services or (e) any other experienced and reputable third-party appraiser engaged by the Administrative Agent.

“Account” shall have the meaning as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

“Account Debtor” shall mean a Person who is obligated under an Account, Chattel Paper or General Intangible.

“Actual Cash Receipts” shall mean, for any period of determination, the amount of all cash receipts actually received by the Loan Parties and their Subsidiaries (excluding, for the avoidance of doubt, any borrowings under this Agreement) from the operations of the Loan Parties and their Subsidiaries (including the sale of any Property of such Persons) during such period, which corresponds to the cash receipts described under the heading “Total Cash Receipts” (or words of similar import) in the Approved Budget, all as determined in a manner consistent with the Approved Budget.

“Actual Disbursement Amounts” shall mean, for any period of determination, the amount of all disbursements actually paid by the Loan Parties and their Subsidiaries during such period, which corresponds to the disbursements described under the headings “Operating Disbursements” (or words of similar import) and “Non-Operating and Restructuring Disbursements” (or words of similar import) in the Approved Budget, all as determined in a manner consistent with the Approved Budget.

“Actual Eligible Inventory” shall mean, for any period of determination, the Cost of all Eligible Inventory owned by the Borrowing Base Parties as of the end of such period, which corresponds to the amount of Eligible Inventory described under the heading “Eligible Inventory” (or words of similar import) in the Approved Budget, all as determined in a manner consistent with the Approved Budget.

“Actual New Inventory Receipts” shall mean, for any period of determination, the amount of additional new inventory actually received by the Loan Parties and their Subsidiaries during such period, which corresponds to the inventory receipts described under the heading “New Inventory Receipts” (or words of similar import) in the Approved Budget, all as determined in a manner consistent with the Approved Budget.

“Actual Professional Fee Amounts” shall mean, for any period of determination, the amount of all disbursements actually paid by the Loan Parties and their Subsidiaries to the Loan Parties’ professionals, including the Borrower Consultants, during such period, which corresponds to the disbursements described in the line item “Rest. Professional Fees” (or words of similar import) in the Approved Budget, all as determined in a manner consistent with the Approved Budget.

“Acquisition” shall mean, with respect to any Person, (a) an Investment in, or a purchase of a Controlling interest in, the Equity Interests of any other Person (whether by merger or consolidation of such Person with any other Person or otherwise) or (b) a purchase or other acquisition of all or substantially all of the assets or properties of another Person or of any business unit of another Person (whether by merger or consolidation of such Person with any other Person or otherwise).

“Adjusted Term SOFR” shall mean, for purposes of any calculation, the rate per annum equal to (a) the applicable Term SOFR for such calculation, plus (b) the applicable Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” shall have the meaning assigned to such term in Section 2.20.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, no Agent or Lender shall be deemed to be an Affiliate of the Borrower or its Subsidiaries with respect to transactions evidenced by any Loan Document.

“Agent Assignee” shall have the meaning assigned to such term in Section 9.27(d).

“Agent Dominion Account” shall mean a special concentration Deposit Account (account no.: xxxxxx4610) held at Bank of America, N.A. over which the Administrative Agent has exclusive control and sole dominion pursuant to the terms and provisions of this Agreement and the other Loan Documents.

“Agent Indemnitees” shall mean each Agent and its officers, directors, employees, Affiliates, agents and attorneys.

“Agent Parties” shall have the meaning assigned to such term in Section 9.01(e).

“Agent Professionals” shall mean attorneys, accountants, appraisers, auditors, environmental engineers or consultants, and other professionals and experts retained by the Administrative Agent, including the Lender Group Consultants.

“Agents” shall mean the Administrative Agent.

“Aggregate Exposure” shall mean, at any time, the Aggregate Loan Exposure at such time.

“Aggregate Loan Exposure” shall mean, at any time, the aggregate Loan Exposure of all the Lenders at such time.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.24.

“Ancillary Document” shall have the meaning assigned to such term in Section 9.13(b).

“Anti-Corruption Laws” shall mean the FCPA, the U.K. Bribery Act of 2010, and all other applicable laws, rules, regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” shall mean all applicable laws, rules or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Facility Percentage” shall mean, with respect to any Lender at any time, such Lender’s (a) Facility Percentage, or (b) with respect to a Lender’s indemnification obligations arising under Section 8.15, the percentage (carried out to the ninth (9th) decimal place) of the Facility represented by the sum of such Lender’s (i) Commitments (or, if the Commitments have expired or been terminated, such Lender’s Commitments most recently in effect) and outstanding Loan Exposure.

“Applicable Law” shall mean all applicable laws, rules, regulations and binding governmental requirements having the force and effect of law applicable to the Person in question or any of its property or assets, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

“Applicable Margin” shall mean 11.00% per annum.

“Appraised Value Percentage” shall mean the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which net value is expressed as a percentage of Cost of the Eligible Inventory as set forth in the Loan Parties’ inventory stock ledgers, which net value shall be determined from time to time by reference to the most recent Inventory Appraisal undertaken by an Acceptable Appraiser.

“Appropriate Lender” shall mean, at any time, with respect to the Facility, a Lender that has a Commitment at such time.

“Approved Budget” shall mean the debtor-in-possession thirteen (13) week budget prepared by the Borrower, in the form of Annex A hereto, and initially furnished to the Administrative Agent on or before the Closing Date and which is approved by, and in form and substance satisfactory to, the Administrative Agent, each in its sole discretion, as the same may or shall, as applicable, thereafter be updated, modified and/or supplemented from time to time as provided in Section 5.16(b). The initial Approved Budget shall commence as of the week ending March 4, 2023. The Approved Budget shall include a weekly cash budget, including information on a line item basis as to (a) projected cash receipts (including from asset sales), (b) projected disbursements (including separate line items for ordinary course operating expenses, capital expenditures, bankruptcy-related expenses (including a line item for professional fees and expenses budgeted for the Case Professionals on a weekly basis), and any other fees and expenses relating to the Loan Documents), (c) projected net cash flow, (d) projected receipt of new inventory, and (e) projected eligible inventory.

“Approved Budget Variance Report” shall mean a weekly report, prepared by the Borrower (after consultation with the Financial Advisor) and provided by the Borrower to the Administrative Agent and the FILO B Documentation in accordance with Section 5.16(d), (a) showing by line item (i) Actual Cash Receipts, (ii) Actual Disbursement Amounts, (iii) Actual Professional Fee Amounts, (iv) actual net cash flow, (v) Actual New Inventory Receipts, and (vi) Actual Eligible Inventory (in each case of clauses (i) through (v) above, for the Cumulative Three-Week Period, and in the case of clause (vi), as of the end of the most recent week then ended), noting therein all variances, on a line-item basis, from amounts set forth for such period (or such date, as applicable) in the Approved Budget, and shall include or be accompanied by explanations for all material variances and (b) determining compliance with the covenants set forth in Section 5.16(c). The Approved Budget Variance Report shall be in a form, and shall contain supporting information, satisfactory to the Administrative Agent

“Approved Liquidator” shall mean GBRP.

“Approved Sale Agreement” shall mean an agreement or agreements (including all annexes, exhibits and schedules thereto), in each case, in form and substance and on terms satisfactory to the Administrative Agent, among the Loan Parties and Approved Liquidator(s) relating to a Permitted Sale, as may be amended or otherwise modified with the consent of the Administrative Agent.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Automatic Stay” shall mean the automatic stay imposed under Section 362 of the Bankruptcy Code.

“Availability” shall mean, at any time of determination thereof, the result, if a positive number, of (a) the Loan Cap at such time, minus (b) the Aggregate Exposure at such time.

“Availability Reserve” shall mean the sum (without duplication of any other reserves) or items that are otherwise addressed or excluded through eligibility criteria (including collection rates or collection percentages)) of (a) the Inventory Reserves; (b) the Rent and Charges Reserve; (c) the Supply Agreement Reserves, (d) the License Reserve, (e) reserves in respect of accrued and unpaid interest or fees on the Obligations, (f) the Carve-Out Reserve, (g) reserves for reasonably anticipated reductions in the Appraised Value Percentage (including as a result of the impact of the prevailing discount of Inventory subject to the Permitted Sales), (h) reserves provided for in the Financing Order, (i) reserves in respect of any administrative claims and priority claims in the Chapter 11 Case, and (j) such additional reserves not otherwise addressed in clauses (a) through (i) above, in such amounts and with respect to such matters, as the Administrative Agent in its Permitted Discretion may elect to establish or modify from time to time.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used pursuant to this Agreement for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(b).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall have the meaning assigned to such term in the preliminary statements hereto.

“Bankruptcy Court” shall have the meaning assigned to such term in the preliminary statements hereto.

“Bankruptcy Milestones” shall have the meaning assigned to such term on Schedule 5.17.

“Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure as in effect from time to time and applicable to the Chapter 11 Case.

“Base Rate” shall mean, for any day, the greatest of (a) the Floor, (b) the Federal Funds Effective Rate in effect on such day, plus 0.50%, (c) Term SOFR for a one month tenor in effect on such day (determined pursuant to clause (b) of the definition of Term SOFR), plus 1.00%; provided that this clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable, and (d) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks) or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent).

“Base Rate Loan” shall mean a Loan that bears interest based on the Base Rate.

“Base Rate Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR.”

“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(b).

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date;

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with.

For the avoidance of doubt, if the then-current Benchmark has any Available Tenors, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” shall mean, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” shall mean the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(b) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(b).

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America, or any successor thereto.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrower Consultants” shall mean the Financial Advisor and the Approved Liquidator.

“Borrower Materials” shall have the meaning assigned to such term in Section 5.04.

“Borrowing” shall mean a borrowing consisting of simultaneous SOFR Loans, as to which a single Interest Period is in effect (to the extent applicable).

“Borrowing Base” shall mean, at any time of determination, an amount equal to the sum of the following:

(a)            the product of (i) the Cost of Eligible Inventory, multiplied by (ii) the Inventory Advance Rate, multiplied by (iii) the Appraised Value Percentage of such Inventory; minus

(b)            the then applicable Carve-Out Reserve; minus

(c)            the then applicable Availability Reserve.

“Borrowing Base Parties” shall mean, collectively, (a) the Borrower and (b) a Subsidiary Guarantors.

“Borrowing Base Certificate” shall mean a certificate, in substantially the form of Exhibit B, signed and certified as accurate and complete by a Financial Officer of the Borrower, by which the Borrower calculates the Borrowing Base to the extent then in effect.

“Brand” shall mean any merchandise brand listed on Schedule 1.04 as of the Closing Date with respect to which the Loan Parties shall either (a) hold a license for the right use all material intellectual property necessary to manufacture, distribute and sell the applicable merchandise or (b) own all material intellectual property necessary to manufacture, distribute and sell the applicable merchandise.

“Brand License Agreement” shall mean any agreement, in form and substance reasonably satisfactory to the Administrative Agent, between a Loan Party and a Licensor pursuant to which such Loan Party is authorized to use any intellectual property for a Brand in connection with the manufacturing, marketing, sale, or other distribution of any Inventory of such Loan Party. As of the Closing Date, the Pier 1 License Agreement constitutes a Brand License Agreement.

“Budgeted Cash Receipts” shall mean an amount equal to the sum of the line items contained in the Approved Budget under the heading “Total Cash Receipts” (or words of similar import) during the relevant period of determination, as set forth in the Approved Budget.

“Budgeted Disbursement Amounts” shall mean an amount equal to the sum of the line items contained in the Approved Budget under the headings “Operating Disbursements” (or words of similar import) and “Non-Operating and Restructuring Disbursements” (or words of similar import) during the relevant period of determination, as set forth in the Approved Budget.

“Budgeted Eligible Inventory” shall mean an amount set forth under the heading “Eligible Inventory” (or words of similar import) in the Approved Budget as of the end of the relevant period of determination, as set forth in the Approved Budget.

“Budgeted New Inventory Receipts” shall mean an amount equal to the sum of the line items contained in the Approved Budget under the heading “New Inventory Receipts” (or words of similar import) during the relevant period of determination, as set forth in the Approved Budget.

“Budgeted Professional Fee Amounts” shall mean an amount equal to the line item captioned “Rest. Professional Fees” (or words of similar import) in the Approved Budget during the relevant period of determination, as set forth in the Approved Budget.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which the NYFRB is closed.

“Capital Lease Obligations” shall mean the obligations of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Carve-Out” shall mean, collectively, the “Carve-Out” (as defined in the Financing Order) and the “Professional Fee Escrow” (as defined in the Financing Order).

“Carve-Out Reserve” shall mean a reserve equal to the sum of (i) the amount of the “Carve-Out” (as defined in the Financing Order) plus (ii) as of any date of determination, the projected amount of the “Professional Fee Escrow” (as defined in the Financing Order) for the subsequent three-week period set forth in the Approved Budget.

“Carve-Out Trigger Notice” shall mean a written notice by the Administrative Agent to lead counsel for the Loan Parties, any Statutory Committee and the U.S. Trustee following the occurrence of an Event of Default in accordance with the Financing Order.

“Case Professionals” shall mean the Loan Parties’ and any Statutory Committee’s professionals, including the Borrower Consultants, retained by any of them by final order of the Bankruptcy Court (which order has not been reversed, vacated or stayed unless such stay is no longer effective) under Sections 327, 330 or 1103(a) of the Bankruptcy Code.

“Cash Management Order” shall mean the order of the Bankruptcy Court entered in the Chapter 11 Case, together with all extensions, modifications and amendments that are in form and substance acceptable to the Administrative Agent, which, among other matters, authorizes the Loan Parties to use their cash management system and treasury arrangements, in the form of Exhibit H or another form satisfactory to the Administrative Agent.

“Casualty Event” shall mean any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Subsidiaries.

“Change in Control” shall mean:

(a)            except as otherwise permitted by Section 6.05(b), the acquisition of record ownership or direct beneficial ownership (i.e., excluding indirect beneficial ownership through intermediate entities by any Person which is the subject of clause (c) below) by any Person other than the Parent (or another Parent Entity that has become a Loan Party) of any Equity Interests in Intermediate Holdings, such that after giving effect thereto Parent (or another Parent Entity that has become a Loan Party) shall cease to beneficially own and control 100% of the Equity Interests of Intermediate Holdings, or

(b)            the acquisition of record ownership or direct beneficial ownership (i.e., excluding indirect beneficial ownership through intermediate entities by any Person which is the subject of clause (c) below) by any Person other than Intermediate Holdings (or another Parent Entity that is or has become a Loan Party) of any Equity Interests in the Borrower, such that after giving effect thereto Intermediate Holdings (or another Parent Entity that is or has become a Loan Party) shall cease to beneficially own and control 100% of the Equity Interests of the Borrower,

(c)            the acquisition of beneficial ownership, directly or indirectly, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Closing Date), other than Permitted Holders and any employee benefit plan and/or Person acting as a trustee, agent or other fiduciary or administrator in respect thereof, of Equity Interests in Parent representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Parent;

(d)            a “Change in Control” (or comparable event) as defined in any documentation governing any Material Indebtedness.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Chapter 11 Case” shall have the meaning assigned to such term in the preliminary statements hereto.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Chattel Paper” shall have the meaning assigned to such term in Article 9 of the UCC.

“Claims” shall mean all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interests, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees) at any time (including after Payment in Full of the Obligations, resignation or replacement of the Administrative Agent or replacement of any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Loan Party or other Person, in any way relating to (a) any Loans, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by an Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Loan Party to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

“Closing Date” shall mean March 7, 2023.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean any and all assets subject or purported to be subject to a Lien pursuant to any Security Document, including the ABL Priority Collateral, the Term Loan Priority Collateral and all “Collateral” under and as defined in the Financing Order.

“Collateral Agreement” shall mean the Guarantee and Collateral Agreement, dated as of the Closing Date, among Holdings, the Borrower, each Subsidiary Guarantor and the Administrative Agent.

“Collateral Deposit Account” shall have the meaning assigned to such term in Section 5.12(d)(v).

“Commitment” shall mean, as to any Lender, its obligation to make Loans and to participate in Protective Advances up to the maximum principal amount shown on Schedule 2.01(a) under the heading “Commitment”, as hereafter modified pursuant to an Assignment and Acceptance to which it is a party. “Commitments” shall mean the aggregate amount of such commitments of all Lenders. As of the Closing Date, the aggregate principal amount of the Commitments is $12.5 million.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), and any successor statute.

“Compliance Certificate” shall mean a certificate, in substantially the form of Exhibit C, signed and certified by a Financial Officer of the Borrower.

“Concentration Account” shall mean (a) initially, the Borrower’s Main Concentration Account No.: xxxxxx5063 held at Wells Fargo or (b) any successor Deposit Account approved by the Administrative Agent in writing.

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.16 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Contractual Obligation” shall mean, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, written undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall mean an agreement that grants the Administrative Agent “control” within the meaning of Section 9-104 or Section 9-106 (as applicable) of the UCC in effect in the applicable jurisdiction of the applicable Deposit Account, commodity account or securities account, in form and substance reasonably satisfactory to the Administrative Agent.

“Cost” shall mean the lower of cost or market value of Inventory, determined in accordance with the accounting policies used in the preparation of the Borrowing Base Parties’ audited financial statements (pursuant to which the retail method of accounting is utilized for substantially all merchandise Inventories), which policies are in effect on the Closing Date. “Cost” does not include inventory capitalization costs or other non-purchase price charges (such as freight) used in the Borrowing Base Parties’ calculation of cost of goods sold.

“Covered Entity” shall mean any of the following:

(a)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)            a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” shall have the meaning assigned to such term in Section 9.21.

“Credit Card Issuer” shall mean any Person (other than a Loan Party) who issues or whose members issue credit cards or debit cards, including MasterCard or VISA bank credit or debit cards or other bank credit or debit cards (which may include “virtual” credit and debit cards) issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including credit or debit cards issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc. and other issuers approved by the Administrative Agent.

“Credit Card Notification” shall have the meaning assigned to such term in Section 5.12(d)(iii).

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrowing Base Party’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” shall mean each “Account” (as defined in the UCC) and “payment intangible” (as defined in the UCC) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to as Borrowing Base Party resulting from charges by a customer of such Borrowing Base Party on credit or debit cards issued by such issuer in connection with the sale of goods by such Borrowing Base Party, or services performed by such Borrowing Base Party, in each case in the ordinary course of its business.

“Credit Extension” shall mean any Borrowing.

“Credit Extension Conditions” shall mean, in connection with a Credit Extension, the requirements that:

(a)            the Aggregate Exposure at such time shall not exceed the Loan Cap at such time, other than as a result of any Protective Advance;

(b)            the Loan Exposure of each Lender shall not exceed such Lender’s Commitment;

(c)            the Financing Order shall not have been (i) stayed, vacated or reversed (in whole or in part) or (ii) amended or modified other than with the consent of the Administrative Agent; and

(d)            the applicable Credit Extension shall be for purposes and in amounts consistent with the Approved Budget (subject to the Permitted Variance);

provided that the Credit Extension Conditions shall be determined giving effect to all concurrent Credit Extensions.

“Cumulative Three-Week Period” shall mean, as of any date of determination thereof, the three-week period up to and through the Saturday of the most recent week then ended, or if a three-week period has not then elapsed from the Closing Date, such shorter period since the Closing Date through the Saturday of the most recent week then ended.

“Customs Broker Agreement” shall mean an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower (or any other applicable Borrowing Base Party), a customs broker or other carrier, and the Administrative Agent, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Administrative Agent and agrees, upon notice from the Administrative Agent, to hold and dispose of the subject Inventory solely as directed by the Administrative Agent.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Default Rate” shall mean an interest rate equal to (a) with respect to Base Rate Loans, the Base Rate plus (ii) the Applicable Margin applicable to Base Rate Loans plus (iii) 2.00% per annum and (b) with respect to SOFR Loans, the Adjusted Term SOFR plus (ii) the Applicable Margin applicable to SOFR Loans plus (iii) 2.00% per annum; provided that with respect to the outstanding principal amount of any Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2.00% per annum; in each case, to the fullest extent permitted by Applicable Laws.

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean any Lender that (a) has failed to perform any funding obligations hereunder, and such failure is not cured within two (2) Business Days of the date of the funding obligation; (b) has notified the Administrative Agent or the Borrower that such Lender does not intend to comply with its funding obligations hereunder or generally under other agreements to which it commits to extend credit or has made a public statement to that effect; (c) has failed, within three (3) Business Days following written request by the Administrative Agent or the Borrower, to confirm in a manner reasonably satisfactory to the Administrative Agent and the Borrower that such Lender will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such confirmation by the Administrative Agent and the Borrower); (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding or (ii) become the subject of a Bail-in Action; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of any equity interest in such Lender or parent company so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of the courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrower, and each Lender.

“Defaulting Lender Rate” shall mean (a) for the first three (3) days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Loans (inclusive of the Applicable Margin applicable thereto).

“Deposit Account” shall have the meaning assigned thereto in Article 9 of the UCC.

“DIP Indemnity Account” shall mean an account that shall hold an amount determined by the Administrative Agent in its Permitted Discretion for the purpose of securing contingent indemnification obligations and other contingent claims arising under this Agreement, the other Loan Documents or otherwise in respect of the Obligations in the event the Administrative Agent and the Lenders have not received releases and discharges of claims and liabilities, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, at the time of Payment in Full of all Obligations.

“Disposition” shall mean any sale, transfer, lease, license or other disposition (including any sale and leaseback transaction, any sale or issuance of Equity Interests in a Subsidiary of the Borrower or any sale, transfer, license, lease or other disposition effected pursuant to any Investment) of assets, whether effected pursuant to a Division or otherwise. “Dispose” shall have a meaning correlative thereto.

“Dividing Person” shall have the meaning assigned to such term in the definition of “Division.”

“Division” shall mean the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollars” or “$” shall mean lawful money of the United States of America.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” shall mean an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” shall mean any electronic system, including e-mail, e-fax, web portal access for the Borrower and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Assignee” shall mean, (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), (ii) any bank, insurance company, or company that is an “accredited investor” (as defined in Regulation D under the Securities Act) engaged in the business of making or buying commercial loans, or (iii) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, in no event shall an “Eligible Assignee” include a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries.

“Eligible Inventory” shall mean, as of the date of determination thereof, without duplication, all items of Inventory of the Borrowing Base Parties that are finished goods, merchantable and readily saleable to the public in the ordinary course deemed by the Administrative Agent in its Permitted Discretion to be eligible for inclusion in the calculation of any Borrowing Base, in each case that, except as otherwise agreed by the Administrative Agent, is not excluded as ineligible by virtue of one or more of the criteria set forth below. Except as otherwise agreed by the Administrative Agent, any items of Inventory included within any of the following categories shall not constitute Eligible Inventory:

(a)            Inventory that is not solely owned by a Borrowing Base Party or as to which a Borrowing Base Party does not have good, valid and marketable title, free and clear of any Lien (other than (i) Liens granted to the Administrative Agent to secure the Obligations pursuant to the Security Documents, (ii) Liens permitted by Section 6.02(b)(ii); provided that any such Liens shall be subject to the ABL / Term Intercreditor Agreement and junior to the Liens granted to the Administrative Agent on such Inventory, (iii) Liens permitted by Section 6.02(b)(iii); provided that any such Liens shall be subject to the ABL / Convertible Notes Intercreditor Agreement and junior to the Liens granted to the Administrative Agent on such Inventory), and (iv) Liens permitted by Section 6.02(e) (provided that, in the case of this clause (iv), the Administrative Agent shall have the right to establish a Rent and Charges Reserve with respect to any such Lien to the extent such Lien is not waived or subordinated pursuant to a Lien Waiver));

(b)            Inventory that is not subject to a perfected first priority Lien in favor of the Administrative Agent to secure the Obligations (other than Inventory that may be subject to Liens permitted by Section 6.02(e); provided that, the Administrative Agent shall have the right to establish a Rent and Charges Reserve with respect to any such Lien);

(c)            Inventory that is leased by, or is on consignment to, a Borrowing Base Party, or that is consigned by a Borrowing Base Party to a Person which is not a Borrowing Base Party;

(d)            Inventory that is not located in the United States (excluding territories or possessions of the United States);

(e)            Inventory that (i) is not located at a location that is owned or leased by a Borrowing Base Party or a “pool point” in the Loan Parties’ distribution network or (ii) is located at a Large Inventory Location, except in the case of this clause (ii) to the extent that the applicable Borrowing Base Party has furnished the Administrative Agent with (A) any UCC financing statements or other documents that the Administrative Agent may determine to be necessary to perfect its security interest in such Inventory at such Large Inventory Location and (B) a Lien Waiver executed by the Person owning any such Large Inventory Location (or, in lieu thereof, a Rent and Charges Reserve has been imposed with respect to such Large Inventory Location);

(f)            Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete or slow moving, or custom items, work-in-process, raw materials, or that constitute spare parts, promotional, marketing, packaging and shipping materials or supplies used or consumed in any Borrowing Base Party’s business, (iv) are seasonal in nature and which have been packed away for sale in a subsequent season, (v) are not in compliance in all material respects with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (vi) are bill and hold goods;

(g)            Inventory that consists of samples, labels, bags, packaging, and other similar non-merchandise categories;

(h)            Inventory that is not insured in compliance with the provisions of Section 5.02;

(i)             Inventory that has been sold but not yet delivered or as to which the applicable Borrowing Base Party has accepted a deposit; or

(j)             Inventory that is (x) subject to a License Agreement with any Affiliate or Permitted Holder (or their respective affiliates), other than Inventory subject to a Brand License Agreement as to which the requirements set forth in clause (y) below are satisfied, (y) subject to any Brand License Agreement, unless (1) such Brand License Agreement is in full force and effect, (2) the Licensor Consent Agreement with respect to such Brand License Agreement is in full force and effect, and (3) if required by the Administrative Agent in its Permitted Discretion, an Inventory Appraisal covering the Inventory subject to such Brand License Agreement has been completed with results satisfactory to the Administrative Agent in its Permitted Discretion, and (z) subject to any other License Agreement (other than a Brand License Agreement) with any third party from which any Loan Party or any Subsidiary has received notice of a dispute in respect of any such agreement, unless (i) to the extent requested by the Administrative Agent, the Administrative Agent shall have received a Licensor Consent Agreement with respect to such License Agreement or other agreement and (ii) the Administrative Agent is reasonably satisfied that it may sell or otherwise Dispose of such Inventory without (A) infringing the rights of such third party, (B) violating any contract with such third party or (C) incurring any liability with respect to the payment of royalties other than royalties incurred in connection with the sale of such Inventory pursuant to the current licensing agreement relating thereto.

“Enforcement Action” shall mean any action to enforce any Obligations or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right to vote or act in a Loan Party’s Insolvency Proceeding, or otherwise), in each case solely to the extent permitted by the Loan Documents.

“environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all laws (including common law), rules, regulations, codes, ordinances, orders, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or actual or alleged exposure to, any Hazardous Materials or to occupational health and safety (to the extent relating to the environment or Hazardous Materials).

“Equity Interests” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest and any and all warrants, rights or options to purchase or other rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing (until so converted or exchanged).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor statute and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 (m) or (o) of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) the existence with respect to any Loan Party, any ERISA Affiliate or any Plan of a non-exempt Prohibited Transaction; (c) the failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), applicable to such Plan, whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, or terminated (within the meaning of Section 4041A of ERISA); or (g) the failure by any Loan Party or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA.

“Erroneous Payment” shall have the meaning assigned to such term in Section 9.27(a).

“Erroneous Payment Deficiency Assignment” shall have the meaning assigned to such term in Section 9.27(d).

“Erroneous Payment Impacted Loans” shall have the meaning assigned to such term in Section 9.27(d).

“Erroneous Payment Return Deficiency” shall have the meaning assigned to such term in Section 9.27(d).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Events and Circumstances” shall have the meaning set forth in the definition of “Material Adverse Effect”.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time and any successor statute.

“Excluded Asset” shall have the meaning assigned to such term in Section 5.09(h).

“Excluded Deposit Accounts” shall mean (a) Deposit Accounts used specifically, solely and exclusively for Tax and Trust Funds, (b) any Term Loan Priority Collateral Account and (c) Deposit Accounts that do not have a daily balance at any time in excess of $250,000; provided that the aggregate amount of funds in all Deposit Accounts excluded under this clause (c) shall not exceed $1,000,000.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the Guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap Agreement, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Agreements for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income taxes imposed on (or measured by) its net income (or franchise taxes imposed in lieu of net income taxes) by any jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or any other jurisdiction as a result of such recipient engaging in a trade or business in such jurisdiction for tax purposes (other than engaging in a trade or business as a result of having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender making a Loan to the Borrower, any U.S. federal withholding tax that (x) is in effect under Applicable Law and would apply to amounts payable hereunder to such Lender at the time such Lender becomes a party to such Loan to the Borrower (or designates a new Lending Office) except to the extent that such Person (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to any U.S. federal withholding tax pursuant to Section 2.17(a) or Section 2.17(c) or (y) is attributable to such Lender’s failure to comply with Section 2.17(e) with respect to such Loan unless such failure to comply with Section 2.17(e) is a result of a change in law after the date such Lender becomes a party to such Loan to the Borrower (or designates a new Lending Office), (d) any interest, additions to taxes or penalties with respect to the foregoing and (e) any withholding taxes imposed pursuant to FATCA.

“Facility” shall mean the credit facility provided in this Agreement for the making of Loans, and the provisions of this Agreement applicable thereto.

“Facility Percentage” shall mean, with respect to any Lender, a fraction (expressed as a percentage, carried out to the ninth (9th) decimal place), the numerator of which is the Commitment of such Lender at such time and the denominator of which is the aggregate Commitments of all Lenders. If the Commitments have terminated or expired, the Facility Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any subsequent assignments pursuant to Section 9.04. The initial Facility Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01(a) or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable. The Facility Percentage of each Lender shall be determined by the Administrative Agent and shall be conclusive absent manifest error.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Effective Rate” shall mean, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the NYFRB, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

“Field Examination” shall have the meaning assigned to such term in Section 5.07(d).

“Final Financing Order” shall mean, the order of the Bankruptcy Court entered in the Chapter 11 Case after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court, which order shall be in form and substance satisfactory to the Administrative Agent, and from which no appeal or motion to reconsider has been filed, together with all extensions, modifications and amendments thereto, in form and substance satisfactory to the Administrative Agent, which, among other matters but not by way of limitation, authorizes the Borrower to obtain credit, incur (or guaranty) the Obligations, and grant Liens under this Agreement and the other Loan Documents, as the case may be, and provides for the super-priority of the claims of the Administrative Agent and the Lenders.

“Final Order Entry Date” shall mean the date on which the Bankruptcy Court enters the Final Financing Order.

“Financial Advisor” shall mean Force-10 Partners LLC, as financial advisor to the Loan Parties or any other Person acceptable to the Administrative Agent.

“Financial Officer” shall mean, with respect to any Person, the Chief Financial Officer (or interim Chief Financial Officer), principal accounting officer, Treasurer, Assistant Treasurer or Controller of such Person.

“Financing Order” shall mean, as the context may require, the Interim Financing Order or the Final Financing Order, whichever is then applicable.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Flood Documentation” shall mean, with respect to each Mortgaged Property located in the United States or any territory thereof, (a) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination (together with a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the applicable Loan Party relating thereto), (b) a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 5.02(b) hereof and the applicable provisions of the Security Documents, each of which shall (i) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (ii) name the Administrative Agent, on behalf of the Secured Parties, as additional insured and loss payee/mortgagee, (iii) identify the address of each property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (iv) be otherwise in form and substance reasonably satisfactory to the Administrative Agent and each Regulated Lender Entity and sufficient to comply with Flood Insurance Laws, and (c) any other documents reasonably requested by any Regulated Lender Entity to the extent such documents are required for compliance by such Regulated Lender Entity with applicable Flood Insurance Laws.

“Flood Insurance Laws” shall mean, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and related legislation, (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (e) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” shall mean a rate of interest equal to 2.00%.

“Foreign Benefit Arrangement” shall mean any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by any Loan Party or any ERISA Affiliate.

“Foreign Lender” shall mean any Lender that is not a U.S. Person.

“Foreign Plan” shall mean each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by any Loan Party or any ERISA Affiliate.

“Foreign Plan Event” shall mean, with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by Applicable Law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of Applicable Law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States.

“GBRP” shall mean Gordon Brothers Retail Partners, LLC, a Delaware limited liability company.

“General Intangible” shall mean any “general intangible” as such term is defined in the UCC.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Guarantee” of or by any Person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness of any other Person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include (x) endorsements for collection or deposit, in either case in the ordinary course of business or (y) customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement. The amount of any Guarantee for purposes of clause (b) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Guarantors” shall mean, collectively, the Parent, Intermediate Holdings, the Subsidiary Guarantors and any other Loan Party (including the Borrower with respect to any Obligations of another Loan Party).

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents of any nature which are subject to regulation by any Governmental Authority or which would reasonably be likely to give rise to liability under any Environmental Law, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas.

“Holdings” shall mean a collective reference to the Parent and Intermediate Holdings, or, if Intermediate Holdings ceases to exist, shall mean the Parent.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet prepared in accordance with GAAP, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business and maturing within three hundred sixty-five (365) days after the incurrence thereof), to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (e) all Guarantees by such Person of Indebtedness of others, (f) all Capital Lease Obligations of such Person, (g) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Swap Agreements net of payments such Person would receive in the event of early termination on such date of determination, (h) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and (i) the principal component of all obligations of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof. The Indebtedness of the Borrower and the Subsidiaries shall exclude (i) accrued expenses and accounts and trade payables, (ii) liabilities under vendor agreements to the extent such indebtedness may be satisfied through non-cash means such as purchase volume earnings credits and (iii) reserves for deferred income taxes.

“Indemnified Taxes” shall mean (a) all Taxes (other than Excluded Taxes) and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Initial Loan” means a Loan made by a Lender to the Borrower on the Closing Date pursuant to Section 2.01(a).

“Insolvency Proceeding” shall mean any case or proceeding commenced by or against a Person under any state, federal, provincial, territorial or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, bankruptcy, debtor relief or debt adjustment law; (b) the appointment of a receiver, interim receiver, monitor, trustee, liquidator, administrator, conservator, custodian or other similar Person for such Person or any part of its Property, including, in the case of any Lender, the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity; or (c) an assignment for the benefit of creditors, and shall include the Chapter 11 Case.

“Insolvent” with respect to any Multiemployer Plan, shall mean the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Payment Date” shall mean (a) the first day following the end of each calendar month, and (b) the date of the maturity of the Facility (whether by acceleration or otherwise).

“Interest Period” shall mean, as to any SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending one month thereafter, as selected by the Borrower in its SOFR Loan Notice; provided that:

(a)           interest shall accrue at the applicable rate based upon Adjusted Term SOFR, from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires;

(b)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(c)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month that is one months after the date on which the Interest Period began, as applicable;

(d)           no Interest Period shall extend beyond the applicable Maturity Date of the Loans of which the Borrowing is a part; and

(e)           no tenor that has been removed from this definition pursuant to Section 2.14(b) shall be available for specification in any SOFR Loan Notice or conversion or continuation notice.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Intermediate Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Interim DIP Credit Agreement” shall mean the Senior Secured Super Priority Debtor-In-Possession Term Credit Agreement, dated as of February 16, 2023, among the Loan Parties party thereto, Cantor Fitzgerald Securities, as Administrative Agent and the Interim DIP Lenders.

“Interim DIP Facility” shall mean the term loan credit facility provided in connection with the Interim DIP Credit Agreement.

“Interim DIP Facility Obligations” shall mean the payment obligations of the Loan Parties under the Interim DIP Credit Agreement.

“Interim DIP Lenders” shall mean the “Lenders” under and as defined in the Interim DIP Credit Agreement.

“Interim Financing Order” shall mean the order of the Bankruptcy Court entered in the Chapter 11 Case after an interim hearing, substantially in the form attached hereto as Exhibit I and/or otherwise in form and substance satisfactory to the Administrative Agent, together with all extensions, modifications, and amendments thereto approved by the Administrative Agent, which, among other matters but not by way of limitation, authorizes, on an interim basis, the Borrower and the Loan Parties to execute and perform under the terms of this Agreement and the other Loan Documents.

“Inventory” shall have the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Advance Rate” shall mean 90.0%.

“Inventory Appraisal” shall have the meaning assigned to such term in Section 5.07(c).

“Inventory Reserves” shall mean, without duplication of any factors considered in the Appraised Value Percentage of Inventory and without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as may be established from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as may affect the market value of the Eligible Inventory. Without limiting the generality of the foregoing, Inventory Reserves may, in the Administrative Agent’s Permitted Discretion, include (but are not limited to) reserves based on: (a) obsolescence; (b) seasonality; (c) Shrink; (d) imbalance; (e) change in Inventory character; (f) change in Inventory composition; (g) change in Inventory mix; (h) mark-downs (both permanent and point of sale); (i) retail mark-ons and markups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events; and (j) out-of-date and/or expired Inventory.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“IRS” shall mean the United States Internal Revenue Service.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.24.

“Junior Lien” shall mean a Lien that is subordinated to the Liens securing the Obligations on terms satisfactory to the Administrative Agent.

“Landlord Lien Jurisdiction” shall mean any jurisdiction in which a landlord’s claim for rent or other amounts payable to the landlord for any leased premises may have priority over the Lien of Administrative Agent in any of the Collateral. As of the Closing Date, the Landlord Lien Jurisdictions are Washington, Virginia and Pennsylvania.

“Large Inventory Location” shall mean (a) any distribution center leased by any Borrowing Base Party or owned by any Borrowing Base Party but subject to any mortgage or deed of trust in favor of a third party, in each case, at which Inventory is located and (b) any warehouse storage facility of any Borrowing Base Party or owned by any Borrowing Base Party but subject to any mortgage or deed of trust in favor of a third party, in each case, at which Inventory is located and at which location of the type described in clause (a) or clause (b), as applicable, the Borrowing Base Parties have Inventory with a value (determined at Cost) in excess of $1.0 million.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time.

“Lead Arranger” shall mean 1903P.

“Lease” shall mean any agreement, whether written or oral, no matter how styled or structured, and all amendments, guaranties and other agreements relating thereto, to which a Loan Party or a Subsidiary is a party, pursuant to which a Loan Party or a Subsidiary is entitled to the use or occupancy of any Real Property for any period of time.

“Lender” shall mean each financial institution listed on Schedule 2.01(a) (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any Person that becomes a “Lender” hereunder in accordance with Section 9.04.

“Lender Group Consultants” shall have the meaning assigned to such term in Section 5.15(d).

“Lender Party” shall mean the Administrative Agent or any Lender.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“License Agreement” shall mean any agreement between a Loan Party and a Licensor (including any Brand License Agreement) pursuant to which such Loan Party is authorized to use any intellectual property in connection with the manufacturing, marketing, sale, or other distribution of any Inventory of such Loan Party.

“License Reserve” shall mean a reserve maintained against the Borrowing Base established by the Administrative Agent from time to time in its Permitted Discretion in respect of (a) the reasonably estimated aggregate amount of royalty payments and any other payments due under any License Agreement for the period equal to the liquidation period used to calculate the Appraised Value Percentage of the applicable Inventory that is subject to such License Agreement under the most recently completed Inventory Appraisal; provided, however, that such reserves under this clause (a) in respect of the royalty payments under any License Agreement shall not be maintained to the extent such royalty payments are factored into the determination of the Appraised Value Percentage of the Inventory that is subject to such License Agreement under the most recently completed Inventory Appraisal and (b) the aggregate amount of royalty payments and any other payments under any License Agreement outstanding past the applicable due date (after giving effect to any grace period) for such payments under such License Agreement.

“Licensor” shall mean any Person from whom any Loan Party obtains the right to use (whether on an exclusive or non-exclusive basis) any intellectual property in connection with such Loan Party’s manufacture, marketing, sale or other distribution of any Inventory.

“Licensor Consent Agreement” shall mean a licensor consent agreement entered into between a Licensor and the Administrative Agent governing the Administrative Agent’s rights and ability to use the intellectual property licensed pursuant to the relevant License, such agreement to be in form and substance and on terms and conditions acceptable to the Administrative Agent in its Permitted Discretion.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Lien Waiver” shall mean an agreement, in form reasonably satisfactory to the Administrative Agent, executed by, as the case may be, (a) a warehouseman, processor, bailee or other Person in possession of Collateral, or (b) any landlord of any premises leased by any Loan Party, pursuant to which, except as the Administrative Agent otherwise may agree, such Person (i) acknowledges the Administrative Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens on the Collateral held by such Person or located on such premises, (iii) agrees to provide the Administrative Agent with access to the Collateral held by such bailee or other Person or located in or on such premises for the purpose of conducting field exams, appraisals or a Liquidation, and (iv) makes such other agreements with the Administrative Agent as the Administrative Agent may reasonably require.

“Liquidation” shall mean the exercise by the Administrative Agent of those rights and remedies accorded to the Administrative Agent under the Loan Documents and Applicable Law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Administrative Agent, of any public, private or “going out of business” sale or other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“LLC” shall mean any Person that is a limited liability company under the laws of its jurisdiction of formation.

“Loan” shall have the meaning assigned to such term in Section 2.01(a).

“Loan Account” shall have the meaning assigned to such term in Section 2.09(b).

“Loan Cap” shall mean, at any time of determination, an amount equal to the lesser of (a) the aggregate amount of all Commitments at such time and (b) the Borrowing Base at such time.

“Loan Documents” shall mean, collectively, this Agreement, any Notes, the Security Documents, the ABL / Term Intercreditor Agreement, the ABL / Convertible Notes Intercreditor Agreement, each Compliance Certificate, each Borrowing Base Certificate, each Approved Budget, each Approved Budget Variance Report, any subordination agreement, and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, the Administrative Agent or any Lender, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Exposure” shall mean, with respect to any Lender, at any time of determination, the sum of (a) the Outstanding Amount of such Lender’s Loans at such time, and (b)  an amount equal to such Lender’s Facility Percentage of the aggregate principal amount of Protective Advances outstanding at such time.

“Loan Parties” shall mean Holdings, the Borrower, the Subsidiary Guarantors and any Parent Entity, in lieu of Holdings, that has executed and delivered an assumption agreement in substantially the form of Exhibit A to the Collateral Agreement and become a “Guarantor” and “Grantor” thereunder.

“Local Time” shall mean Dallas time.

“Margin Stock” shall mean margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect” shall mean a material adverse change in, or material adverse effect on (a) the business, assets, financial condition or results of operations, in each case of Holdings, the Borrower and the Subsidiaries, taken as a whole, (b) the validity or enforceability of the Loan Documents, (c) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (d) the Collateral, or the Administrative Agent’s Liens (on behalf of itself and other Secured Parties) on the Collateral or the priority of such Liens, or (e) the rights and remedies (taken as a whole) of the Administrative Agent and the Lenders under the Loan Documents. Notwithstanding the foregoing, (i) the filing and commencement of the Chapter 11 Case (and any defaults under Pre-Petition agreements, so long as the exercise of remedies as a result of such defaults are subject to the Automatic Stay or such agreements are voided or invalidated by the Bankruptcy Court), (ii) events and circumstances that customarily occur as a result of events leading up to and following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code and (iii) the incurrence of any Pre-Petition claim or liability that is unsecured and junior in priority to the Obligations (each of the foregoing clauses (i) through (iii), collectively, the “Events and Circumstances”), will, individually and collectively, each not be deemed to have a Material Adverse Effect.

“Material Agreement” shall mean (a) any Approved Sale Agreement, and (b) any other contract or agreement pursuant to which Holdings or its Subsidiaries is a party the breach or termination of which could reasonably be expected to result in a Material Adverse Effect or could otherwise impair, or be expected to impair, the Liquidation of the Collateral.

“Material Indebtedness” shall mean (a) the Term Loan Obligations, (b) the Convertible Note Obligations, and (c) any Indebtedness (other than the Obligations), of any one or more of Holdings and its Subsidiaries having an individual outstanding principal amount exceeding $1.0 million (including the amounts owing to all creditors under any combined or syndicated credit arrangement).

“Material Intellectual Property” shall mean any intellectual property that, individually or collectively, (a) is (i) necessary to the business of the Borrower and its Subsidiaries as currently conducted or (ii) is otherwise material to the business or operations of the Borrower and its Subsidiaries, taken as a whole, or (b) has a fair market value (as reasonably determined by the Borrower in good faith) in excess of $1.0 million, and in any event shall include any Brand License Agreement and any intellectual rights granted pursuant thereto.

“Maturity Date” shall mean the earliest to occur of: (a) June 30, 2023, (b) if the Final Financing Order is not entered within thirty-five (35) calendar days after the Closing Date (as such date may be extended in accordance with Schedule 5.17), then immediately thereafter, (c) upon entry of an order confirming any plan of reorganization under Section 1129 of the Bankruptcy Code; and (d) the closing of a sale of all or substantially all of the working capital assets of the Loan Parties pursuant to Section 363 of the Bankruptcy Code.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Mortgage” shall mean any mortgage, deed of trust or other agreement in form and substance reasonably satisfactory to the Administrative Agent, which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, on the applicable Real Property, including any amendment, restatement, modification or supplement thereto.

“Mortgageable Real Property” shall mean (a) any fee owned real property and related fixtures that is adjacent to, contiguous with or necessary or related to or used in connection with any real property then subject to a Mortgage in favor of the Administrative Agent, or (b) any other fee owned real property and related fixtures that either (i) has a fair market value in an amount equal to or greater than $1.0 million (or if an Event of Default has occurred and is continuing, then regardless of the fair market value of such real property and related fixtures), (ii) is subject to a Lien in favor of the Term Loan Agent to secure the Term Loan Obligations, or (iii) is subject to a Lien in favor of the Convertible Notes Collateral Agent to secure the Convertible Note Obligations. For the avoidance of doubt, no real property that is subject to the Sale Leaseback shall be “Mortgageable Real Property.”

“Mortgaged Properties” shall mean the fee owned real properties of the Loan Parties encumbered by a Mortgage pursuant to Section 5.09, if any.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six (6) plan years made or accrued an obligation to make contributions.

“Net Proceeds” shall mean, with respect to any Disposition of any asset by any Loan Party or any Subsidiary or any Casualty Event, proceeds (including, when received, any deferred or escrowed payments) actually received by any Loan Party or a Subsidiary in cash or cash equivalents from such Disposition or Casualty Event, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to any required repayment of Indebtedness secured by a Lien permitted by Section 6.02 that is senior to the Lien of the Administrative Agent securing the Obligations together with any applicable premium, penalty or breakage cost; (c) taxes arising Post-Petition due as a result of, or in connection with, such Disposition or Casualty Event; (d) reasonable reserves or escrows for indemnities and other contingent liabilities, until such reserves or escrows are no longer needed or required; and (e) other costs and expenses otherwise required to be paid pursuant to the Financing Order or another order of the Bankruptcy Court.

“1903P” shall mean 1903P Loan Agent, LLC and its successors.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Defaulting Lender” shall mean each Lender other than a Defaulting Lender.

“Note” shall mean a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit E, as each may be amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“NYFRB” shall mean the Federal Reserve Bank of New York.

“Obligations” shall mean all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, or Protective Advance, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Subsidiary thereof of any Insolvency Proceeding naming such Person as the debtor in such Insolvency Proceeding, regardless of whether such interest, fees costs, expenses and indemnities are allowed claims in such Insolvency Proceeding; provided that Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by any Loan Party or any of its Subsidiary to any Secured Party under any Loan Document, including commissions, charges, expenses, fees, indemnities and other amounts that accrue after the commencement by or against any Loan Party of any Insolvency Proceeding naming such Person as the debtor in such Insolvency Proceeding, regardless of whether such commissions, charges, expenses, fees, indemnities and other amounts are allowed claims in such Insolvency Proceeding and (b) the obligation of any Loan Party or any of its Subsidiaries to reimburse any amount in respect of any of the foregoing that any Secured Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary in accordance with, and to the extent permitted by, the Loan Documents. The term “Secured Obligations”, as used in any Loan Document, shall mean and refer to the Obligations.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Operating Account” shall mean the Borrower’s main operating Deposit Account (account no.: xxxxxx7526) held at Wells Fargo or any successor Deposit Account approved by the Administrative Agent.

“Other Taxes” shall mean any and all present or future stamp, court, intangible, recording, filing, documentary, excise, property or similar Taxes arising from any payment made hereunder or from the execution, delivery, performance or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto.

“Outstanding Amount” shall mean, with respect to the Loans on any date, the aggregate outstanding principal amount thereof (after giving effect to any borrowings and prepayments or repayments of Loans).

“Overadvance” shall mean any extension of credit (whether in the form of a Credit Extension, or advance made by the Administrative Agent) to the extent that, immediately after its having been made (or deemed made), the Aggregate Exposure exceeds the Loan Cap.

“Paid in Full” or “Payment in Full” shall mean:

(a)           the indefeasible payment in full in cash of the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of all or any of the Loans;

(b)           the indefeasible payment in full in cash of all accrued and unpaid fees;

(c)           the indefeasible payment in full in cash of all reimbursable expenses and of all other Obligations not otherwise addressed by clauses (a) through (b) above (other than obligations for taxes, indemnification, charges and other inchoate or contingent or reimbursable liabilities for which no claim or demand for payment has been made or, in the case of indemnification, no notice has been given (or, in each case, reasonably satisfactory arrangements have otherwise been made) and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon; and

(d)           the termination of all outstanding Commitments.

“Parent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Parent Entity” shall mean any of (a) Holdings and (b) any other Person of which Holdings is a Subsidiary.

“Participant” shall have the meaning assigned to such term in Section 9.04(g).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(g).

“Payment Recipient” shall have the meaning assigned to such term in Section 9.27(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” shall mean a certificate in form reasonably satisfactory to the Administrative Agent that provides information with respect to the Loan Parties and the Property of each Loan Party.

“Periodic Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR.”

“Permitted Discretion” shall mean a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset based lender) business judgment.

“Permitted Holders” shall means the Persons listed on Schedule 1.02.

“Permitted Sale” shall mean (a) a transaction or transactions, after the date of this Agreement, on terms and conditions acceptable to the Administrative Agent, combining the sale of all or substantially all of the Loan Parties’ Inventory and the permanent closing of all or a portion of the Loan Parties’ stores and other locations and the sale of all Collateral located therein through the retention by the Loan Parties of one or more Approved Liquidators, as approved by the Bankruptcy Court pursuant to the applicable provisions of the Bankruptcy Code, which transaction shall be in form and substance reasonably acceptable to the Administrative Agent; and (b) the sale of all or substantially all of the Loan Parties’ assets on terms and conditions acceptable to the Administrative Agent pursuant to Section 363 of the Bankruptcy Code pursuant to an asset purchase agreement in form and substance acceptable to Administrative Agent (the “363 Sale”), providing for, among other things, the receipt by Administrative Agent of net cash proceeds from the 363 Sale in an amount not less than the amount of all Obligations arising under or in connection with this Agreement.  In the case of clauses (a) and (b) above, all of the proceeds thereof (in an amount up to the outstanding balance of the Obligations) shall be paid to the Administrative Agent for the indefeasible payment in full of all Obligations owing by Loan Parties to the Administrative Agent and Lenders.

“Permitted Variance” shall have the meaning provided in Section 5.16(c).

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, individual or family trust, or other organization (whether or not a legal entity), or any government or any agency or political subdivision thereof.

“Petition Date” shall have the meaning assigned to such term in the preliminary statements hereto.

“Pier 1 License Agreement” shall mean that certain Trademark and Trade Dress License Agreement, dated as of September 20, 2022, pursuant to which Pier 1 Imports Online, Inc., a Delaware corporation (the “Pier 1 Licensor”) granted to the Loan Parties the right to use intellectual property necessary in connection with the manufacturing, marketing, sale or other distribution of any Pier-1 branded Inventory of each such Loan Party.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” shall mean 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” shall have the meaning assigned to such term in Section 5.04.

“Portal” shall have the meaning assigned to such term in Section 2.03(a).

“Post-Petition” shall mean the time period commencing immediately upon the filing of the Chapter 11 Case.

“Pre-Petition” shall mean the time period ending immediately prior to the filing of the Chapter 11 Case.

“Pre-Petition Convertible Note Documents” shall mean, collectively, (a) the Pre-Petition Convertible Note Purchase Agreement, (b) the Pre-Petition Convertible Notes, (c) any offering memorandum relating to the Pre-Petition Convertible Notes, (d) the Pre-Petition Convertible Note Security Documents, (e) the Guarantees in respect of the Pre-Petition Collateral Note Obligations and (f) the other documents, instruments or agreement entered into in connection with any of the foregoing, in each case, as the same may be amended, modified, supplemented or replaced in accordance therewith and the ABL / Convertible Notes Intercreditor Agreement.

“Pre-Petition Convertible Note Obligations” shall mean all Indebtedness and other obligations of the Loan Parties, which are incurred or owing under the Pre-Petition Convertible Note Documents, including all obligations in respect of the payment of principal, interest, fees, and indemnification obligations; provided that such Indebtedness and other obligations are subject to the ABL / Convertible Notes Intercreditor Agreement.

“Pre-Petition Convertible Note Purchase Agreement” shall mean that certain Pre-Petition Note Purchase Agreement, dated as of September 20, 2022, among the Parent, as issuer thereunder, the Pre-Petition Convertible Note Purchasers and the Pre-Petition Convertible Notes Collateral Agent, pursuant to which the Pre-Petition Convertible Notes have been issued.

“Pre-Petition Convertible Note Purchasers” shall mean the purchasers of the Pre-Petition Convertible Notes identified on “Schedule I” to the Pre-Petition Convertible Note Purchase Agreement.

“Pre-Petition Convertible Note Security Documents” shall mean, collectively, any security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements, guarantees, notes and any other documents or instruments now existing or entered into after September 20, 2022 that create or purport to create Liens on any assets or properties of any Loan Party to secure any Pre-Petition Convertible Note Obligations or under which rights or remedies with respect to such Liens are governed, as the same may be amended, modified, supplemented or replaced in accordance therewith and the ABL / Convertible Notes Intercreditor Agreement.

“Pre-Petition Convertible Notes” shall mean, collectively, (a) the Pre-Petition FILO C Convertible Notes, (b) the Pre-Petition Junior Secured Convertible Notes and (c) the Pre-Petition Management Junior Secured Convertible Notes.

“Pre-Petition Convertible Notes Collateral Agent” shall mean TASCR Ventures CA, LLC, a Delaware limited liability company, in its capacity as “Collateral Agent” under and as defined in the Pre-Petition Convertible Note Purchase Agreement and the other Pre-Petition Convertible Note Documents, together with its successors and permitted assigns in such capacities.

“Pre-Petition Credit Agreement” shall mean that certain Credit Agreement, dated as of May 9, 2022, among the Borrower, the Subsidiary Guarantors, Parent, Intermediate Holdings, the Pre-Petition Lenders, Wells Fargo Bank, National Association, as the Pre-Petition Administrative Agent and 1903P Loan Agent, LLC, as the Pre-Petition FILO B Documentation Agent, as amended, supplemented or otherwise modified prior to date hereof and in effect on the Petition Date.

“Pre-Petition FILO B Documentation Agent” shall mean the “FILO B Documentation Agent” under, and as defined in, the Pre-Petition Credit Agreement.

“Pre-Petition FILO B Obligations” shall mean all “FILO B Obligations” as such term is defined in the Pre-Petition Credit Agreement.

“Pre-Petition FILO B Lenders” shall mean the “FILO B Lenders” under, and as defined in, the Pre-Petition Credit Agreement.

“Pre-Petition FILO B Secured Parties” shall mean the “FILO B Secured Parties” under, and as defined in, the Pre-Petition Credit Agreement.

“Pre-Petition FILO C Convertible Notes” shall mean the 6.50% floating rate asset-based exchangeable notes issued pursuant to the Pre-Petition Convertible Note Purchase Agreement. As of the Petition Date, the aggregate outstanding principal amount of the Pre-Petition FILO C Convertible Notes was equal to approximately $7,742,479.

“Pre-Petition Indebtedness” shall mean Indebtedness of any Loan Party that was incurred or accrued Pre-Petition.

“Pre-Petition Junior Secured Convertible Notes” shall mean the 6.50% floating rate junior secured exchangeable notes issued pursuant to the Convertible Note Purchase Agreement. As of the Petition Date, the aggregate outstanding principal amount of the Junior Secured Convertible Notes was equal to approximately $17,570,000.

“Pre-Petition LC Obligations” shall mean the “LC Obligations” under and as defined in the Pre-Petition Credit Agreement.

“Pre-Petition Lenders” shall mean the “Lenders” from time to time party to the Pre-Petition Credit Agreement.

“Pre-Petition Management Junior Secured Convertible Notes” shall mean the 6.50% floating rate junior secured exchangeable notes issued to members of management of the Loan Parties pursuant to the Pre-Petition Convertible Note Purchase Agreement. As of the Petition Date, the aggregate outstanding principal amount of the Pre-Petition Management Junior Secured Convertible Notes was equal to approximately $3,087,500.

“Pre-Petition Obligations” shall mean all “Obligations” as such term is defined in the Pre-Petition Credit Agreement.

“Pre-Petition Revolving Obligations” shall mean all “Revolving Obligations” as such term is defined in the Pre-Petition Credit Agreement.

“Pre-Petition Term Loan Agent” shall mean Alter Domus (US) LLC, in its capacity as “Administrative Agent” under the Pre-Petition Term Loan Agreement and the other Pre-Petition Term Loan Documents, together with its successors and permitted assigns.

“Pre-Petition Term Loan Agreement” shall mean that certain Credit Agreement, dated as of December 31, 2020, by and among the Borrower, the Guarantors, the lenders party thereto and the Term Loan Agent, as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time prior to the Petition Date to the extent permitted under the ABL / Term Intercreditor Agreement.

“Pre-Petition Term Loan Documents” shall mean the “Loan Documents” as defined in the Pre-Petition Term Loan Agreement.

“Pre-Petition Term Loan Lenders” shall mean the “Lenders” under and as defined in the Pre-Petition Term Loan Agreement.

“Pre-Petition Term Loan Obligations” shall mean all obligations of the Loan Parties, which are incurred or owing under the Term Loan Documents, including all obligations in respect of the payment of principal, interest, fees, prepayment premiums and indemnification obligations; provided that such obligations are subject to the ABL / Term Intercreditor Agreement.

“Pre-Petition Term Loan Secured Parties” shall mean the Pre-Petition Term Loan Agent and the Pre-Petition Term Loan Lenders.

“Pre-Petition Term Loans” shall mean those term loans borrowed by the Borrower pursuant to the Pre-Petition Term Loan Agreement in the original aggregate principal amount of $25.0 million. As of the Petition Date, the outstanding principal amount of the Pre-Petition Term Loans was approximately $26,583,357.

“Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA and/or Section 4975(c) of the Code.

“Properly Contested” shall mean, with respect to any applicable obligation of, or claim against, a Loan Party or a Subsidiary (whether for the payment of taxes or otherwise), (a) such obligation or claim is subject to a bona fide dispute regarding amount thereof or such Person’s liability to pay such obligation or satisfy such claim; (b) such obligation or claim is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) the applicable Loan Parties or Subsidiaries shall have established appropriate reserves in accordance with GAAP with respect to such obligation or claim; (d) non-payment thereof could not be reasonably expected to have a Material Adverse Effect, nor result in forfeiture or sale of any assets of such Person; (e) no Lien is imposed on assets of such Person, unless bonded and stayed to the reasonable satisfaction of the Administrative Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review or subject to the Automatic Stay.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including cash, securities, accounts, contract rights and Equity Interests or other ownership interests of any Person), whether now in existence or owned or hereafter acquired.

“Proposed Action” shall have the meaning assigned to such term in Section 2.19(c).

“Protective Advance” shall mean any Credit Extension (including any such Credit Extension resulting in an Overadvance) made or deemed to exist by the Administrative Agent, in its discretion, which:

(a)           is made to:

(i)           maintain, protect or preserve the Collateral and/or the Loan Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Loan Parties; or

(ii)          enhance the likelihood of, or to maximize the amount of, repayment of any Obligation;

(iii)         pay any other amount chargeable to any Loan Party hereunder; and

(b)           advances described in clause (a) of this definition, together with all other Protective Advances then outstanding, shall not (i) exceed the greater of (A) five percent (5%) of the Borrowing Base at any time and (B) $5.0 million or (ii) unless a Liquidation is taking place, remain outstanding for more than forty-five (45) consecutive Business Days, unless in each case, the Required Lenders otherwise agree; provided, however, that the foregoing shall not result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances, and such Unintentional Overadvances shall not reduce the amount of Protective Advances allowed hereunder.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” shall have the meaning assigned to such term in Section 5.04.

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning assigned to such term in Section 9.21.

“Real Property” shall have the meaning assigned to such term in Section 3.07(c).

“Real Property Documents” shall mean, with respect to any real property, (a) a FIRREA compliant appraisal of such real property from appraisers engaged by the Administrative Agent, (b) Flood Documentation reasonably satisfactory to the Administrative Agent and each Regulated Lender Entity, (c) survey documentation reasonably satisfactory to the Administrative Agent, (d) a Title Insurance Policy, (e) opinions addressed to the Administrative Agent and the Lenders of (i) local counsel in each jurisdiction where the Mortgaged Property is located with respect to the enforceability of the Mortgages and other matters customarily included in such local law opinions and (ii) counsel for the Borrower regarding due authorization, execution and delivery of the Mortgages, in each case, in form and substance reasonably satisfactory to the Administrative Agent, (f) such other requirements or documents as may be reasonably requested by the Administrative Agent and Required Lenders and (g) any other documentation or confirmation required to be delivered or made pursuant to Section 5.09(f) and Section 5.09(g).

“Recovery” shall have the meaning assigned to such term in Section 7.06.

“Register” shall have the meaning assigned to such term in Section 9.04(e).

“Regulated Lender Entity” shall have the meaning assigned to such term in Section 5.09(f).

“Regulation D” shall mean Regulation D of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (i) such Lender, (ii) an Affiliate of such Lender or (iii) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment. “Released” shall have a meaning correlative thereto.

“Relevant Governmental Body” shall mean the Board or the NYFRB, or a committee officially endorsed or convened by the Board or the NYFRB, or any successor thereto.

“Remedies Notice Period” shall have the meaning assigned to the term “Remedies Notice Period” in the Financing Order.

“Rent and Charges Reserve” shall mean a reserve maintained against the Borrowing Base established by the Administrative Agent from time to time in its Permitted Discretion in respect of (a) all past due rent and other amounts due and owing by a Loan Party to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Eligible Inventory and could legally assert a Lien on any Inventory, excluding any amounts being contested in accordance with Section 5.03; and (b) at least equal to two (2) months’ rent and other periodic charges that would reasonably be expected to be payable to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person, unless such Person has executed a Lien Waiver; provided that this clause (b) shall only apply to Large Inventory Locations and to locations in jurisdictions that are Landlord Lien Jurisdictions.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Report” shall mean reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrower, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code), other than those events as to which the thirty (30)-day notice period referred to in Section 4043(c) of ERISA has been waived.

“Request for Credit Extension” shall mean, with respect to a Borrowing, conversion or continuation of Loans, a request by telephone (confirmed by fax) or SOFR Loan Notice.

“Required Lenders” shall mean, at any time of determination, those Lenders who collectively hold more than 50.0% of the Aggregate Commitments at such time (or if the Commitments shall have been terminated, the Aggregate Exposure at such time); provided that, if at any time there shall be two (2) or more Lenders that are Unaffiliated Lenders and Non-Defaulting Lenders, then Required Lenders shall include at least two (2) such Lenders that are Unaffiliated Lenders and Non-Defaulting Lenders. For purposes of calculating Required Lenders, the unused Commitments of, and the portion of the Aggregate Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Supermajority Lenders” shall mean, at any time of determination, those Lenders who collectively hold more than 66⅔% of the Aggregate Commitments at such time (or if the Commitments shall have been terminated, the Aggregate Exposure at such time); provided that, if at any time there shall be two (2) or more Lenders that are Unaffiliated Lenders and Non-Defaulting Lenders, the Required Supermajority Lenders shall include at least two (2) such Lenders that are Unaffiliated Lenders and Non-Defaulting Lenders. For purposes of calculating Required Supermajority Lenders, the unused Commitment of, and the portion of the Aggregate Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Supermajority Lenders.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” shall mean, with respect to any Person, any executive officer or Financial Officer of such Person or any of the other individuals designated in writing to the Administrative Agent by an existing Responsible Officer of such Person as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered pursuant to any Loan Document that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” shall have the meaning assigned to such term in Section 6.06; provided that, for the avoidance of doubt, the payment of royalty payments made pursuant to, and in accordance with, any Brand License Agreement shall not constitute a Restricted Payment.

“S&P” shall mean Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the or by the United Nations Security Council, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person directly or indirectly owned or controlled (individually or in the aggregate) by any such Person or Persons described in the foregoing clauses (a) or (b), clause (d) below or by any Sanctioned Country, or (d) any Person otherwise the subject, or target, of any Sanctions.

“Sanctions” shall mean individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by:  (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (e) any other Governmental Authority with jurisdiction over any Loan Party or any of their respective Subsidiaries or Affiliates.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Lenders and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 8.01(c).

“Securities Act” shall mean the Securities Act of 1933.

“Security Documents” shall mean the Collateral Agreement, the Mortgages, the Financing Order, and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Obligations, including all other security agreements, pledge agreements, mortgages, deeds of trust, and Control Agreements now or hereafter executed by any Loan Party and delivered to the Administrative Agent.

“Settlement Date” shall have the meaning assigned to it in Section 2.18(g).

“Shrink” shall mean Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” shall mean a Loan that bears interest at a rate determined by reference to Adjusted Term SOFR (other than pursuant to clause (c) of the definition of “Base Rate”).

“SOFR Loan Notice” means a notice, substantially in the form of Exhibit D, for a Borrowing or continuation pursuant to Section 2.02 or Section 2.07.

“Statutory Committee” means any official committee of unsecured creditors in the Chapter 11 Case pursuant to Section 1102 of the Bankruptcy Code.

“Subordinated Indebtedness” shall mean any unsecured Indebtedness of the Borrower or any Subsidiary that is expressly subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(d).

“Subsidiary” shall mean any direct or indirect subsidiary of the Borrower or a Loan Party, as applicable.

“subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by the parent and/or one or more subsidiaries of the parent.

“Subsidiary Guarantor” shall mean each Loan Party other than Holdings and the Borrower. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, in no event shall Tuesday Morning Cares, a Texas not-for profit entity, be or be required to become a Subsidiary Guarantor.

“Supply Agreement” shall mean that certain Program Inventory Supply Agreement, dated as of July 8, 2022, entered into by and among GBRP, as “Program Agent” (the “Program Agent”) and certain of the Loan Parties as consignee.

“Supply Agreement Reserve” shall mean a reserve maintained against the Borrowing Base established by the Administrative Agent from time to time in its Permitted Discretion in respect of (a) all past due amounts due and owing by a Loan Party to Program Agent under the Supply Agreement and (b) amounts that could reasonably be expected to be payable to Program Agent under the Supply Agreement in the ordinary course or any “program fee” which could become due and payable upon termination or expiration of the Supply Agreement (excluding in all events amounts required to be paid to the Program Agent for the purchase of the program inventory being purchased by the Loan Parties as a result of a termination or expiration of the Supply Agreement.)

“Supported QFC” shall have the meaning assigned to such term in Section 9.21.

“Swap Agreement” shall mean any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act and any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one (1) or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or other employee benefit plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management or consultants of Holdings, the Borrower or any of their Subsidiaries shall be a Swap Agreement.

“Swap Obligation” shall mean, with respect to any Person, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Tax and Trust Funds” shall mean cash, cash equivalents or other assets comprised solely of (a) funds used for payroll and payroll taxes and other employee benefit payments to or for the benefit of such Loan Party’s employees in the current period (which may be monthly or quarterly, as applicable), (b) all taxes required to be collected, remitted or withheld in the current period (which may be monthly or quarterly, as applicable) (including, without limitation, federal and state withholding taxes (including the employer’s share thereof)) and (c) any other funds which any Loan Party holds in trust or as an escrow or fiduciary for another person (which is not an Affiliate of a Loan Party) in the ordinary course of business and in connection with a transaction or arrangement not prohibited under this Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges), assessments, fees or withholdings imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Term Loan Priority Collateral” shall have the meaning assigned such term in the ABL / Term Intercreditor Agreement.

“Term Loan Priority Collateral Account” shall mean a Deposit Account subject to the sole dominion and control of the Pre-Petition Term Loan Agent which holds solely identifiable proceeds of Term Loan Priority Collateral pending reinvestment or the application thereof to the Pre-Petition Term Loan Obligations in accordance with the Pre-Petition Term Loan Documents and the ABL / Term Intercreditor Agreement.

“Term SOFR” shall mean,

(a)           for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”), in each case, that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 4:00 p.m., Local Time, on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)           for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 4:00 p.m., Local Time, on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Adjustment” shall mean a percentage equal to 0.10% per annum.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“363 Sale” has the meaning set forth in the definition of “Permitted Sale” herein.

“Title Insurance Policy” shall mean a mortgagee’s loan policy, in form and substance reasonably satisfactory to the Administrative Agent, together with all endorsements reasonably requested by the Administrative Agent, issued by or on behalf of a title insurance company reasonably satisfactory to the Administrative Agent, insuring the Lien created by a Mortgage in an amount and on terms reasonably satisfactory to the Administrative Agent, delivered to the Administrative Agent.

“Transaction Costs” shall mean fees and expenses payable or otherwise borne by Holdings, any other Parent Entity, the Borrower and its Subsidiaries in connection with the Transactions described on clauses (a) of such term occurring on or about the Closing Date.

“Transactions” shall mean, collectively, the transactions to occur pursuant to the Loan Documents, including (a) the execution and delivery of the Loan Documents and the borrowings hereunder, (b) the repayment of the Pre-Petition Obligations, and (c) the payment of Transaction Costs.

“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include Adjusted Term SOFR and the Base Rate.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unaffiliated Lenders” means Lenders who are not Affiliates or Related Funds of one another.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided, further, that, if by reason of mandatory provisions of law, priority perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the state of New York, “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such priority, perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“Unintentional Overadvance” shall mean an Overadvance which, to the Administrative Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Secured Parties, including (a) a reduction in the Appraised Value Percentage, (b) components of the Borrowing Base on any date thereafter being deemed ineligible, (c) the imposition of, or increase in, the Availability Reserve or a reduction in advance rates after the funding of any Loan or advance, (d) the return of uncollected checks or other items of payment applied to the reduction of Loans or other similar involuntary or unintentional actions, or (e) any misrepresentation by the Loan Parties.

“United States” and “U.S.” shall mean the United States of America.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided that for purposes of notice requirements in Section 2.03 or Section 2.07, such day is also a Business Day.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” shall have the meaning assigned to such term in Section 9.21.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.17(e)(ii)(B)(3).

“U.S. Trustee” shall mean the United State Trustee applicable to the Chapter 11 Case.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Adequate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).

“Wells Fargo” shall mean Wells Fargo Bank, National Association and its successors.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02           Terms Generally.

(a)           The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, the Loan Documents in which the reference appears unless the context shall otherwise require.

(b)           Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document or other document, agreement or instrument (including any by-laws, limited partnership agreement, limited liability company agreement, articles of incorporation, certificate of limited partnership or certificate of formation, as the case may be) shall mean such Loan Document, agreement or instrument as amended, restated, amended and restated, supplemented, otherwise modified, replaced, renewed, extended or refinanced from time to time and any reference in this Agreement to any Person shall include a reference to such Person’s permitted assigns and successors-in-interest.

Section 1.03           Accounting Terms.

(a)           Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided further that if an amendment is requested by the Borrower or the Required Lenders, then the Borrower and the Administrative Agent shall negotiate in good faith to enter into an amendment of such affected provisions (without the payment of any amendment or similar fees to the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof subject to the approval of the Required Lenders (not to be unreasonably withheld, conditioned or delayed); provided further that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b)           Notwithstanding anything to the contrary contained in Section 1.0(a) or the definition of Capital Lease Obligations, only those leases (assuming for purposes hereof that such leases were in existence prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)”) that would have constituted capital or capitalized leases or financing leases (and, for the avoidance of doubt, Capital Lease Obligations) in conformity with GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842), shall be considered capital or capitalized leases or financing leases (and, for the avoidance of doubt, Capital Lease Obligations) for all purposes under this Agreement (other than for purposes of Sections 5.04(a), (b) or (c)) and the other Loan Document, and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith (provided that all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement shall contain a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)).

(c)           It is understood that from and after the February 25, 2022, Holdings and its Subsidiaries have and will continue to utilize a 5-4-4 reporting period method of accounting with a fiscal year ending on the Saturday closest to June 30th of each calendar year. The fiscal year of Holdings and its Subsidiaries is divided into four quarters of 13 weeks, each beginning on a Sunday and containing one five-week “month” followed by two 4-week “months.” An additional week is included in the fourth fiscal quarter approximately every five years to realign fiscal quarters with calendar quarters. Each fiscal quarter and fiscal year of Holdings ending after the Closing Date shall commence and end as set forth on Schedule 1.03.

Section 1.04           Rounding. Except as otherwise expressly provided herein, any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one (1) place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.05           Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day (other than as described in the definition of Interest Period), the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 1.06           [Reserved].

Section 1.07           References to Laws. Unless otherwise expressly provided herein, references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

Section 1.08           [Reserved].

Section 1.09           Interest Rates. Notwithstanding anything to the contrary herein (including in Article II) or in any other Loan Document, during the term of this Agreement, all Loans hereunder shall be made and continued as Base Rate Loans. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.14(b), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.10           [Reserved].

Section 1.11           Divisions. For all purposes under the Loan Documents, in connection with any Division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time. Any reference in any Loan Document to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division of or by any Person, or an allocation of assets to a series of Persons (or the unwinding of such a Division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person.

Section 1.12           Cashless Settlement. Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

ARTICLE II

The Credits

Section 2.01           Facilities.

(a)           Loans. Subject to the terms and conditions set forth herein (including the conditions set forth in Article IV), each Lender severally agrees to make, (i) on the Closing Date, an Initial Loan to the Borrower in an amount equal to such Lender’s Commitment and (ii) loans to the Borrower (together with the Initial Loan, each such loan, a “Loan”), which Request for Credit Extension for any such Loan may be made only on the Wednesday of any week from and after the Closing Date through the Maturity Date, in an aggregate amount not to exceed such Lender’s Commitment; provided that, in each case, after giving effect to any such Loans, each of the applicable Credit Extension Conditions shall be satisfied. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, Loans may be repaid and reborrowed as provided herein.

Section 2.02           Loans and Borrowings.

(a)           Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by such Lender shall not relieve any other Lender of its obligations hereunder.

(b)           [Reserved].

(c)           [Reserved].

(d)           Subject to Section 2.14, each Borrowing shall be comprised entirely of SOFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that, any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(e)           Without the consent of the Administrative Agent, after giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to SOFR Loans.

Section 2.03           Requests for Borrowings and Notices.

(a)           Each request for a Loan shall be made pursuant to the Borrower’s submission of a borrowing request in writing and containing the information required by Section 2.03(b), which must be received by the Administrative Agent not later than 12:00 p.m., Local Time, one (1) Business Day prior to the requested date of any such Loan.

(b)           Each Request for Credit Extension with respect to a Loan shall specify the following information in compliance with Section 2.02:

(i)           the aggregate amount of the requested Borrowing;

(ii)          the date of such Borrowing, which shall be a Business Day;

(iii)         the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(iv)         the location and number of the Borrower’s account to which funds are to be disbursed.

If no Interest Period is specified with respect to any requested Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration with respect to such Borrowing. Promptly following receipt of a Request for Credit Extension in accordance with this Section 2.03, the Administrative Agent shall advise each Appropriate Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(c)           The Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Facility Percentage of the applicable Loans. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m., Local Time, on the Business Day specified in the applicable notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Administrative Agent shall use reasonable efforts to make all funds so received available to the Borrower in like funds by no later than 4:00 p.m., Local Time, on the day of receipt by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(d)           The Administrative Agent, without the request of the Borrower, may advance any interest, fee, service charge (including direct wire fees), expenses, or other payment to which any Secured Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby. The Administrative Agent shall advise the Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and the Borrower’s obligations under Section 2.11(b). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.03(d) shall bear interest at the interest rate then and thereafter applicable to Loans that are Base Rate Loans.

Section 2.04           [Reserved].

Section 2.05           [Reserved].

Section 2.06           Funding of Borrowings.

(a)           Each Lender shall make a Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make the proceeds of such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Request for Credit Extension.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the date of the Request for Credit Extension that such Lender will not make available to the Administrative Agent such Lender’s share of the Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower agrees to pay to the Administrative Agent (provided, that any such payment by the Borrower to the Administrative Agent is without prejudice to any claim the Borrower may have against such applicable Lender) forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Base Rate Loans under the applicable Facility. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07           [Reserved].

Section 2.08           Termination of Commitments. The Commitments shall terminate on the Maturity Date, unless sooner terminated in accordance with this Agreement.

Section 2.09           Evidence of Debt.

(a)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)           The Administrative Agent shall maintain accounts (collectively, the “Loan Account”) in which it shall record (i) the amount of each Loan made hereunder and Type thereof, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s Applicable Facility Percentage thereof.

(c)           The entries made in the accounts maintained pursuant to Section 2.09(a) or (b) shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement and, provided further that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(d)           Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) one or more Notes, which shall evidence such Lender’s Loans. Each Note shall be payable to the applicable Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and the Borrower. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one (1) or more Notes in such form.

Section 2.10           [Reserved].

Section 2.11           Repayment and Prepayment of Loans.

(a)           Repayment of Loans. The Borrower promises to repay to the Administrative Agent, for the ratable account of each Appropriate Lender, the aggregate unpaid principal amount of all Loans on the Maturity Date.

(b)           Mandatory Prepayments.

(i)           Excess Credit Extensions. To the extent that at any time the outstanding Aggregate Exposure exceeds the Loan Cap (other than as a result of a Protective Advance), the Borrower shall on the next Business Day pay to the Administrative Agent an amount equal to such excess which shall be applied to repay outstanding Loans.

(ii)           [Reserved].

(iii)          Dispositions and Casualty Events. Subject to the terms of the Financing Order, the Obligations, and, to the extent provided therefor in Section 7.03, the Obligations, shall be prepaid promptly (and in any event within one (1) Business Day) after (A) the consummation of any Disposition of assets of any Loan Party or any Subsidiary (other than any Disposition permitted pursuant to clauses (c), (b), (i), (j), (k) or (l) of Section 6.05), including, for the avoidance of doubt, pursuant to any Permitted Sale, and (ii) the receipt of Net Proceeds arising with respect to any Casualty Event, in each case, in an amount equal to 100% of the Net Proceeds of such Disposition or Casualty Event, with such Net Proceeds to be applied to the Obligations, all in accordance with Section 7.03. Upon the Administrative Agent’s request, the Borrower shall promptly deliver a detailed calculation of the Net Proceeds received by any Loan Party or Subsidiary in respect of any Disposition or Casualty Event, in form and substance reasonably satisfactory to the Administrative Agent.

(iv)         Protective Advances. Protective Advances shall be payable upon demand by the Administrative Agent.

(c)           [Reserved].

(d)           Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Loans in whole or in part, without a corresponding reduction in the Commitments and without premium or penalty subject to prior notice in accordance with Section 2.11(e) and, if applicable, payment of any break funding expenses required under Section 2.16.

(e)           Procedures for Optional Prepayments. The Borrower shall notify the Administrative Agent by telephone (confirmed by fax) of any prepayment under Section 2.11(d) not later than 12:00 p.m., Local Time, (i) in the case of prepayment of a SOFR Loans, three (3) U.S. Government Securities Business Days before the date of prepayment, or (ii) in the case of prepayment of a Base Rate Loans, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the date and amount of such prepayment, the Type(s) of Loans to be prepaid and, if SOFR Loans, the Interest Period(s) of such Loans; provided, that a notice of any prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other events, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise each Appropriate Lender of the receipt of each such notice, and of the amount of such Appropriate Lender’s Applicable Facility Percentage of such prepayment. Each partial prepayment of Loans (A) that are SOFR Loans shall be in minimum amount of $1,000,000 or an increment of $100,000 in excess thereof and (B) that are Base Rate Loans be in minimum amount of $500,000 or an increment of $100,000 in excess thereof. Each partial prepayment of Loans shall be applied ratably to the Loans included in the prepaid Borrowing. All prepayments of Loans shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) if applicable, break funding payments required pursuant to Section 2.16.

Section 2.12           [Reserved].

Section 2.13           Interest.

(a)           Rate of Interest. All Loans shall bear interest on the unpaid principal amount thereof from the date such Loans are made until, in all cases, such Loans are paid in full, except as otherwise provided in Section 2.13(b), as follows:

(i)            if a Base Rate Loan (and including, for this purpose, all Protective Advances), at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time and (B) the Applicable Margin for Base Rate Loans that are Loans; and

(ii)           if a SOFR Loan, at a rate per annum equal to the sum of (A) Adjusted Term SOFR determined for the applicable Interest Period and (B) the Applicable Margin for SOFR Loans in effect from time to time during such Interest Period.

(b)           Default Rate. Notwithstanding the foregoing, during the continuance of any Event of Default, the Borrower shall, effective upon notice from the Administrative Agent (which notice may be given by the Administrative Agent in its discretion shall be given upon instruction by the Required Lenders), pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the applicable Default Rate to the fullest extent permitted by Applicable Law; and

(c)            Interest Payments. Accrued interest on each Loan shall be payable in arrears in cash on each Interest Payment Date; provided that (A) interest accrued on the Obligations at the Default Rate pursuant to Section 2.13(b) or in respect of Protective Advances shall be payable on demand and (B) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d)           Computation of Interest. All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the “prime rate” pursuant to clause (d) of the definition of “Base Rate” shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or Adjusted Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(e)           Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.14           Alternate Rate of Interest.

(a)           Generally. Subject to Section 2.14(b), in in connection with any SOFR Loan,

(i)            the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR or Term SOFR, including for any Interest Period (and no Benchmark Transition Event shall have occurred at such time); or

(ii)           the Administrative Agent is advised by the Required Lenders that the Adjusted Term SOFR or Term SORF, including for any Interest Period, will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing, or, if applicable, for a Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, the obligation of the Lenders to make any SOFR Loan, and any right of any Borrower to convert any Loan or continue any Loan as a SOFR Loan, shall be suspended (to the extent of the affected SOFR Loans or, if applicable, the affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of any such notice, (A) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of (conversion to) Base Rate Loans in the amount specified therein, and (B) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period.

(b)           Benchmark Replacement Setting.

(i)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 4:00 p.m. (Local Time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from the Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.14(b) will occur prior to the applicable Benchmark Transition Start Date.

(ii)          Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)          Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(b)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14(b).

(iv)         Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)          Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans, and (B) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

Section 2.15           Increased Costs.

(a)           Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii)           subject any Lender Party to any Taxes (other than (A) Indemnified Taxes paid or payable under Section 2.17, (B) Other Taxes and (C) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender any other condition affecting this Agreement or SOFR Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Lender Party of making or maintaining any SOFR Loan (or any Base Rate Loan determined with reference to Adjusted Term SOFR, or in each case, of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or other Lender Party hereunder (whether of principal, interest or otherwise), then within thirty (30) days of receipt of a certificate of the type specified in Section 2.15(c), the Borrower will pay to such Lender or other Lender Party, as applicable, such additional amount or amounts as will compensate such Lender or other Lender Party, as applicable, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements. If any Lender determines that any Change in Law regarding capital requirements or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time within thirty (30) days of receipt of a certificate of the type specified in Section 2.15(c), the Borrower shall pay to such Lender, as applicable, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement. A certificate of a Lender Party setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender Party or its holding company, as applicable, as specified in Section 2.15(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error; provided that such certificate from each such Lender Party shall contain a certification to the Borrower that such Lender Party is generally requiring reimbursement for the relevant amounts from similarly situated borrowers under comparable syndicated credit facilities. The Borrower shall pay such Lender Party, as applicable, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d)           Delay in Requests. Promptly after any Lender Party has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender Party shall notify the Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than ninety (90) days prior to the date that such Lender, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety (90) day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16           Break Funding Payments. In the event of (a) the payment of any principal of any Loan constituting a SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Loan constituting a SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Loan constituting a SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

Section 2.17           Taxes.

(a)           Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction or withholding for any Taxes, except as required by Applicable Law; provided that if a Loan Party or other applicable withholding agent shall be required by Applicable Law (as determined in the good faith discretion of such Loan Party or other applicable withholding agent) to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by any Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)           In addition, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.

(c)           Each Loan Party shall indemnify the Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or payable by the Administrative Agent or such Lender, as applicable, on, or required to be withheld or deducted, with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability, prepared in good faith and delivered to such Loan Party by a Lender or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)         executed copies of IRS Form W-8ECI;

(3)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4)         to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one (1) or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)            If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or Lender and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.17(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17(f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other Person.

(g)           Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.17(g).

Section 2.18           Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16, or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent. Subject to Sections 2.18(g) and (h), the Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. All payments hereunder shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest and fees then due from the Borrower hereunder, such funds (except as otherwise provided in the Collateral Agreement with respect to the application of amounts realized from the Collateral) shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)           If (other than (x) any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Loans to any assignee or participant, including any assignee or participation that is a Loan Party or any of its Affiliates or (y) as otherwise expressly provided elsewhere herein, including, without limitation, as provided in or contemplated by Section 9.04(f)) any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.18(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f)            Each borrowing by the Borrower from the Lenders hereunder shall be made pro rata according to the respective Applicable Facility Percentages of the Appropriate Lenders.

(g)           The amount of each Lender’s Applicable Facility Percentage of outstanding Loans under each Facility shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Loans and repayments of Loans under such Facility received by the Administrative Agent as of 2:00 p.m., Local Time, on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.

(h)           The Administrative Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Appropriate Lender its Applicable Facility Percentage of repayments in respect of the applicable Facility, and (ii) each Appropriate Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of the Loans made by each Appropriate Lender shall be equal to such Lender’s Applicable Percentage of all Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 12:00 p.m., Local Time, on a Business Day, such transfers shall be made in immediately available funds no later than 2:00 p.m., Local Time, that day; and, if received after 12:00 p.m., Local Time, then no later than 2:00 p.m., Local Time, on the next Business Day. The obligation of each Appropriate Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

Section 2.19           Mitigation Obligations; Replacement of Lenders.

(a)           If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender or becomes an Affected Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (i) terminate the Commitments of such Lender and repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date or (ii) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, (iv) the Borrower shall be liable to such Lender under Section 2.16 if any Loan constituting a SOFR Loan owing to such Lender is repaid or purchased other than on the last day of the Interest Period relating thereto, (v) such assignment shall otherwise comply with Section 9.04 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) until such time as such Commitments are terminated, obligations are repaid or such assignment is consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.15 or Section 2.17, as the case may be. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower, the Administrative Agent or any Lender may have against any replaced Lender. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.19(b).

(c)           If, in connection with any proposed amendment, modification, change, waiver, discharge or termination of or to any of the provision of this Agreement and/or any other Loan Document (each, a “Proposed Action”), (i) the consent of any necessary Lender or Lenders is not obtained with respect to such Proposed Action (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”) and (ii) in the case of any Proposed Action requiring the consent of (A) all Lenders, all Lenders adversely affected thereby, or all Lenders affected thereby, as applicable, the Required Lenders shall have consented to such Proposed Action, (B) the Required Supermajority Lenders, each of the Required Lenders shall have consented to such Proposed Action, (C) all Lenders, each of the Required Lenders shall have consented thereto, or (D) any other group of Lenders, the consent of Lenders holding loans or commitments of such Loans or lesser group representing more than fifty percent (50.00%) of the sum of the total Loans and unused commitments of such Loans or lesser group at such time, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by (i) terminating the Commitments of such Lender and repaying all obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date or (ii) requiring such Non-Consenting Lender to assign (in accordance with and subject to the restrictions contained in Section 9.04) all or the affected portion of its Loans and its Commitments hereunder to one (1) or more assignees, provided that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, (c) the Borrower shall be liable to such Lender under Section 2.16 if any Loan constituting a SOFR Loan owing to such Lender is repaid or purchased other than on the last day of the Interest Period relating thereto, (d) such assignment shall otherwise comply with Section 9.04 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (e) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.19(c).

Section 2.20           Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund SOFR Loans (or Base Rate Loans determined with reference to Adjusted Term SOFR), or to determine or charge interest rates based upon the Term SOFR Reference Rate, Adjusted Term SOFR or SOFR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent (at which time such Lender shall be deemed an “Affected Lender”), any obligations of such Affected Lender to make or continue SOFR Loans (or Base Rate Loans determined with reference to Adjusted Term SOFR) or to convert Base Rate Loans to SOFR Loans shall be suspended until such Affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Affected Lender (with a copy to the Administrative Agent), convert all Borrowings of such Affected Lender to Base Rate Borrowings, on the last day of the applicable Interest Period, if such Affected Lender may lawfully continue to maintain such Borrowings to such day, or immediately, if such Affected Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.21           Defaulting Lenders.

(a)           Amendments. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except for any amendment, waiver or other modification that would otherwise require the consent of such Lender under Section 9.08(b)(ii)(A), (B) or (C), in which event the consent of such Defaulting Lender shall be required.

(b)           Reallocation of Facility Percentages. For purposes of determining the Lenders’ obligations to fund or acquire participations in Loans, the Administrative Agent may exclude the Commitments and Loans of any Defaulting Lender(s) from the calculation of the Facility Percentage and any Commitments of any such Defaulting Lender shall automatically be reallocated among the Non-Defaulting Lenders in accordance with their Facility Percentages up to an amount such that the Commitment of each Non-Defaulting Lender does not exceed its Commitments, so long as the conditions set forth in Section 4.02 are satisfied at the time of such reallocation.

(c)           Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of a Defaulting Lender that is a Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.06), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, [Reserved]; third, [Reserved]; fourth, to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent or the Borrower, to be held in a deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders that are Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Lender that is Defaulting Lender that are applied (or held) to pay amounts owed by such Defaulting Lender pursuant to this Section 2.21(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d)           Fees. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender.

(e)           [Reserved].

(f)            Cure. The Borrower and the Administrative Agent may agree in writing that a Lender is no longer a Defaulting Lender. At such time, the Applicable Facility Percentages shall be reallocated without exclusion of such Lender’s Commitments and Loans, and all outstanding Loans and other exposures under the Commitments shall be reallocated among the Lenders and settled by the Administrative Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Applicable Facility Percentages. Unless expressly agreed in writing by the Borrower and the Administrative Agent (each of which shall make such determination, in its sole discretion), no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund Loan or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender. No reallocation hereunder shall constitute a wavier or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

Section 2.22           [Reserved].

Section 2.23           [Reserved].

Section 2.24           Protective Advances. The Administrative Agent shall be authorized, in its discretion, following notice to and consultation with the Borrower, at any time, to make Protective Advances; provided that, the Aggregate Exposure shall not exceed the aggregate Commitments. Each Lender shall participate in each Protective Advance in an amount equal to its Facility Percentage. The Required Lenders may at any time revoke the Administrative Agent’s authority to make further Protective Advances under this Section 2.24 by written notice to the Administrative Agent. Absent such revocation, the Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. The Administrative Agent may use the proceeds of such Protective Advances to (a) protect, insure, maintain or realize upon any Collateral; or (b) defend or maintain the validity or priority of the Administrative Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien; provided that the Administrative Agent shall use reasonable efforts to notify the Borrower after paying any such amount or taking any such action and shall not make payment of any item that is being properly contested. Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Facility Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Facility Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. At any time that the conditions precedent set forth in Section 4.02 have been satisfied or waived, the Administrative Agent may request that the Lenders make a Loan to repay a Protective Advance. At any other time, the Administrative Agent may require the Lenders to fund their risk participations described above. A Protective Advance is for the account of the Borrower and shall accrue interest at the rate applicable to Loans that are Base Rate Loans.

ARTICLE III

Representations and Warranties

Each of Holdings (solely to the extent applicable to it) and each other Loan Party represents and warrants to the Administrative Agent, each of the Lenders that:

Section 3.01           Organization; Powers. Each of Loan Party and each of the Subsidiaries (a) is a limited partnership, limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business and in good standing in each jurisdiction where such qualification is required; except in each case referred to in this Section 3.01 (other than in clause (a) and clause (b), respectively, with respect to the Loan Parties), to the extent that failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.02           Authorization. Subject to any entry of any required orders of the Bankruptcy Court, including, without limitation, the entry of the Financing Order, the execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party, and the borrowings hereunder (a) have been duly authorized by all corporate, stockholder, limited partnership or limited liability company action required to be obtained by such Loan Party and (b) will not (i) violate (A) any provision of (x) any Applicable Law, or (y) of the certificate or articles of incorporation or other constitutive documents or by-laws of such Loan Party, (B) any order of any court or any rule, regulation or order of any Governmental Authority to which such Loan Party is subject or (C) any provision of any certificate of designation for preferred stock or Contractual Obligation to which such Loan Party is a party or by which any Loan Party or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such certificate of designation for preferred stock or Contractual Obligation, where any such conflict, violation, breach or default referred to in clause (b)(i)(A)(x), (b)(i)(B), (b)(i)(C) or (b)(ii) of this Section 3.02, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party, other than the Liens created by the Loan Documents and Liens permitted by Section 6.02.

Section 3.03           Enforceability. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, in each case, subject to the entry of the Financing Order and the terms thereof, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

Section 3.04           Governmental Approvals. Subject to the entry of the Financing Order, no action, consent or approval of, registration or filing with or any other action by any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Documents, (c) the perfection or maintenance of the Liens created under the Security Documents (including the priority thereof), (d) the consummation of the other Transactions or (e) the exercise by the Administrative Agent or any Lender of their rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents, except for (i) the filing of Uniform Commercial Code financing statements, (ii) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (iii) the recordation of Mortgages, and (iv) such as have been made or obtained and are in full force and effect.

Section 3.05           Financial Statements; Approved Budget.

(a)           All financial statements of the Borrower and its Subsidiaries that have been or may hereafter be delivered by any Loan Party to the Administrative Agent and/or the Lenders present fairly, in all material respects, the consolidated financial condition and results of operations and cash flows of the Borrower and its Subsidiaries as of the date(s) and for the period(s) thereof in accordance with GAAP, subject to, in the case of quarterly or monthly interim financial statements, normal year-end audit adjustments and the absence of footnotes.

(b)           No Loan Party or any Subsidiary has as of the Closing Date any Material Indebtedness or any material contingent liabilities, off-balance sheet liabilities or liabilities for Taxes, except as referred or reflected in the Approved Budget, the “first day” orders entered by the Bankruptcy Court, or in the financial statements of the Loan Parties or their Subsidiaries previously delivered to the Lenders.

(c)           The initial Approved Budget is attached to this Agreement as Annex A, which was furnished to the Administrative Agent on or prior to the Closing Date, and each subsequent Approved Budget delivered in accordance with Section 5.16, has been prepared by the Borrower (after consultation with the Financial Advisor) in good faith, with due care and based upon assumptions the Borrower believed to be reasonable assumptions on the date of delivery of the then-applicable Approved Budget. To the knowledge of the Borrower, as of the Closing Date, no facts exist that (individually or in the aggregate) would result in any material change in the Approved Budget.

Section 3.06           [Reserved].

Section 3.07           Title to Properties; Intellectual Property; Possession Under Leases.

(a)           Each of Loan Party and each of its Subsidiaries has good and insurable fee simple title to the Mortgaged Properties, if any, and good and insurable fee simple title to, or good and valid interests in easements or other limited property interests in, as applicable, all its other real properties and has good and valid title to its personal property and assets, in each case, free and clear of Liens except for defects in title that do not impair the value thereof in any material respect or interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and Liens expressly permitted by Section 6.02, and except where the failure to have such title or interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Each Loan Party and each of its Subsidiaries owns or possesses, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, trade names and copyrights and all licenses and rights with respect to the foregoing, reasonably necessary for the present conduct of its business, without any conflict (of which the Borrower has been notified in writing) with the rights of others, except where the failure to have such rights or where such conflicts and restrictions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the Closing Date, to the knowledge of the Loan Parties or any Subsidiary, the use of such trademarks, copyrights, patents, licenses and other intellectual property by each Loan Party and each Subsidiary does not infringe in any material respect upon the rights of any other Person, and each Loan Party’s and each Subsidiary’s rights thereto are not subject to any licensing agreement or similar arrangement except as set forth on Schedule 3.07(b).

(c)           As of the date of the Closing Date, Schedule 3.07(c) sets forth the address of each parcel of real property that is owned by any Loan Party and each material parcel of real property that is leased by any Loan Party (collectively, the “Real Property”). As of the Closing Date, to the knowledge of the Loan Parties, (i) each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, (ii) no Loan Party is in default under its material monetary obligations with respect to each of its leases and subleases, and (iii) there are no other material defaults with respect to any of such leases or subleases, subject to any applicable cure periods.

Section 3.08           Subsidiaries.

(a)           Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Subsidiary of Holdings and, as to each such Subsidiary, the percentage of each class of outstanding Equity Interests owned by Holdings or by any such Subsidiary.

(b)           As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than directors’ qualifying shares) of any nature relating to any Equity Interests of any Subsidiary.

Section 3.09           Litigation; Compliance with Laws.

(a)           There are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or to the knowledge of Holdings or the Borrower threatened in writing against, Holdings or the Borrower or any of the Subsidiaries or the Transactions or (ii) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Except to the extent non-performance thereof is expressly permitted by the Bankruptcy Code or authorize by an order of the Bankruptcy Court, none of the Loan Parties or their Subsidiaries or their respective properties or assets is in violation of any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws that are the subject of Section 3.16) or any restriction of record or agreement affecting any owned real property, including any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10           Investment Company Act. No Loan Party nor any Subsidiary thereof is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.11           Use of Proceeds. The proceeds of the Credit Extensions have been used and will be used, whether directly or indirectly, as set forth in Section 5.13.

Section 3.12           Federal Reserve Regulations.

(a)           No Loan Party nor any Subsidiary thereof is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)           No part of the proceeds of any Credit Extension will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

Section 3.13           Tax Returns.

(a)           Each Loan Party and its Subsidiaries has filed or caused to be filed all U.S. federal, state, local and non-U.S. Tax returns required to have been filed by it that are material to such companies, taken as a whole, and each such Tax return is true and correct in all material respects.

(b)           Each Loan Party and its Subsidiaries has timely paid or caused to be timely paid all Post-Petition Taxes shown to be due and payable by it on the returns referred to in Section 3.13(a) and all other material Post-Petition Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all such amounts due) (except for any such Taxes or assessments that are being Properly Contested, which Taxes, if not paid or adequately provided for, could, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect) except to the extent (i) not required to be paid by the Bankruptcy Court or (ii) payment thereof is excused pursuant to an order of the Bankruptcy Court.

(c)           With respect to each Loan Party and its Subsidiaries, no tax lien has been filed, and, to the knowledge of the Borrower and its Subsidiaries, no claim is being asserted, with respect to any such Post-Petition Taxes, in each case in an amount in excess of $250,000 in the aggregate for all such tax liens and claims.

Section 3.14           Disclosure.

(a)           The Loan Parties have disclosed to the Lenders all Material Agreements, instruments and corporate or other restrictions to which any Loan Party or any Subsidiary is subject, and all other matters known to it, that, , could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Perfection Certificate nor any of the other reports, financial statements, certificates or other information (other than information of a general economic or industry specific nature) furnished by or on behalf of any Loan Party or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Closing Date, as of the Closing Date.

(b)           As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement, if any, is true and correct in all material respects.

Section 3.15           Employee Benefit Plans.

(a)           Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each Loan Party and each ERISA Affiliate is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; and (ii) no ERISA Event has occurred or is reasonably expected to occur; the present value of all accumulated benefit obligations under each Plan (based on those assumptions used for purposes of Accounting Standards Codification No. 715: Compensation Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan allocable to such accrued benefits and the present value of all accrued benefit obligations of all underfunded Plans did not, as of the date of the most recent financial statements reflecting such amounts, exceed the value of the assets of all such underfunded Plans.

(b)           Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Foreign Plan Event has occurred.

Section 3.16           Environmental Matters. Except as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice of violation, request for information, order, complaint or assertion of penalty has been received by any Loan Party or any of the Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened which allege a violation of or liability under any Environmental Laws or concerning Hazardous Materials, in each case relating to the Borrower or any of the Subsidiaries, (ii) the Borrower and the Subsidiaries have all permits necessary for its operations to comply with all applicable Environmental Laws and is, and during the term of all applicable statutes of limitation, has been, in compliance with the terms of such permits and with all other applicable Environmental Laws, (iii) no Hazardous Material is located at any property currently or formerly owned, operated or leased by the Borrower or any of the Subsidiaries in quantities or concentrations that would reasonably be expected to give rise to any liability or obligation of the Borrower or any of the Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated by or on behalf of the Borrower or any of the Subsidiaries that has been transported to or Released at or from any location in a manner that would reasonably be expected to give rise to any liability or obligation of the Borrower or any of the Subsidiaries, and (iv) there is no agreement to which the Borrower or any of the Subsidiaries is a party in which the Borrower or any of the Subsidiaries has assumed or undertaken, or retained, responsibility for any known or reasonably likely liability or obligation arising under or relating to Environmental Laws.

Section 3.17           Security Documents.

(a)           Subject to entry of the Financing Order, the Security Documents (including the Financing Order) are effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. Upon entry of the Financing Order, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations, in each case to the extent security interests in such Collateral can be perfected by the execution of Control Agreements or the filing Uniform Commercial Code financing statements, as applicable, in each case prior and superior in right to any other Person (except for Liens expressly permitted by Section 6.02).

(b)           Subject to entry of the Financing Order, the Mortgages, if any, together with the Financing Order, shall be effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to any other Person (other than with respect to the rights of a Person pursuant to Liens expressly permitted by Section 6.02).

Section 3.18           [Reserved].

Section 3.19           Labor Matters. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or, to the knowledge of Holdings or the Borrower, threatened in writing against the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Applicable Law dealing with such matters; (c) all Persons treated as contractors by the Borrower and the Subsidiaries are properly categorized as such, and not as employees, under Applicable Law; and (d) all payments due from the Borrower or any of the Subsidiaries or for which any claim may be made against the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by GAAP. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which any Loan Party or any Subsidiary (or any predecessor) is a party or by which any Loan Party or any Subsidiary (or any predecessor) is bound.

Section 3.20           Insurance. Schedule 3.20 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of the Loan Parties or their Subsidiaries as of the Closing Date. The Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 3.21           Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.

(a)           To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) USA PATRIOT Act.

(b)           Each Loan Party and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(c)           Each Loan Party and its Subsidiaries, and to the knowledge of each such Loan Party, each of their directors, officers, employees and agents are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions in all material respects.

(d)           None of (i) any Loan Party or any Subsidiary or any of their respective directors, officers or employees, or (ii) to the knowledge of each Loan Party, any agent of any Loan Party or any Subsidiary, (A) is a Sanctioned Person, (B) has any assets located in Sanctioned Country or with a Sanctioned Person, or (C) derives revenues from investments in, or transactions with any Sanctioned Person or Sanctioned Country, in each case of clause (B) and (C), in violation of applicable Sanctions.

(e)           No proceeds of any Credit Extension will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Country, in each case, in violation of Sanctions or otherwise used in any manner that would result in a violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws by any Person (including any Secured Party or other individual or entity participating in any transaction).

Section 3.22           EEA Financial Institution. No Loan Party is an EEA Financial Institution.

Section 3.23           Plan Assets. None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Credit Extension, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 3.24           Common Enterprise. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from the credit extended by the Lenders to the Borrower hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Loan Party, and is in its best interest.

Section 3.25           Material Agreements. All Material Agreements to which any Loan Party or any Subsidiary is a party or is bound as of the date of this Agreement are listed on Schedule 3.25. Other than defaults under any Material Agreement arising as a result of the filing of the Chapter 11 Case or the exercise of any rights or remedies which respect to which are subject to the Automatic Stay, no Loan Party nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any Material Agreement to which it is a party; or (b) any agreement or instrument evidencing or governing any Material Indebtedness, in each case, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.26           Bankruptcy Matters.

(a)           The Chapter 11 Case was commenced on the Petition Date in accordance with Applicable Law and notice of (i) the motion seeking approval of the Loan Documents and the Interim Financing Order and the Final Financing Order, (ii) the hearing for the entry of the Interim Financing Order, and (iii) the hearing for the entry of the Final Financing Order in each case has been or will be given in accordance with Applicable Law and the Bankruptcy Rules. The Borrower shall give, on a timely basis as specified in the Financing Order, all notices required to be given to all parties specified in the Financing Order.

(b)           After the entry of the Interim Financing Order, and pursuant to and to the extent permitted in the Financing Order, the Obligations will constitute allowed administrative expense claims in the Chapter 11 Case having priority over all administrative expense claims and unsecured claims against the Loan Parties now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in Sections 105, 326, 328, 330, 331, 503(a), 503(b), 506(c) (after entry of the Final Financing Order), 507(a), 507(b), 546(c), 546(d), 726, 1114 or any other provision of the Bankruptcy Code or otherwise, as provided under Section 364(c)(l) of the Bankruptcy Code, subject to (i) the Carve-Out up to, at any date of determination, the amount of the Carve-Out Reserve and (ii) the priorities set forth in the Financing Order.

(c)           After the entry of the Interim Financing Order and pursuant to and to the extent permitted in the Financing Order, the Obligations will be secured by a valid and perfected first priority Lien on all of the ABL Priority Collateral and second priority Lien on all of the Term Loan Priority Collateral, subject, as to priority only, to (i) the Carve-Out up to, at any date of determination, the amount of the Carve-Out Reserve, and (ii) Liens arising by operation of law that would be permitted under Section 6.02.

(d)           The Interim Financing Order (with respect to the period on and after entry of the Interim Financing Order and prior to the Final Order Entry Date) and the Final Financing Order (with respect to the period on and after the Final Order Entry Date), as the case may be, is in full force and effect and has not been reversed, stayed (whether by statutory stay or otherwise), modified or amended.

(e)           Notwithstanding the provisions of Section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Financing Order, upon the maturity (whether by acceleration or otherwise) of any of the Obligations, the Credit Parties shall be entitled to immediate payment of such Obligations and to enforce the remedies provided for hereunder, under the other Loan Documents or under applicable law, without further application to or order by the Bankruptcy Court.

ARTICLE IV

Conditions Precedent

Section 4.01           Closing Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions are satisfied or waived:

(a)           Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto a counterpart of this Agreement signed on behalf of such party (which, subject to Section 9.13(b), may include any Electronic Signatures transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), and (ii) either (A) a counterpart of each other Loan Document signed on behalf of each party thereto or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page thereof) that each such party has signed a counterpart of such Loan Document.

(b)           Searches and Collateral Matters.

(i)            The Administrative Agent shall be satisfied that, subject to the Financing Order and terms thereof, the Loan Documents (including the Financing Order) shall be effective to create in favor of the Administrative Agent a legal, valid and enforceable security interest and Lien upon the Collateral, with the priority set forth in the Financing Order.

(ii)           Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02 to be prior to the Liens of the Administrative Agent in the applicable Collateral, shall have been filed, registered or recorded or immediately upon the effectiveness of this Agreement will be filed, registered or recorded by the Administrative Agent.

(c)           Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate, dated on or about the Closing Date, executed by a Financial Officer of the Borrower, (A) calculating the Borrowing Base as of February 25, 2023 and (B) reflecting Availability as of the Closing Date, after giving pro forma effect to all Credit Extensions to be made on the Closing Date.

(d)           Approved Budget. The Administrative Agent shall have received the initial Approved Budget.

(e)           Interim DIP Facility. There shall be no (i) repayment of principal in respect of the Interim DIP Facility, (ii) payment of any of fees arising under the Interim DIP Facility or (iii) order entered by the Bankruptcy Court requiring any such payment referred to in clauses (i) and (ii) above.

(f)            Bankruptcy Matters.

(i)            The Administrative Agent shall have received (A) duly executed copies of the engagement letters for the Borrower Consultants, which shall be on terms and conditions acceptable to the Administrative Agent and (B) evidence that the Loan Parties filed a motion with the Bankruptcy Court on the Closing Date seeking authorization to continue to retain the Borrower Consultants on terms satisfactory to the Administrative Agent.

(ii)           (A) The Bankruptcy Court shall have entered the Interim Financing Order and the Cash Management Order, in each case in form and substance acceptable to the Administrative Agent, and (B) none of such orders shall have been (1) stayed, vacated or reversed (in whole or in part) or (2) amended or modified other than with the consent of the Administrative Agent.

(iii)          (A) the Administrative Agent shall have received drafts of the “first day” pleadings for the Chapter 11 Case, in each case, in form and substance reasonably satisfactory to the Administrative Agent not later than a reasonable time in advance of the Closing Date for the Administrative Agent’s counsel to review and analyze the same; and (B) all motions, orders (including the “first day” orders) and other documents to be filed with and submitted to the Bankruptcy Court on the Closing Date shall be in form and substance reasonably satisfactory to the Administrative Agent, and the Bankruptcy Court shall have approved and entered all “first day” orders and orders submitted on the Closing Date.

(g)           Officer’s Closing Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the conditions precedent set forth in Sections 4.01(j), (k), (l), (m) are satisfied.

(h)           [Reserved].

(i)            [Reserved].

(j)            Absence of Defaults; Representations and Warranties. As of the Closing Date, and immediately after giving effect to any Borrowing, made on the Closing Date, and the application of the proceeds thereof,

(i)            no Default or Event of Default shall exist; and

(ii)           the representations and warranties of each Loan Party set forth in Article III of this Agreement or in any other Loan Document shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on the Closing Date (except for representations and warranties that expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as such earlier date).

(k)           Material Adverse Effect. Since the Petition Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expect to have a Material Adverse Effect.

(l)            No Orders or Injunctions. No orders, injunctions or pending litigation exists which could reasonably be expected to have a Material Adverse Effect or which challenges this Agreement or the Loan Documents or the transactions contemplated hereby or thereby.

(m)          Liabilities. Since the Petition Date, there has been no material increase in the liabilities, liquidated or contingent, of the Loan Parties and their Subsidiaries, taken as a whole.

(n)           Know Your Customer.

(i)            The Administrative Agent shall have received, at least five (5) days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(ii)           To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower, a Beneficial Ownership Certification in relation to the Borrower, shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(o)           Fees and Expenses. The Administrative Agent and each Lender shall have received all fees due and payable to the Administrative Agent or to any Lender pursuant to any Loan Document on or prior to the Closing Date and, to the extent invoiced at least one day prior to the Closing Date, and reimbursement or payment of all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable and documented (in summary format) out-of-pocket expenses (including reasonable and documented (in summary format) fees, charges and disbursements of Otterbourg P.C., counsel to the Administrative Agent and of Reed Smith, local counsel to the Administrative Agent) required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document.

(p)           Release. Pre-Petition FILO B Documentation Agent (and each of its Affiliates, including, for the avoidance of doubt, GBRP) and the Pre-Petition FILO B Lenders shall have received from the Loan Parties releases and discharges of claims and liabilities, in form and substance reasonably satisfactory to the Pre-Petition FILO B Documentation Agent and the Pre-Petition FILO B Lenders.

Without limiting the generality of the provisions of Section 8.06, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s Applicable Facility Percentage share of such Borrowing.

Section 4.02           Conditions Precedent to All Credit Extensions. The obligation of each Lender on any date (including the Closing Date) to honor any request for a Loan is subject to the satisfaction of each of the following conditions precedent:

(a)           Request for Credit Extension. The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements of this Agreement.

(b)           Absence of Defaults; Representations and Warranties. At the time of, and immediately after giving effect to, such Borrowing and the application of the proceeds thereof,

(i)            no Default or Event of Default shall exist; and

(ii)           the representations and warranties of each Loan Party set forth in Article III of this Agreement or in any other Loan Document shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on the date of, and upon giving effect to, such Credit Extension (except for representations and warranties that expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as such earlier date).

(c)           Credit Extension Conditions. After giving effect to the proposed Credit Extension and the application of the proceeds thereof, the applicable Credit Extension Conditions shall be satisfied.

Each Request for Credit Extension (other than a SOFR Loan Notice requesting only a continuation of SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty by the Borrower that the conditions specified in clauses (b), (c) and (d) of this Section 4.02 have been satisfied on and as of the date of the applicable Credit Extension. The conditions set forth in this Section 4.02 are for the sole benefit of the Secured Parties but until the Required Lenders otherwise direct the Administrative Agent to cease making Loans, the Lenders will fund their Facility Percentage of all Loans whenever made or issued, which are requested by the Borrower and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article IV, agreed to by the Administrative Agent; provided that the making of any such Loans shall not be deemed a modification or waiver by any Secured Party of the provisions of this Article IV on any future occasion or a waiver of any rights or the Secured Parties as a result of any such failure to comply.

ARTICLE V

Affirmative Covenants

Each of Holdings (solely as to Sections 5.01, 5.05 and 5.09 as applicable to Holdings) and the other Loan Parties covenants and agrees with the Administrative Agent and each Lender that until all of the Obligations have been Paid in Full, unless the Required Lenders shall otherwise consent in writing, the Loan Parties (and Holdings solely to the extent applicable to it) will, and the Loan Parties will cause each of their Subsidiaries to:

Section 5.01           Existence; Businesses and Properties.

(a)           Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except (i) where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (ii) as otherwise expressly permitted under Section 6.05.

(b)           Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto reasonably necessary to the normal conduct of the business of the Borrower and the Subsidiaries and (ii) at all times maintain and preserve all property reasonably necessary to the normal conduct of the business of the Borrower and the Subsidiaries and keep such property in satisfactory repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto in accordance with prudent industry practice (in each case except as expressly permitted by this Agreement).

Section 5.02           Insurance.

(a)           Maintain, with financially sound and reputable insurance companies having a financial strength rating of at least “A-” from A.M. Best & Co., insurance in such amounts and against such risks and such other hazards as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations. Each such policy of insurance shall (i) name the Administrative Agent, on behalf of Secured Parties as an additional insured thereunder as its interests may appear, to the extent customary for such type of insurance and (ii) in the case of each casualty insurance policy and marine cargo insurance policy, contain a lender’s loss payable clause and endorsement or such other customary endorsement, reasonably satisfactory in form and substance to the Administrative Agent, that names the Administrative Agent, on behalf of Lenders as the loss payee and mortgagee, if applicable, thereunder and to the extent available provides for at least thirty (30) days’ prior written notice to the Administrative Agent of any cancellation of such policy.

(b)           If any improved real property is included in the Collateral and the area in which the Premises (as defined in the Mortgages) are located is designated a special “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain and maintain with financially sound and reputable insurance companies such flood insurance in such reasonable amount as the Administrative Agent and the Lenders may from time to time reasonably require and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and promptly upon request of the Administrative Agent or any Lender, deliver to the Administrative Agent or such Lender, as applicable, evidence of such compliance in form and substance reasonably satisfactory to the Administrative Agent or such Lender, as applicable, including evidence of annual renewals of such flood insurance.

Section 5.03           Taxes. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, pay and discharge promptly when due all material Post-Petition Taxes, imposed upon it or upon its income or profits or in respect of its property, as well as all lawful Post-Petition claims which, if unpaid, might give rise to a Lien (other than a Lien permitted under Section 6.02) upon such properties or any part thereof, except to the extent not overdue by more than thirty (30) days or, if more than thirty (30) days overdue, is being Properly Contested; provided, however, that each Loan Party will, and will cause each Subsidiary to, remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.

Section 5.04           Financial Statements, Reports, Etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)           [reserved];

(b)           within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related statements of operations and cash flows, showing the financial position of Holdings and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be accompanied by customary management’s discussion and analysis and certified by a Financial Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes), supporting schedules reconciling such consolidated balance sheet and related statements of operations and cash flows with the consolidated financial position and results of operations of Holdings or the Borrower, as applicable, for the relevant period (it being understood that the delivery by the Borrower of quarterly reports on Form 10-Q of Holdings and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);

(c)           within thirty (30) days after the end of such fiscal month (other than any fiscal month that corresponds to the end of a fiscal quarter), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal month, and the related statements of operations and cash flows, showing the financial position of Holdings and its Subsidiaries as of the close of such month and the consolidated results of its operations during such month, all of which shall be in reasonable detail and certified by a Financial Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

(d)           concurrently with any delivery of financial statements under Section 5.04(b), a Compliance Certificate, certifying that no Default or Event of Default has occurred or, if such a Default or an Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(e)           promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings, the Borrower or any of its Subsidiaries with the SEC or any securities exchange, or distributed to its stockholders generally, as applicable and all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries;

(f)            [reserved];

(g)           promptly following a request therefor, all documentation and other information that the Administrative Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation;

(h)           [reserved];

(i)            promptly following reasonable request therefor from the Administrative Agent, copies of (i) any documents described in Sections 101(f) and/or (j) of ERISA with respect to any Plan, and/or (ii) any notices or documents described in Sections 101(f), (k) and/or (l) of ERISA requested with respect to any Multiemployer Plan; provided that, if any Loan Party or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Plan or Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Loan Party(ies) and/or the ERISA Affiliate(s) shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof;

(j)            promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any of its Subsidiaries, or compliance with the terms of any Loan Document, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender);

(k)           promptly, but in any event within three (3) Business Days after the furnishing, receipt or execution thereof, copies of (i) any amendment, waiver, consent or other written modification of the Pre-Petition Term Loan Agreement or any material amendment, waiver, consent or other written modification of any other Pre-Petition Term Loan Document, (ii) any notice of default or any notice related to the exercise of remedies under the Pre-Petition Term Loan Documents, and (iii) any other material notice, certificate or other information or document provided to, or received from, the Pre-Petition Term Loan Agent or the Pre-Petition Term Loan Secured Parties (in their capacities as such);

(l)            [reserved];

(m)          promptly, but in any event within five (5) Business Days after the furnishing, receipt or execution thereof, copies of (i) any termination, material amendment or other material written modification of any Material Agreement or any Material Indebtedness (other than the Pre-Petition Term Loan Obligations), and (ii) any notice of default or any notice related to the exercise of remedies with respect to any Material Indebtedness (other than the Pre-PetitionTerm Loan Obligations);

(n)           [reserved]; and

(o)           (i) as soon as practicable in advance of filing with the Bankruptcy Court or delivering to the Statutory Committee, if any, or to the U.S. Trustee, as the case may be, the Final Financing Order, all other material proposed orders and pleadings related to (x) the Chapter 11 Case (all of which must be in form and substance satisfactory to the Administrative Agent), (y) the Obligations, and/or (z) any Bankruptcy Milestones (all of which must be in form and substance satisfactory to the Administrative Agent) and (ii) substantially simultaneously with the filing with the Bankruptcy Court or delivering to the Statutory Committee, if any, or to the U.S. Trustee, as the case may be, monthly operating reports and all other notices, filings, motions, pleadings or other information concerning the financial condition of the Loan Parties and their Subsidiaries or the Chapter 11 Case that may be filed with the Bankruptcy Court or delivered to the Statutory Committee, if any, or to the U.S. Trustee.

Documents required to be delivered pursuant to Section 5.04(b), (c) or (e) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings or the Borrower (or a representative thereof) posts such documents (or provides a link thereto) at www.tuesdaymorning.com; provided that, other than with respect to items required to be delivered pursuant to Section 5.04(e), Holdings or the Borrower shall promptly notify (which notice may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents at www.tuesdaymorning.com and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; (ii) on which such documents are delivered by Holdings or the Borrower to the Administrative Agent for posting on behalf of Holdings and the Borrower on Internet or intranet website (or the Platform), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); (iii) on which such documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent); or (iv) with respect to any item required to be delivered pursuant to Section 5.04(e) in respect of information filed by Holdings or its applicable Parent Entity with any securities exchange or with the SEC or any analogous Governmental Authority or private regulatory authority with jurisdiction over matters relating to securities (other than Form 10-Q reports and Form 10-K reports), on which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority.

The Loan Parties hereby acknowledge that the Administrative Agent may make available materials or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) to the Lenders by posting the Borrower Materials on IntraLinks, SyndTrack or another similar secure electronic transmission system (the “Platform”). Each Loan Party further agrees that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized Administrative Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). The Administrative Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

Section 5.05          Notices of Material Events. Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof:

(a)           any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)           any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Borrower or any of their Subsidiaries would reasonably be expected to have a Material Adverse Effect;

(c)           the occurrence of any ERISA Event or Foreign Plan Event that, individually or together with all other ERISA Events or Foreign Plan Events that have occurred, would reasonably be expected to have a Material Adverse Effect;

(d)           the filing of any Lien for unpaid Post-Petition taxes in excess of $250,000;

(e)           any change in the Borrower’s chief executive officer or chief financial officer;

(f)           any discharge, resignation or withdrawal of the registered public accounting firm (provided that filing an applicable 8-K with the SEC shall satisfy any notice requirements under clause (e) above or this clause (f));

(g)           any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event, in each case involving assets with a fair market or book value in excess of $250,000;

(h)           any change in the information provided in the Beneficial Ownership Certification, if any, delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification;

(i)            any other development specific to Holdings, the Borrower or any of their Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect;

(j)            [reserved];

(k)           the occurrence of a breach or an “event of default” under, or termination of, any Brand License Agreement;

(l)            any change, amendment or modification of a Brand License Agreement, or any waiver or consent granted pursuant to a Brand License Agreement;

(m)          the receipt or delivery of any material notice (including, without limitation, any notice of any breach or alleged breach) under any asset purchase agreement or other contract relating to a Permitted Sale by any party thereto; and

(n)           the termination, discharge or resignation of any Borrower Consultant.

Each notice delivered under this Section 5.05 (i) shall be in writing and (ii) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and (if applicable) any action taken or proposed to be taken with respect thereto.

Section 5.06          Compliance with Laws. Except to the extent non-compliance is permitted under the Bankruptcy Code, (a) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.08, to laws related to Taxes, which are the subject of Section 5.03 or to matters addressed in Section 5.06(b)(ii) and (b) (i) maintain in effect and enforce policies and procedures designed to ensure compliance by each Loan Party and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions and (ii) comply with all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions in all material respects.

Section 5.07          Maintaining Records; Access to Properties and Inspections.

(a)           Maintain all financial records in a manner sufficient to permit the preparation of consolidated financial statements in accordance with GAAP.

(b)           Permit the Administrative Agent, subject (except when an Event of Default exists) to reasonable advance notice to, and reasonable coordination with, the Borrower and normal business hours, to visit and inspect the properties of the Loan Parties and their Subsidiaries, at the Borrower’s expense, inspect, audit and make extracts from any Loan Parties and their Subsidiaries corporate, financial or operating records, and discuss with their respective officers, employees, agents, advisors and independent accountants (subject to such accountants’ customary policies and procedures) the business, financial condition, assets and results of operations of any such Person (it being understood that a representative of the Borrower or any applicable Loan Party or Subsidiary is allowed to be present in any discussions with officers, employees, agent, advisors and independent accountants).

(c)           Permit an Acceptable Appraiser to conduct, and cooperate with such Acceptable Appraiser in connection with, appraisals or updates thereof of Inventory to be included in any Borrowing Base (each such appraisal or update thereto, an “Inventory Appraisal”) and in each twelve (12) month period (unless the Borrower otherwise requests that additional Inventory Appraisals be conducted in the relevant twelve (12) month period, as provided below), the Administrative Agent may cause to be conducted up to four (4) such Inventory Appraisals (at the expense of the Borrowers); provided that (i) if any Event of Default has occurred and is continuing, there shall be no limit on the number of such Inventory Appraisals that the Administrative Agent may cause to be conducted at the expense of Borrower, and (ii) the Administrative Agent, may cause to be conducted additional Inventory Appraisals during any relevant twelve (12) month period (at the Lenders’ own expense). In addition to the foregoing, the Borrower may request in writing to the Administrative Agent that additional Inventory Appraisals be conducted from time to time, each at the expense of the Borrower, in order to effect a change in the Appraised Value Percentage of any of the Eligible Inventory (and any such Inventory Appraisal shall not be considered for purposes of any limitation on Inventory Appraisals provided for herein).

(d)           Permit the Administrative Agent (or professionals selected and engaged by the Administrative Agent) to conduct, and cooperate with Administrative Agent or such professionals in connection with, field examinations of (i) the books and records relating to the Collateral and related financial information, in each case to ensure the adequacy of the Collateral included in the Borrowing Bases and of the Borrower’s practices in computing the Borrowing Bases and (ii) related reporting and control systems (each, a “Field Examination”), and in each twelve (12) month period, the Administrative Agent may conduct, or cause to be conducted, up to four (4) such Field Examinations (at the expense of the Borrower); provided that (A) if any Event of Default has occurred and is continuing, there shall be no limit on the number of such Field Examinations that the Administrative Agent may cause to be conducted (each at the expense of the Borrowers), and (B) the Administrative Agent may cause to be conducted additional Field Examinations during any relevant twelve (12) month period (at the Lenders’ own expense). In addition to the foregoing, the Borrower may request in writing to the Administrative Agent that additional Field Examinations be conducted from time to time, each at the expense of the Borrower, in order to evaluate and ensure the adequacy of the Collateral included in any Borrowing Base and related reporting and control systems (and any such Field Examination shall not be considered for purposes of any limitation on Field Examinations provided for herein). All such Field Examinations shall be commenced upon reasonable notice to the Borrower and performed during normal business hours of the Borrower.

(e)           Reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses (other than legal fees or costs and expenses which are covered under Section 9.05) of the Administrative Agent in connection with (i) Inventory Appraisals (subject to the limitations in Section 5.07(c)) and (ii) Field Examinations (subject to the limitations in Section 5.07(d)). Subject to and without limiting the foregoing, the Borrower specifically agrees to pay the Administrative Agent’s then standard charges for examination activities, including the standard charges of the Administrative Agent’s internal appraisal group (it being understood that this sentence shall not limit the Administrative Agent’s right to use third parties for such purposes). No such inspection or visit shall unduly interfere with the business or operations of the Borrower, nor result in any damage to the Property or other Collateral. Neither the Administrative Agent nor any Lender shall have any duty to the Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with the Borrower. The Borrower acknowledges that all inspections, appraisals and reports are prepared by the Administrative Agent and Lenders for their purposes, and the Borrower shall not be entitled to rely upon them.

Section 5.08          Compliance with Environmental Laws.

(a)           Comply, and make reasonable efforts to cause all lessees and other Persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws. This clause (a) shall be deemed not breached by a noncompliance with the foregoing if, upon learning of such noncompliance, the Borrower and any of its affected Subsidiaries promptly undertake reasonable efforts to eliminate such noncompliance, and such noncompliance and the elimination thereof, in the aggregate with any other noncompliance with any of the foregoing and the elimination thereof, could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, generate, use, treat, store, release, dispose of, and otherwise manage Hazardous Materials in a manner that would not reasonably be expected to result in a material liability to the Borrower or any of the Subsidiaries or to materially affect any Real Property; and take reasonable efforts to prevent any other Person from generating, using, treating, storing, releasing, disposing of, or otherwise managing Hazardous Materials in a manner that could reasonably be expected to result in a material liability to, or materially affect any Real Property.

Section 5.09          Further Assurances; Additional Guarantors; Mortgages.

(a)           Without limiting anything contained in this Section 5.09, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, financing statements, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any Applicable Law, or that the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure the perfection and priority of the Liens created or intended to be created by the Security Documents, all at the expense of the Loan Parties.

(b)           If any asset (other than real property or improvements thereto or any interest therein) that has an individual fair market value in an amount greater than $1.0 million (as reasonably estimated by the Borrower) is acquired by Holdings, the Borrower or any Subsidiary Guarantor after the Closing Date or owned by an entity at the time it becomes a Subsidiary Guarantor (including as the result of a Division) (in each case other than assets constituting Collateral under a Security Document that become subject to a perfected Lien in favor of the Administrative Agent under such Security Document upon acquisition thereof or any Excluded Asset), cause such asset to be subjected to a perfected Lien securing the Obligations and take, and cause the applicable Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in Section 5.09(a), all at the expense of the Loan Parties, subject to Section 5.09(f).

(c)           Within sixty (60) days following the Administrative Agent’s written request, grant and cause each of the Subsidiary Guarantors to grant to the Administrative Agent (or, if the Administrative Agent shall so direct, a collateral agent, sub-agent or similar agent) security interests and mortgages in the Mortgageable Real Property of the Borrower or any such Subsidiary Guarantors specified in such request pursuant to Mortgages reasonably satisfactory to the Administrative Agent and constituting valid and enforceable Liens subject to no other Liens except as are permitted by Section 6.02. With respect to each such Mortgage, the Borrower shall deliver (at its expense) to the Administrative Agent contemporaneously therewith all Real Property Documents requested by the Administrative Agent, other than those Real Property Documents which are to be obtained (at the Borrower’s expense) by the Administrative Agent.

(d)           If any additional Subsidiary is formed or acquired after the Closing Date (including as the result of a Division), concurrently with the formation or acquisition thereof, notify the Administrative Agent and the Lenders thereof and, within ten (10) Business Days after such date (or such longer period as the Administrative Agent shall agree), cause such Subsidiary to become a Subsidiary Guarantor by delivering a supplement to the Collateral Agreement, in the form specified therein, duly executed on behalf of such Subsidiary. Upon execution and delivery thereof, each such Person (x) shall automatically become a Subsidiary Guarantor under the Loan Documents and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (y) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, in any property of such Loan Party which constitutes Collateral. In connection therewith, the Administrative Agent shall have received all documentation and other information regarding such newly formed or acquired Subsidiary as may be required to comply with the applicable “know your customer” rules and regulations, including the USA PATRIOT Act and, if applicable, the Beneficial Ownership Regulation (it being understood and agreed that the Administrative Agent shall not accept delivery of any joinder to any Loan Document with respect to any Subsidiary of any Loan Party that is not a Loan Party, unless the Administrative Agent has completed its USA PATRIOT ACT searches, OFAC/PEP searches and customary individual background checks for such Subsidiary, the results of which shall be satisfactory to the Administrative Agent).

(e)           (i) Furnish to the Administrative Agent promptly (and in any event within five (5) Business Days or such later date as the Administrative Agent may agree in its sole discretion) written notice of any change in (A) any Loan Party’s corporate or organization name, (B) any Loan Party’s organizational form or (C) any Loan Party’s organizational identification number; provided that neither Holdings nor the Borrower shall effect or permit any such change unless all filings have been made, or will have been made within any applicable statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(f)            To the extent any improved real property is to be included in the Collateral, each Loan Party will, and will cause each Subsidiary to, execute and/or deliver, as applicable, such other documents as the Administrative Agent may reasonably request on behalf of any Lender that is a regulated financial institution or any Affiliate of such a Lender (each, a “Regulated Lender Entity”), in each case, to the extent such other documents are required for compliance by such Regulated Lender Entity with Applicable Law with respect to flood insurance diligence, documentation and coverage under all applicable Flood Insurance Laws. Prior to signing by the Loan Parties of any mortgage or deed of trust to secure the Obligations, the applicable Loan Parties and the Administrative Agent shall have received and shall have provided each Regulated Lender Entity requesting the same a copy of the life of loan flood zone determination relative to the property to be subject to such mortgage or deed of trust delivered to the Administrative Agent and copies of the other documents required by any such Regulated Lender Entity as provided in the preceding sentence and the Administrative Agent shall have received confirmation from each Regulated Lender Entity that flood insurance due diligence and flood insurance compliance has been satisfactorily completed by such Regulated Lender Entity (such confirmation not to be unreasonably withheld, conditioned or delayed, and shall be delivered promptly upon such completion by the applicable Regulated Lender Entity).

(g)          At any time that any improved real property constitutes Collateral, no modification of a Loan Document shall increase any Regulated Lender Entity’s Commitment or extend the scheduled maturity as to any Loan or Commitment any Regulated Lender Entity hereunder until the Administrative Agent shall have received confirmation from each such Regulated Lender Entity that flood insurance due diligence and flood insurance compliance has been satisfactorily completed by such Regulated Lender Entity (such confirmation not to be unreasonably withheld, conditioned or delayed, and shall be delivered promptly upon such completion by the applicable Regulated Lender Entity).

(h)           Notwithstanding anything to the contrary herein, the Administrative Agent’s Lien shall not attach to Excluded Deposit Accounts of the type described in clause (a) or (b) of the definition of “Excluded Deposit Accounts” and shall not be required to be perfected as to Excluded Deposit Accounts described in clause (c) of the definition of “Excluded Deposit Accounts”. The provisions of this Section 5.09 with respect to the granting and perfection of security interests need not be satisfied with respect to (i) Margin Stock or (ii) foreign intellectual property and any “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law (collectively, “Excluded Assets”).

Section 5.10          Fiscal Year; Accounting. In the case of Holdings and the Borrower, (i) unless the Administrative Agent otherwise consents in its sole discretion, cause each of its fiscal quarters and fiscal years to end on the date set forth for such fiscal quarter or fiscal year on Schedule 1.03 and (ii) prohibit any change to the accounting policies or reporting practices of the Loan Parties, except in accordance with GAAP.

Section 5.11          [Reserved].

Section 5.12          Collateral Monitoring and Reporting; Cash Management.

(a)           Borrowing Base Certificates. The Borrower shall deliver to the Administrative Agent (which will promptly furnish such information to the Lenders), weekly Borrowing Base Certificates not later than 12:00 p.m., Local Time, on Wednesday of each week prepared as of the close of business on Saturday of the previous week, which weekly Borrowing Base Certificates shall be in the form of Exhibit B unless otherwise reasonably agreed to by the Administrative Agent. All calculations of Availability in any Borrowing Base Certificate shall be made by the Borrower and certified by a Financial Officer of the Borrower; provided that the Administrative Agent may from time to time review and adjust any such calculation to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Carve-Out Reserve or the Availability Reserve.

(b)           Records and Reports. The Borrower shall keep accurate and complete records of its Accounts and Credit Card Receivables, including all payments and collections thereon, and Inventory, and shall submit to the Administrative Agent, on a weekly basis at the time of delivery of each Borrowing Base Certificate pursuant to Section 5.12(a), sales, collection and reconciliation reports, inventory mix reports for stores (which will not be required to be at store level detail) and distribution centers, reports as to the receipt of new inventory, sales and margin reports for the Loan Parties taken as a whole, reports of daily sales and comparable sales separated between go forward and closing stores, reports of inventory levels and gross margins (calculated on a weekly basis), and other reports requested by the Administrative Agent in its Permitted Discretion in form satisfactory to the Administrative Agent. The Borrower shall also provide to the Administrative Agent, on or before the 15th Business Day of each month, a listing by Credit Card Processor of all outstanding Credit Card Receivables as of the end of the preceding month.

(c)           Proceeds of Collateral. The Borrower shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts, Credit Card Receivables or otherwise relating to Collateral are made directly to a Deposit Account subject to a Control Agreement. If the Borrower receives cash or any check, draft or other item of payment payable to the Borrower with respect to any Collateral, it shall hold the same in trust for the Administrative Agent and promptly deposit the same into a Collateral Deposit Account subject to a Control Agreement.

(d)           Administration of Deposit Accounts; Control Agreements.

(i)             Schedule 5.12(d) sets forth (A) all Deposit Accounts (including Excluded Deposit Accounts), securities accounts (as defined in the UCC) and commodities accounts (as defined in the UCC) maintained by the Loan Parties, including all Collateral Deposit Accounts, as of the Closing Date and (B) a list describing all arrangements as of the Closing Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party. Each Loan Party shall be the sole account holder of each Deposit Account (other than Excluded Deposit Accounts) and shall not allow any other Person (other than the Administrative Agent and the Term Loan Agent (which shall have a first priority interest in only those Deposit Accounts that are exclusively maintained for and contain only the identifiable proceeds of Term Loan Priority Collateral)) to have control over a Deposit Account (other than Excluded Deposit Accounts) or any deposits therein. The Borrower (A) shall promptly notify the Administrative Agent of (x) any opening or closing of a Deposit Account (other than any Excluded Deposit Account) and (y) any Excluded Deposit Account ceasing to constitute an Excluded Deposit Account, and (B) shall not open any Deposit Accounts (other than any Excluded Deposit Accounts) at a depository bank not reasonably acceptable to the Administrative Agent.

(ii)            Within ten (10) Business Days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), each Loan Party shall execute and deliver to the Administrative Agent Control Agreements for each Deposit Account maintained by such Loan Party (other than Excluded Deposit Accounts).

(iii)           Within ten (10) Business Days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), deliver to the Administrative Agent copies of notifications (each, a “Credit Card Notification”), substantially in the form attached hereto as Exhibit G, which have been executed on behalf of such Loan Party and delivered to such Loan Party’s Credit Card Issuers and Credit Card Processors listed on Schedule 5.12(d), which Credit Card Notifications shall instruct each applicable Credit Card Processor or Credit Card Issuer to transfer all amounts owing by such Credit Card Processor or Credit Card Issuer directly to the Concentration Account as required by this Agreement.

(iv)           Before opening or replacing any Collateral Deposit Account or other Deposit Account (other than Excluded Deposit Accounts), each Loan Party shall cause each bank or financial institution in which it seeks to open a Collateral Deposit Account or other such Deposit Account, to enter into a Control Agreement with the Administrative Agent in order to (A) give the Administrative Agent Control of such Collateral Deposit Account or other Deposit Account and (B) provide for a daily sweep into the Agent Dominion Account or such other account as the Administrative Agent may direct of the collected and available balance in such Collateral Deposit Account or other Deposit Account (other than (x) amounts necessary to cover required account fees to be debited from such Deposit Account by the applicable depository bank with respect to such Deposit Account and, thereafter, and (y) an additional amount up to $5,000 that can be kept in each account for overdraft protection). In the case of Deposit Accounts maintained with Lenders, the terms of such Deposit Accounts shall be subject to the provisions of this Agreement regarding setoffs.

(v)            Each Loan Party shall cause each bank or other depository institution at which any Deposit Account (excluding for the avoidance of doubt, the Operating Account) is maintained for the collection of Accounts, sales revenue, payments by any Account Debtor, Credit Card Receivables and other cash receipts (each, a “Collateral Deposit Account”), which Collateral Deposit Accounts as of the Closing Date are identified as such on Schedule 5.12, to transfer to the Concentration Account by standing wire (or alternative funds transfer method), on a daily basis, the full amount of the collected and available balance in each such Deposit Account maintained by any Loan Party at the beginning of each Business Day (other than (x) amounts necessary to cover required account fees to be debited from such Deposit Account by the applicable depository bank with respect to such Deposit Account and, thereafter, and (y) an additional amount up to $5,000 that can be kept in each account for overdraft protection). Each Loan Party shall cause the bank or other depository institution at which the Operating Account is maintained to transfer to the Concentration Account by standing wire (or alternative funds transfer method), on Wednesday of each week (by no later than 12:00 p.m., Local Time), the full amount of the available balance in excess of $5,000,000 in the Operating Account. Each Loan Party irrevocably appoints the Administrative Agent as such Loan Party’s attorney-in-fact to collect such balances to the extent any such delivery is not so made. Collections which are received into the Concentration Account shall be transferred by standing wire (or alternative funds transfer method) on a daily basis to the Agent Dominion Account and applied in accordance with Section 7.03.

(vi)           Each Loan Party hereby acknowledges and agrees that (A) the funds on deposit in (1) the Concentration Account and (2) any other Collateral Deposit Account, the Operating Account or other Deposit Account subject to a Control Agreement shall, in each case, at all times constitute Collateral securing the Obligations and (B) such Loan Party shall have no right of withdrawal from the Concentration Account and the funds on deposit in (1) the Concentration Account or (2) any other Collateral Deposit Account or other Deposit Account subject to a Control Agreement that are not being transferred to the Concentration Account shall be transferred to the Agent Dominion Account for application to the Obligations as provided in this Agreement. In the event that any Loan Party receives or otherwise has dominion and control of any such proceeds or collections in contravention of the provisions of this Section 5.12(d) and Section 5.12(c), such proceeds and collections shall be held in trust by such Person for the Administrative Agent, shall not be commingled with any of such Person’s other funds or deposited in any account of such Person and shall promptly be deposited into the Concentration Account or dealt with in such other fashion as such Person may be instructed by the Administrative Agent.

(vii)          To the extent requested by the Administrative Agent, each Loan Party shall execute and deliver to the Administrative Agent Control Agreements for each of securities accounts and commodities accounts listed on Scheduled 5.12(d) as of the Closing Date. Each Loan Party will provide to the Administrative Agent a Control Agreement for each securities account and commodities account of such Loan Party promptly after the establishment or acquisition of any such account after the Closing Date and prior to transferring or depositing any funds or other assets therein.

Section 5.13          Use of Proceeds. Use the proceeds of any Credit Extensions strictly in accordance with the Approved Budget, subject to Permitted Variance, (a) on the Closing Date, to finance the payoff of the Pre-Petition Obligations (including the Pre-Petition Revolving Obligations and the Pre-Petition FILO B Obligations) and the cash collateralization of the Pre-Petition LC Obligations, (b) on the Closing Date, to make adequate protection cash payments of interest in to the Interim DIP Lenders as set forth in the Approved Budget, (c) for working capital needs and other general corporate purposes of the Borrower and its Subsidiaries, in each case to the extent expressly permitted under Applicable Law and the Loan Documents, (d) to pay fees, expenses, and costs incurred in connection with the Chapter 11 Case in accordance with the Approved Budget, as well as the payment of any adequate protection payments approved in the Financing Order, and (e) to fund the Carve-Out.

Section 5.14          [Reserved.]

Section 5.15          Borrower Consultants and Lender Group Consultants.

(a)           File motions with the Bankruptcy Court on the Closing Date seeking to continue to retain the Borrower Consultants that have been retained as of the Petition Date.

(b)           Continue to engage and retain the Borrower Consultants, and at the sole cost and expenses of the Borrower, pursuant to engagements on terms and conditions (including as to scope of engagement) acceptable the Administrative Agent. There shall be no modifications to the terms of the engagement of any Borrower Consultant without the prior written consent of the Administrative Agent.

(c)           Fully cooperate with the Borrower Consultants, including in connection with the preparation of the Approved Budget and other reporting or information required to be delivered pursuant to this Agreement or that is requested by the Administrative Agent or any Lender from time to time. The Loan Parties hereby (i) authorize the Administrative Agent (or their respective agents or advisors, including any Agent Professionals) to communicate directly with the Borrower Consultants regarding any and all matters related to the Loan Parties and their Affiliates, including all financial reports and projections developed, reviewed or verified by any of the Borrower Consultants and all additional information, reports and statements requested by the Administrative Agent or any Lender and (ii) authorize and direct each Borrower Consultant to provide the Administrative Agent (or their respective agents or advisors, including any Agent Professionals) with copies of reports and other information or materials prepared or reviewed by any such Borrower Consultant as the Administrative Agent or any Lender may request.

(d)           Each Loan Party acknowledges that the Administrative Agent shall be permitted to engage outside consultants and advisors (each, a “Lender Group Consultant” and collectively, the “Lender Group Consultants”) to provide advice, analysis and reporting for the sole benefit of the Administrative Agent and the other Secured Parties. Each Loan Party covenants and agrees that (i) such Loan Party and the Borrower Consultants shall fully cooperate with any Lender Group Consultant (including by providing unfettered access to such Loan Party’s business, books and records and senior management), (ii) all documented out-of-pocket costs and expenses of any such Lender Group Consultant shall be paid or reimbursed by the Borrower in accordance with Section 9.05(a); provided, however, that, prior to the occurrence of any Event of Default, the expenses of only one Lender Group Consultant, for the Secured Parties taken as a whole, shall be eligible for reimbursement pursuant to Section 9.05(a), and (iii) all reports, determinations and other written and verbal information provided by any Lender Group Consultant shall be confidential and no Loan Party shall be entitled to have access to any such reports, determinations or information.

(e)           From time to time upon reasonable advance notice and request of the Administrative Agent, conduct and cause the applicable Borrower Consultants (or other appropriate Loan Party professionals) to participate, together with financial officers of the Loan Parties, in status calls with the Administrative Agent and the Lenders to discuss (i) the Approved Budget or the Approved Budget Variance Reports and/or any other reports or information delivered pursuant to this Agreement, (ii) the financial operations and performance of the Loan Parties’ business, (iii) the status of any Permitted Sales and achievement of any Bankruptcy Milestones and/or (iv) such other matters relating to the Loan Parties and their business and operations as the Administrative Agent (or their respective agents or advisors, including any Agent Professionals) shall reasonably request.

Section 5.16          Approved Budget; Performance within Approved Budget.

(a)           The use of the Loans and other extensions of credit to the Loan Parties under this Agreement and the other Loan Documents and the use of “cash collateral” (as defined in Section 363(a) of the Bankruptcy Code) shall be limited in accordance with the Approved Budget (subject to the Permitted Variance) and Section 5.13.

(b)          The Approved Budget may be updated, modified or supplemented from time to time by the Borrower with the prior written consent of the Administrative Agent , and shall be updated from time to time upon the joint request of the Administrative Agent ; provided that, at the commencement of each successive four-week period following the Closing Date (commencing with the week of March 26, 2023), the Borrower shall submit an updated budget for the next successive thirteen-week period (it being understood that, unless otherwise agreed by the Administrative Agent, each updated budget shall only add projections for periods not previously covered by any Approved Budget and shall not modify any prior periods). Each such updated, modified or supplemented budget shall be approved by, and in form and substance satisfactory to, the Administrative Agent and no such updated, modified or supplemented budget shall be effective until so approved and once so approved shall be deemed an Approved Budget; provided that, in the event the Administrative Agent , on the one hand, and the Borrower, on the other hand, cannot (while acting in good faith) agree as to an updated, modified or supplemented budget, such disagreement shall give rise to an Event of Default hereunder once the period covered by the most recent Approved Budget has terminated. Each Approved Budget delivered to the Administrative Agent shall be accompanied by such supporting documentation as requested by the Administrative Agent. Each Approved Budget shall be prepared in good faith, with due care, and based upon assumptions which the Borrower believes to be reasonable.

(c)           Commencing on March 3, 2023 and at all times thereafter, the Loan Parties shall strictly perform in accordance with the Approved Budget, subject to the following (the “Permitted Variance”): (i) Actual Cash Receipts for any Cumulative Three-Week Period shall not be less than 90% of the Budgeted Cash Receipts for such Cumulative Three-Week Period, as set forth in the most recent Approved Budget; (ii) Actual Disbursement Amounts for any Cumulative Three-Week Period shall not be greater than 110% of Budgeted Disbursement Amounts for such Cumulative Three-Week Period, as set forth in the most recent Approved Budget; (iii) Actual Professional Fee Amounts for any Cumulative Three-Week Period shall not be greater than 110% of Budgeted Professional Fee Amounts for such Cumulative Three-Week Period, as set forth in the most recent Approved Budget; (iv) Actual New Inventory Receipts for any Cumulative Three-Week Period shall not be less than 85% of the Budgeted New Inventory Receipts for such Cumulative Three-Week Period, as set forth in the most recent Approved Budget; provided, that the first testing period under this clause (iv) shall be the Cumulative Three-Week Period ending on the fourth week following entry of the Interim Financing Order; and (v) Actual Eligible Inventory as of the end of the most recent week then ended shall not be less than 90% of the Budgeted Eligible Inventory for such period, as set forth in the most recent Approved Budget.

(d)           The Borrower shall deliver to the Administrative Agent , by not later than 12:00 p.m., Local Time, on Wednesday of each week (commencing with the first such day of the first full calendar week following the Petition Date) a Compliance Certificate, which shall, among other things, (i) certify as to whether a Default or Event of Default (including with respect to the covenants contained in Section 5.16(c)) has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) attach an Approved Budget Variance Report.

(e)           The Administrative Agent and the Lenders (i) may assume that the Loan Parties will comply with the Approved Budget, (ii) shall have no duty to monitor such compliance and (iii) shall not be obligated to pay (directly or indirectly from proceeds of Collateral) any unpaid expenses incurred or authorized to be incurred pursuant to any Approved Budget. The line items in the Approved Budget for payment the Obligations, including any expenses payable pursuant to Section 9.05, are estimates only, and the Loan Parties shall remain obligated to pay any and all Obligations in accordance with the terms of the Loan Documents and the Financing Order regardless of whether such amounts exceed such estimates.

Section 5.17          Bankruptcy Milestones.

(a)           Complete, or shall cause to be completed each of the actions set forth on Schedule 5.17 (collectively, the “Bankruptcy Milestones”), in each case, as such Bankruptcy Milestone may be extended pursuant to Schedule 5.17.

(b)           Provide the Administrative Agent with a status report and such other updated information relating to the achievement of any Bankruptcy Milestone as may be reasonably requested in writing by the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent.

Section 5.18          Leases.

(a)           Make all payments and perform, in all material respects, all other obligations in respect of all Leases as required by the Bankruptcy Court and otherwise in accordance with the Approved Budget (subject to the Permitted Variance);

(b)           Keep all Leases in full force and effect and not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled without the prior written consent of the Administrative Agent; and

(c)           Promptly notify the Administrative Agent of any material default by any party with respect to all Leases, and cooperate with the Administrative Agent in all respects to cure any such default;

in each case of clause (a), (b) and (c), other than (i) with respect to any Lease relating to a store location subject to a Permitted Sale after (x) the completion of the Permitted Sale at such location and (y) the effective date of the rejection of the applicable Lease, (ii) with respect to obligations arising prior to the Petition Date under Leases of real property to which any Loan Party or any of its Subsidiaries is a party, as a lessee, and (iii) as otherwise expressly permitted hereunder or under any applicable order of the Bankruptcy Court.

Section 5.19          Financing Order. Comply with the Financing Order, as then in effect, in all respects, and shall not seek any reversal, vacatur, stay, amendment or modification thereto, without the prior written consent of the Administrative Agent.

ARTICLE VI

Negative Covenants

Each of Holdings (solely as to Section 6.08(a)) and the other Loan Parties covenants and agrees with the Administrative Agent, each Lender that until the Obligations are Paid in Full, unless the Required Lenders shall otherwise consent in writing, the Loan Parties will not and will not permit any of their Subsidiaries to (and Holdings as to Section 6.08(a), will not):

Section 6.01           Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except, to the extent contemplated by the Approved Budget:

(a)           (i) Indebtedness of any Loan Party under the Loan Documents and (ii) to the extent set forth in the Financing Order, Indebtedness of any Loan Party under the Interim DIP Credit Agreement or the Pre-Petition Credit Agreement;

(b)           Indebtedness pursuant to Swap Agreements not incurred for speculative purposes;

(c)           Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, securing unemployment insurance and other social security laws or regulation, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other similar obligations to the Borrower or any Subsidiary;

(d)           Indebtedness of the Borrower owed to any Subsidiary and of any Subsidiary owed to the Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Subsidiary Guarantor owed to the Loan Parties is permitted under Section 6.04 and (ii) Indebtedness of the Borrower and of any other Loan Party owed to any Subsidiary that is not a Subsidiary Guarantor (“Subordinated Intercompany Debt”) shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(e)           Indebtedness in respect of bids, trade contracts (other than for debt for borrowed money), leases (other than Capital Lease Obligations), statutory obligations, surety, stay, customs and appeal bonds, performance, performance and completion and return of money bonds, government contracts, financial assurances and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business (including Indebtedness in respect of letters of credit, bank guarantees or similar instruments in lieu of such items to support the issuance thereof);

(f)            Indebtedness in respect of netting services, overdraft protection and similar arrangements, in each case, incurred in the ordinary course of business in connection with cash management and deposit accounts;

(g)           [reserved];

(h)           Capital Lease Obligations, mortgage financings and purchase money Indebtedness (including any industrial revenue bond, industrial development bond and similar financings) incurred by the Borrower or any Subsidiary prior to or within two hundred seventy (270) days after the acquisition, lease, repair or improvement of the respective asset in order to finance such acquisition, lease, repair or improvement in an aggregate outstanding principal amount that at the time of, and after giving effect to, the incurrence thereof would not exceed $1.0 million (or such greater amount with the consent of the Administrative Agent);

(i)            [reserved];

(j)            Indebtedness of the Loan Parties constituting Pre-Petition Term Loan Obligations; provided that the aggregate outstanding principal amount of the Indebtedness permitted under this Section 6.01(j) shall not exceed the result of (i) $26,583,357, together with all fees, costs, interest and other amounts permitted pursuant to the Pre-Petition Term Loan Documents, plus (ii) the amount of capitalized (i.e., paid in kind) interest accruing on the Pre-Petition Term Loan Obligations in accordance with the Pre-Petition Term Loan Documents, minus (iii) all repayments of principal of such Indebtedness, if any (it being understood that no such repayments are permitted during the Chapter 11 Case);

(k)           Guarantees (i) by the Borrower or any Loan Party of any Indebtedness of any other Loan Party permitted to be incurred under this Agreement, (ii) by the Borrower or any Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Subsidiary Guarantor, or (iii) by any Subsidiary that is not a Loan Party of Indebtedness of Holdings and its Subsidiaries to the extent, in the case of clauses (ii) and (iii), such Guarantees are permitted by Section 6.04(b) or (g); provided that Guarantees by the Borrower or any Loan Party under this Section 6.01(k) of any other Indebtedness of a Person that is subordinated to the Obligations shall be expressly subordinated to the Obligations on terms not materially less favorable to the Lenders as those governing the subordination of such other Indebtedness to the Obligations; provided further that no Guarantee by Holdings or any of its Subsidiaries of any Subordinated Indebtedness or the Indebtedness described in Section 6.01(j) or (m) shall be permitted unless Holdings or the applicable Subsidiaries, as the case may be, shall have also provided a Guarantee of the Obligations under the Loan Documents on substantially the terms set forth in the applicable Guarantee of such Indebtedness or on terms acceptable to the Administrative Agent;

(l)            [reserved];

(m)          Indebtedness of the Loan Parties constituting Pre-Petition Convertible Note Obligations; provided that the aggregate outstanding principal amount of the Indebtedness permitted under clause (m) arising under the Pre-Petition Convertible Note Documents shall not exceed $28,399,479, together with all fees, costs, interest and other amounts permitted pursuant to the Pre-Petition Convertible Note Obligations, plus the amount of capitalized (i.e., paid in kind) interest accruing in respect of the Pre-Petition Convertible Note Obligations in accordance with the Pre-Petition Convertible Note Documents;

(n)           Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o)           Indebtedness existing on the Closing Date and set forth on Schedule 6.01;

(p)           [reserved];

(q)           Indebtedness in respect of letters of credit, bankers’ acceptances supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(r)            Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(s)           unfunded pension fund and other employee benefit plan obligations and liabilities incurred in the ordinary course of business to the extent that they are permitted to remain unfunded under Applicable Law; and

(t)           all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on Indebtedness described in clauses (a) through (s) above.

Section 6.02          Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests, evidences of Indebtedness or other securities of any Person) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a)           Liens on property or assets of the Borrower and the Subsidiaries existing on the Closing Date and set forth on Schedule 6.02; provided that the Lien does not extend to any additional property other than after-acquired property that is affixed to or incorporated in the property covered by such Lien and the proceeds and products thereof;

(b)           any Lien securing (i) the Obligations, (ii) the Pre-Petition Term Loan Obligations, (iii) the Pre-Petition Convertible Note Obligations, or (iv) to the extent set forth in the Financing Order, the Interim DIP Facility Obligations or the Pre-Petition Obligations;

(c)           adequate protection Liens granted under the Financing Order;

(d)           Liens for Taxes, assessments or other governmental charges or levies which are not overdue by more than thirty (30) days or, if more than thirty (30) days overdue, which are being Properly Contested;

(e)           landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or, if more than thirty (30) days overdue, which are being Properly Contested;

(f)            (i) pledges and deposits made (including to support obligations in respect of letters of credit, bank guarantees or similar instruments to secure) in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing premiums or liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations or otherwise as permitted in Section 6.01(c) and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including to support obligations in respect of letters of credit, bank guarantees or similar instruments for the benefit of) insurance carriers in respect of property, casualty or liability insurance to the Borrower or any Subsidiary provided by such insurance carriers;

(g)           (i) deposits to secure the performance of bids, trade contracts (other than for debt for borrowed money), leases (other than Capital Lease Obligations), statutory obligations, surety, stay, customs and appeal bonds, performance, performance and completion and return of money bonds, government contracts, financial assurances and completion and similar obligations, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and (ii) obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in clause (i) of this Section 6.02(g);

(h)           zoning restrictions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(i)            Liens securing Capital Lease Obligations, mortgage financings, and purchase money Indebtedness or improvements thereto hereafter acquired, leased, repaired or improved by the Borrower or any Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (i) such security interests secure only Indebtedness permitted by Section 6.01(h), (ii) such security interests are created, and the Indebtedness secured thereby is incurred, within two hundred seventy (270) days after such acquisition, lease, completion of construction or repair or improvement (, (iii) the Indebtedness secured thereby does not exceed the cost of such equipment or other property or improvements at the time of such acquisition or construction, including transaction costs (including any fees, costs or expenses or prepaid interest or similar items) incurred by the Borrower or any Subsidiary in connection with such acquisition or construction or material repair or improvement or financing thereof and (iv) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary (other than to the proceeds and products of and the accessions to such equipment or other property or improvements but not to other parts of the property to which any such improvements are made; provided that individual financings provided by one (1) Person (or its Affiliates) otherwise permitted to be secured by Liens under this clause (i) may be cross-collateralized to other such financings provided by such Person (or its Affiliates));

(j)            Liens of an Approved Liquidator pursuant to an Approved Sale Agreement;

(k)           Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l)            Liens disclosed by the title insurance policies delivered in connection with the Mortgages or pursuant to Section 5.09 and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(m)          any interest or title of a lessor, sublessor, licensor or sublicensee under any leases, subleases, licenses or sublicenses entered into by the Borrower or any Subsidiary in the ordinary course of business;

(n)           Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary, (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business, (iv) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business and (v) encumbering reasonable customary initial deposits and margin deposits;

(o)           Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(p)           Liens securing obligations in respect letters of credit permitted under Section 6.01(c), (e), (p) and (q);

(q)           (i) leases, subleases, licenses or sublicenses of property in the ordinary course of business or (ii) rights reserved to or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any Subsidiary or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;

(r)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s)           [reserved];

(t)            Liens arising from precautionary UCC financing statements (or similar filings under other Applicable Law) regarding operating leases or consignment or bailee arrangements;

(u)           [reserved];

(v)           [reserved];

(w)          Liens in favor of the Borrower or the Subsidiaries that are Loan Parties securing intercompany Indebtedness permitted under Section 6.04;

(x)           Liens (i) arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or the Subsidiaries in the ordinary course of business and (ii) arising by operation of law under Article 2 of the Uniform Commercial Code;

(y)           [reserved];

(z)           Liens on insurance policies and the proceeds thereof securing the financing of Indebtedness permitted pursuant to Section 6.01(n)(i); and

(aa)         ground leases in the ordinary course in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located.

Section 6.03          Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any fixed or capital assets, used or useful in its business, whether now owned or hereafter acquired, and substantially contemporaneously rent or lease from the transferee such fixed or capital assets that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.04          Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, another Person, or make any Acquisition (each, an “Investment”), except:

(a)           Investments among the Borrower and the Subsidiary Guarantors;

(b)           [reserved];

(c)           accounts receivable, notes receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers made in the ordinary course of business, in each case, in accordance with the Approved Budget;

(d)           Investments under Swap Agreements permitted pursuant to Section 6.01 made in accordance with the Approved Budget;

(e)           Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.04 and any modification, replacement, renewal or extension thereof so long as any such modification, renewal or extension thereof does not increase the amount of such Investment, in each case, in accordance with the Approved Budget;

(f)            Investments resulting from pledges and deposits permitted by Section 6.02(b)(i), (f) and (g);

(g)           Investments by any Subsidiary that is not a Subsidiary Guarantor in any other Subsidiary that is not a Subsidiary Guarantor;

(h)           Guarantees (i) permitted by Section 6.01(k) and (ii) of leases (other than Capital Lease Obligations) or of other obligations not constituting Indebtedness, in each case in the ordinary course of business;

(i)            Investments received in connection with the bankruptcy or reorganization of any Person, or settlement of obligations of, or other disputes with or judgments against, or foreclosure or deed in lieu of foreclosure with respect to any Lien held as security for an obligation, in each case in the ordinary course of business;

(j)            Investments in Holdings in amounts and for purposes for which Restricted Payments to Holdings would have been permitted under Section 6.06, in lieu of such Restricted Payments, in each case, made in accordance with the Approved Budget;

(k)           to the extent constituting Investments, (i) Restricted Payments, and (ii) prepayments and repurchases of Indebtedness expressly permitted under Section 6.06, in each case, made in accordance with the Approved Budget; and

(l)            Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit or (ii) customary trade arrangements with customers, in each case, in accordance with the Approved Budget.

Notwithstanding anything to the contrary in this Agreement, in no event shall any Loan Party make any Investment consisting of, or otherwise contribute or transfer, any Material Intellectual Property to any Person that is not a Loan Party other than to the extent constituting non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by a Loan Party in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of the Borrower and its Subsidiaries.

Section 6.05          Mergers, Consolidations and Dispositions. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), or Dispose of any Equity Interests of any Subsidiary of the Borrower (including pursuant to any Division), except that this Section shall not prohibit:

(a)           (i) the Disposition of inventory and equipment in the ordinary course of business by the Borrower or any Subsidiary, (ii) the Disposition of surplus, obsolete, used or worn out property (other than Inventory), whether now owned or hereafter acquired, in the ordinary course of business by the Borrower or any Subsidiary, and (iii) the leasing or subleasing of real property in the ordinary course of business by the Borrower or any Subsidiary;

(b)           Permitted Sales;

(c)           Dispositions among the Borrower and the Subsidiary Guarantors (upon voluntary liquidation or otherwise);

(d)           Dispositions of receivables in the ordinary course of business in connection with the collection, settlement or compromise thereof in a bankruptcy or similar proceeding;

(e)           non-exclusive licensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or any Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of or materially detracting from the value of the business of the Borrower and its Subsidiaries;

(f)           sales of Equity Interests of any Subsidiary of the Borrower; provided that, in the case of the sale of the Equity Interests of a Subsidiary Guarantor, the purchaser shall be the Borrower or another Subsidiary Guarantor or such transaction shall fit within another clause of this Section 6.05 or constitute an Investment permitted by Section 6.04 (other than Section 6.04(k));

(g)           leases, subleases, licenses or sublicenses of property (other than intellectual property) in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Subsidiaries;

(h)           Dispositions of property subject to casualty or condemnation proceeding (including in lieu thereof) upon receipt of the Net Proceeds therefor;

(i)            Dispositions of property in the ordinary course of business consisting of the abandonment of intellectual property rights which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower and the Subsidiaries;

(j)            terminations of Swap Agreements;

(k)           the expiration of any option agreement in respect of real or personal property; and

(l)            any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business.

Notwithstanding anything to the contrary contained above in this Section 6.05, (i) no Disposition of ABL Priority Collateral shall be permitted under this Section 6.05 (other than pursuant to Section 6.05(a)(i) or Section 6.05(b)) unless (A) such Disposition is to a Loan Party or (B) an updated Borrowing Base Certificate (based on the Borrowing Base Certificate most recently provided or required to be provided as of that date by the Borrower) shall have been provided to the Administrative Agent setting forth the adjusted figures thereon on a pro forma basis for such Disposition, and (ii) in no event shall (x) any Loan Party Dispose of any Material Intellectual Property to any Person that is not a Loan Party other than to the extent constituting non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by a Loan Party in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of the Borrower and its Subsidiaries or (y) any Subsidiary that is not a Loan Party own or develop any Material Intellectual Property.

Section 6.06          Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any Equity Interests of the Borrower or any of its Subsidiaries (other than dividends and distributions on such Equity Interests payable solely by the issuance of additional Equity Interests of the Borrower or any of its Subsidiaries) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any Equity Interests of the Borrower or any of its Subsidiaries or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests of the Person redeeming, purchasing, retiring or acquiring such shares) (a “Restricted Payment”); provided, however, that so long as no Default or Event of Default shall have occurred and be continuing prior to or would immediately result therefrom, each Subsidiary may make Restricted Payments to the Borrower and to any other Loan Party (other than Holdings). Notwithstanding anything to the contrary herein, no Loan Party may make any Restricted Payment consisting of any Material Intellectual Property.

Section 6.07          Transactions with Affiliates.

(a)           Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, unless such transaction is (i) otherwise permitted (or required) under this Agreement and (ii) except with respect to Investments permitted by Section 6.04, upon terms no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate.

(b)           The foregoing Section 6.07(a) shall not prohibit,

(i)             transactions among the Loan Parties, in each case otherwise permitted by the Loan Documents,

(ii)            transactions expressly permitted under any applicable order of the Bankruptcy Court,

(iii)           permitted agreements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto acceptable to the Administrative Agent in its reasonable discretion,

(iv)            (A) any employment or severance agreements or arrangements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers, directors, members of management or consultants, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract or arrangement and transactions pursuant thereto,

(v)            Restricted Payments permitted under Section 6.06,

(vi)           any purchase by Holdings of or contributions to, the equity capital of the Borrower,

(vii)          the transactions among the parties to any Brand License Agreement contemplated by, and performance by such parties of their respective obligations under, such Brand License Agreement in accordance with the terms thereof,

(viii)         the Transactions,

(ix)            Guarantees permitted by Section 6.01, and

(x)             the indemnification of directors, officers, employees, members of management or consultants of any Parent Entity, the Borrower and its Subsidiaries in accordance with customary practice.

Section 6.08          Business of Holdings, the Borrower and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than:

(a)           in the case of Holdings, (i) ownership and acquisition of Equity Interests in Intermediate Holdings or the Borrower, as applicable, together with activities directly related thereto, (ii) performance of its obligations under and in connection with the Loan Documents or the Interim DIP Credit Agreement, (iii) actions incidental to the consummation of the Transactions, (iv) the performance of its obligations after the Closing Date in respect of guaranteeing Indebtedness or obligations of the Borrower and its Subsidiaries, (v) the payment by Holdings, directly or indirectly, of dividends or other distributions (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests, or directly or indirectly redeeming, purchasing, retiring or otherwise acquiring for value any of its Equity Interests or setting aside any amount for any such purpose, (vi) actions required by law to maintain its existence, (vii) the payment of taxes and other customary obligations, (viii) the issuance of Equity Interests, and (ix) activities incidental to its maintenance and continuance and to the foregoing activities, or

(b)           in the case of the Borrower and any Subsidiary, any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

Notwithstanding anything to the contrary contained in herein, Holdings shall not sell, dispose of, grant a Lien on or otherwise transfer its Equity Interests in Intermediate Holdings or the Borrower, as applicable (other than (i) Liens created by the Security Documents, (ii) subject to the ABL / Term Intercreditor Agreement, Liens created by the Pre-Petition Term Loan Documents, (iii) subject to the ABL / Convertible Notes Intercreditor Agreement, Liens created by the Convertible Note Documents, (iv) Liens arising by operation of law that would be permitted under Section 6.02, (v) to the extent set forth in the Financing Order, Liens securing the Interim DIP Facility Obligations or the Pre-Petition Obligations, or (vi) the sale, disposition or other transfer (whether by purchase and sale, merger, consolidation, liquidation or otherwise) of the Equity Interests of the Borrower to any Parent Entity that becomes a Loan Party and agrees to be bound by this Section 6.08 contemporaneously with the consummation of such transaction).

Section 6.09          Modifications of Indebtedness or Organizational Documents; Restricted Debt Payments; Burdensome Agreements.

(a)           (i) Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation or by-laws or limited liability company operating agreement of Holdings, the Borrower or any of the Subsidiary Guarantors, (ii) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to any Pre-Petition Term Loan Document to the extent that any such amendment, modification, waiver or other change would be prohibited by the terms of the ABL / Term Intercreditor Agreement, (iii) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to any Pre-Petition Convertible Note Document to the extent that any such amendment, modification, waiver or other change would be prohibited by the terms of the ABL / Convertible Note Intercreditor Agreement or (iv) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to any Brand License Agreement that is materially adverse to the Lenders (it being understood that the following changes shall be deemed materially adverse to the Lenders: (w) changes that increase, or have the effect of increasing, royalties or other fees due pursuant to the applicable Brand License Agreement (other than pursuant to the express terms of the applicable existing Brand License Agreement), (x) changes to permitted distribution channels, sell-through periods or any Inventory liquidation rights under the applicable Brand License Agreement, (y) changes to termination provisions that reduce or have the effect of reducing the term of the applicable Brand License Agreement) and (z) any provisions as to which the Administrative Agent is a third party beneficiary); or

(b)           Make, or agree to make, directly or indirectly, (i) any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Indebtedness, Indebtedness secured by a Junior Lien (other than the Pre-Petition Term Loan Obligations or the Pre-Petition Convertible Note Obligations), or unsecured Indebtedness for borrowed money, or (ii) any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of such Subordinated Indebtedness, Indebtedness secured by a Junior Lien (other than the Pre-Petition Term Loan Obligations or the Pre-Petition Convertible Note Obligations), or unsecured Indebtedness for borrowed money.

(c)           Permit the Borrower or any Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to (or the repayment of cash advances from) the Borrower or any Subsidiary or (ii) the granting of Liens on Collateral pursuant to the Security Documents, in each case other than those arising under any Loan Document, the Pre-Petition Credit Agreement or the “Loan Documents” as defined therein, except, in each case, restrictions existing by reason of:

(i)             restrictions imposed by Applicable Law;

(ii)            (A) contractual encumbrances or restrictions in effect on the Closing Date or contained in any agreements related to any Permitted Refinancing Indebtedness, (B) any contractual encumbrances or restrictions in any Pre-Petition Term Loan Documents, (C) any contractual encumbrances or restrictions in any Pre-Petition Convertible Note Documents, in each case of clause (A), (B) and (C), so long as the scope of such encumbrance or restriction is no more expansive in any material respect than any such encumbrance or restriction in effect on the Closing Date (or the date of issuance as the case may be), or (D) any agreement (regardless of whether such agreement is in effect on the Closing Date) providing for the subordination of Subordinated Intercompany Debt;

(iii)           any restriction on a Subsidiary imposed pursuant to an agreement entered into for the Disposition of all or substantially all the Equity Interests or assets of such Subsidiary pending the closing of such sale or disposition;

(iv)           [reserved];

(v)            any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(vi)           customary provisions contained in leases, subleases, licenses or sublicenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(vii)          customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(viii)         customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(ix)            customary restrictions and conditions contained in any agreement relating to any Disposition permitted under Section 6.05 pending the consummation of such Disposition;

(x)             customary restrictions and conditions contained in the document relating to any Lien, so long as (A) such Lien is permitted under Section 6.02 and such restrictions or conditions relate only to the specific asset subject to such Lien and the proceeds and products thereof, and (B) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(xi)            customary net worth provisions contained in real property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations;

(xii)           any agreement in effect at the time such Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary; or

(xiii)          restrictions contained in any documents documenting Indebtedness permitted hereunder of any Subsidiary that is not a Subsidiary Guarantor or required to become a Subsidiary Guarantor.

(d)           Make, or agree to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Pre-Petition Term Loan Obligations, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Pre-Petition Term Loan Obligations, except to the extent expressly permitted under the ABL / Term Intercreditor Agreement.

(e)           Make, or agree to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Pre-Petition Convertible Note Obligations, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Pre-Petition Convertible Note Obligations, except to the extent expressly permitted under the ABL / Convertible Notes Intercreditor Agreement.

(f)            In the case of any Loan Party, agree to, or incur, any Contractual Obligation which would prohibit such Loan Party from providing, or continuing to provide, a Guarantee of the Obligations.

Section 6.10          [Reserved].

Section 6.11          Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or extending credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X; (b) to make any payments to a Sanctioned Country or a Sanctioned Person, to finance any investments in a Sanctioned Country or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Country or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Country or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions applicable to any party hereto; (c) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, any Anti-Money Laundering Laws or any Sanctions.

Section 6.12           Foreign Subsidiaries. Neither Holdings nor the Borrower shall form or acquire any Foreign Subsidiary.

Section 6.13           Reclamation Claims. Enter into any agreement to return any of its Inventory to any of its creditors for application against any Pre-Petition Indebtedness, Pre-Petition trade payables or other Pre-Petition claims under Section 546(c) of the Bankruptcy Code or agree to allow any creditor to take any setoff or recoupment against any of its Pre-Petition Indebtedness, Pre-Petition trade payables or other Pre-Petition claims based upon any such return pursuant to Section 553(b)(l) of the Bankruptcy Code or otherwise if, after giving effect to any such agreement, setoff or recoupment, the aggregate amount applied to Pre-Petition Indebtedness, Pre-Petition trade payables and other Pre-Petition claims subject to all such agreements, setoffs and recoupments since the Petition Date would exceed $1,000,000.

ARTICLE VII

Events of Default and Remedies

Section 7.01          Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a)           Representations and Warranties. Any representation or warranty made or deemed made by any Loan Party in any Loan Document, or in any certificate or other instrument required to be given by any Loan Party in writing furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made pursuant to the terms of the Loan Documents or so furnished by such Loan Party;

(b)           Principal Payment Defaults. Default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)           Other Payment Defaults. Default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in Section 7.01(b)) due under any Loan Document, when and as the same shall become due and payable, and, except with respect to the payments required by Section 2.11(b)(i) and (ii), such default shall continue unremedied for a period of three (3) Business Days;

(d)           Specific Covenant Defaults. Default shall be made in the due observance or performance by Holdings, the Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in Section 5.04 (Financial Statements and Reports), Sections 5.05 (Notices of Material Events), 5.07 (Inspections, Etc.), 5.12 (Collateral Monitoring and Reporting; Cash Management), 5.15 (Borrower Consultants and Lender Group Consultants), 5.16 (Approved Budget), 5.17 (Bankruptcy Milestones), Section 5.18 (Leases), 5.19 (Financing Order) or in Article VI;

(e)           Covenant Defaults Generally. Default shall be made in the due observance or performance by Holdings, the Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in Section 7.01(b), (c) or (d)) and such default shall continue unremedied for a period of fifteen (15) days after the earlier of (A) written notice thereof from the Administrative Agent or the Required Lenders to the Borrower or (B) any Responsible Officer of a Loan Party obtaining actual knowledge of such breach or default;

(f)           Cross-Defaults. (i) Any event or condition occurs that (A) results in any Material Indebtedness (other than Indebtedness under the Interim DIP Facility) becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders any Material Indebtedness (other than Indebtedness under the Interim DIP Facility) or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) Holdings, the Borrower, or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness (other than Indebtedness under the Interim DIP Facility) at the stated final maturity thereof; provided that this Section 7.01(f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder; provided further that any such failure is unremedied and not waived by the holders of such Indebtedness prior to the acceleration of the Loans pursuant to this Section 7.01;

(g)          Change in Control. There shall have occurred a Change in Control;

(h)           [reserved];

(i)            [reserved];

(j)            Judgments. The failure by Holdings, the Borrower or any Subsidiary to pay one or more final judgments aggregating in excess of $1.0 million (to the extent not covered by third-party insurance as to which the insurer has been notified of such judgment and does not deny coverage), which judgments are not discharged or effectively waived or stayed for a period of thirty (30) consecutive days or are not subject to the Automatic Stay, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment;

(k)           ERISA, Etc. (i) An ERISA Event and/or a Foreign Plan Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Plan(s) or (iii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such Person does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(l)            Invalidity of Loan Documents, Collateral, Etc. (i) Any Loan Document shall for any reason cease to be, or shall be asserted in writing by Holdings, the Borrower or any Subsidiary not to be, a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to Holdings, the Borrower and the Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by Holdings, the Borrower or any other Loan Party not to be (other than in a notice to the Administrative Agent to take requisite actions to perfect such Lien), a valid and perfected security interest (perfected as and having the priority required by the Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, or (iii) the Guarantees pursuant to the Security Documents by Holdings, the Borrower or the Subsidiary Guarantors of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings or the Borrower or any Subsidiary Guarantor not to be in effect or not to be legal, valid and binding obligations;

(m)          [reserved]; or

(n)          Chapter 11 Case. The occurrence of any of the following in the Chapter 11 Case:

(i)             the bringing of a motion, taking of any action or the filing of any plan of reorganization or disclosure statement attendant thereto by any of the Loan Parties or any Subsidiary, or any Person claiming by or through any Loan Party or any Subsidiary, in the Chapter 11 Case: (A) to obtain additional financing under Section 364(c) or Section 364(d) of the Bankruptcy Code not otherwise permitted pursuant to the Loan Documents, (B) to grant any Lien (other than Liens expressly permitted by Section 6.02) upon or affecting any Collateral, (C) except as provided in the Financing Order, to use “cash collateral” (as defined in Section 363(a) of the Bankruptcy Code) under Section 363(c) of the Bankruptcy Code without the prior written consent of the Administrative Agent , (D) that seeks to prohibit the Administrative Agent from credit bidding on any or all of the Loan Parties’ assets during the pendency of the Chapter 11 Case, or (E) any other action or actions materially adverse to the Administrative Agent and the Lenders or their rights and remedies under the Loan Documents or their interest in the Collateral, other than, in the case of clause (C), (D) or (E) above, in connection with the indefeasible payment in full in cash (including pursuant to a refinancing) of the Obligations;

(ii)            (A) the filing of any plan of reorganization or disclosure statement attendant thereto, or any direct or indirect amendment to such plan or disclosure statement, by any Loan Party that does not propose to indefeasibly repay in full in cash the Obligations on the effective date of such plan, or by any other Person, in each case, without the prior written consent of the Administrative Agent , or any Loan Party or any Subsidiary shall seek, support or fail to contest in good faith the filing or confirmation of any such plan of reorganization or entry of any such order, (B) the entry of any order terminating any Loan Party’s exclusive right to file a plan of reorganization, or (C) the expiration of any Loan Party’s exclusive right to file a plan of reorganization;

(iii)           the entry of an order in the Chapter 11 Case confirming a plan of reorganization that (A) is not acceptable to the Administrative Agent in its discretion (it being understood that a plan of reorganization that provides for the indefeasible repayment in full in cash of the Obligations on the effective date thereto shall be deemed to be acceptable to the Administrative Agent ) or (B) does not contain a provision for termination of the Commitments and the indefeasible repayment in full in cash of all of the Obligations on or before the effective date of such plan or plans or reorganization;

(iv)           (A) the entry of an order amending, supplementing, staying, vacating or otherwise modifying the Loan Documents (including the Financing Order) or the Cash Management Order, in each case, without the prior written consent of the Administrative Agent, (B) the filing of a motion for reconsideration with respect to the Financing Order or the Cash Management Order, (C) the Financing Order or the Cash Management Order shall otherwise not be in full force and effect, or (D) any Loan Party or any Subsidiary shall fail to comply with the Financing Order in any respect;

(v)            except as set forth in any motions which have been delivered to and are acceptable to the Administrative Agent , the payment of, or application for authority to pay, any Pre-Petition claim without the prior written consent of the Administrative Agent;

(vi)            the allowance of any claim or claims under Section 506(c) of the Bankruptcy Code or otherwise against the Administrative Agent, any Lender or any of the Collateral;

(vii)           the filing of a motion by any Loan Party or any of their respective Affiliates for, or the entry or any order directing, the appointment of an interim or permanent trustee in the Chapter 11 Case or the appointment of a trustee, receiver, or an examiner in the Chapter 11 Case with expanded powers to operate or manage the financial affairs, the business, or reorganization of the Loan Parties;

(viii)          other than pursuant to any Permitted Sale or with the prior written consent of the Administrative Agent, the sale of all or substantially all of the Loan Parties’ assets either through a sale under Section 363 of the Bankruptcy Code, through a confirmed plan of reorganization in the Chapter 11 Case or otherwise that does not result in the indefeasible repayment in full in cash of the Obligations upon the closing of such sale or initial payment of the purchase price or effectiveness of such plan of reorganization;

(ix)             the dismissal of the Chapter 11 Case, or the conversion of the Chapter 11 Case from one under Chapter 11 of the Bankruptcy Cod to one under Chapter 7 of the Bankruptcy Code or any Loan Party shall file a motion or other pleading seeking the dismissal of the Chapter 11 Case under Section 1112 of the Bankruptcy Code or otherwise or the conversion of the Chapter 11 Case from one under Chapter 11 of the Bankruptcy Code to one under Chapter 7 of the Bankruptcy Code;

(x)              the filing of a motion by any Loan Party or any of their respective Affiliates seeking, or the Bankruptcy Court shall enter an order granting, relief from or modifying the Automatic Stay (A) to allow any creditor (other than the Administrative Agent) to execute upon or enforce a Lien on any Collateral having a value in excess of $100,000 (or $500,000 in the aggregate), (B) approving any settlement or other stipulation not approved by the Administrative Agent with any secured creditor of any Loan Party providing for payments as adequate protection or otherwise to such secured creditor, or (C) with respect to any Lien of or the granting of any Lien on any Collateral to any federal, state or local environmental or regulatory agency or authority, which in either case involves a claim of $100,000 (or $500,000 in the aggregate);

(xi)             the commencement of a suit or an action against the Administrative Agent or any Lender (in each case, in their capacities as such) by or on behalf of any Loan Party or any Subsidiary (or their estates) or by their Affiliates;

(xii)            the entry of an order in the Chapter 11 Case avoiding or permitting recovery of any portion of the payments made on account of the Obligations;

(xiii)           the failure of any Loan Party (A) to perform any of its obligations under (x) the Financing Order or the Cash Management Order or (y) any order of the Bankruptcy Court approving any bidding procedures or any Permitted Sale or (B) to perform in any material respect its obligations under any other order of the Bankruptcy Court;

(xiv)           other than with the prior written consent of the Administrative Agent , the filing of a motion by any Loan Party or any of their respective Affiliates seeking, or the Bankruptcy Court shall enter an order granting, a change in venue with respect to the Chapter 11 Case;

(xv)            (A) other than in respect of the Carve-Out or the Obligations, or as otherwise permitted under the Loan Documents or the Financing Order, the existence (or the entry of) any order of the Bankruptcy Court authorizing (A) any claims or charges, entitled to superpriority administrative expense claim status in the Chapter 11 Case having a priority that is pari passu with or senior to the claims of the Administrative Agent and the Lenders under the Loan Documents or (B) any Lien on the Collateral having a priority that is pari passu with or senior to the Liens of the Administrative Agent securing the Obligations;

(xvi)           [reserved]; or

(xvii)          any Loan Party or any Subsidiary shall take any action in support of any matter prohibited by this Section 7.01(n) or any other Person shall do so and such application is not contested in good faith by the Loan Parties and the relief requested is granted in an order that is not stayed pending appeal.

Section 7.02          Remedies upon Event of Default

(a)           Remedies Generally. Subject to the Financing Order and the terms thereof, if any Event of Default occurs and is continuing, the Administrative Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions, at the same or different times:

(i)               terminate, reduce or condition any Commitments, or make any adjustment to any Borrowing Base;

(ii)              declare any Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the Obligations so declared to be due and payable, together with any accrued interest thereon and all fees and other liabilities owing or payable hereunder or under any other Loan Document with respect thereto, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(iii)            direct the applicable banks where Deposit Accounts of the Loan Parties are maintained to remit the funds in such Deposit Accounts to the Agent Dominion Account on a daily basis;

(iv)            terminate, reduce or restrict any right or ability of the Loan Parties to use any “cash collateral” (within the meaning of Section 363(c) of the Bankruptcy) of the Secured Parties or the “Secured Parties” under, and as defined in, the Pre-Petition Credit Agreement Code, other than to the extent expressly permitted in the Financing Order;

(v)             declare that the application of the Carve-Out has occurred through the delivery of a Carve-Out Trigger Notice in accordance with the Financing Order;

(vi)            subject to the Remedies Notice Period, direct any or all of the Loan Parties to sell or otherwise dispose of any or all of the ABL Priority Collateral on terms and conditions acceptable to the Administrative Agent pursuant to Section 363, Section 365 and other applicable provisions of the Bankruptcy Code (and, without limiting the foregoing, direct any Loan Party to assume and assign any lease or executory contract included in the Collateral to the Administrative Agent’s designees in accordance with and subject to Section 365 of the Bankruptcy Code); and

(vii)            subject to the Remedies Notice Period, whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Secured Parties under this Agreement or any of the other Loan Documents, or under Applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or any of the other Loan Documents, or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Secured Parties.

Section 7.03          Allocation. Notwithstanding anything herein to the contrary, (a) amounts received in the Agent Dominion Account pursuant to Section 5.12(d), (b) the Net Proceeds of any Disposition or any Casualty Event received pursuant to Section 2.11(b)(iii) and (c) after (i) the occurrence and during the continuance of any Event of Default, at the election of the Administrative Agent or at the direction of the Required Lenders or (ii) the exercise of remedies provided for in Section 7.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 7.02(a)), all monies to be applied to the Obligations, whether arising from payments by the Loan Parties, realization on Collateral, setoff or otherwise, in each case, whether received by the Administrative Agent or any other Secured Party, shall be allocated as follows:

(a)            first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including extraordinary expenses) then due and payable to the Administrative Agent (in each case, in its capacity as such), including any such fees, indemnities, expenses and other amounts expenses, indemnities and other amounts accrued after the commencement of any Insolvency Proceeding naming any Loan Party as the debtor in such Insolvency Proceeding, whether or not allowed in such Insolvency Proceeding, ratably among them in proportion to the respective amounts described in this clause first held by them;

(b)           second, to payment of that portion of the Obligations constituting indemnities, expenses and other amounts (other than principal, interest and fees) then due and payable to the Lenders, including any such indemnities, expenses and other amounts accrued after the commencement of any Insolvency Proceeding naming any Loan Party as the debtor in such Insolvency Proceeding, ratably among them in proportion to the respective amounts described in this clause second held by them;

(c)           third, to the extent not previously reimbursed by the Lenders, to payment to the Administrative Agent of that portion of the Obligations constituting principal and accrued and unpaid interest on any Protective Advances, including default interest (if applicable) and any interest accrued after the commencement of any Insolvency Proceeding naming any Loan Party as the debtor in such Insolvency Proceeding, whether or not allowed in such Insolvency Proceeding;

(d)            fourth, to payment of that portion of the Obligations constituting accrued and unpaid (i) interest on the Loans and other Obligations and (ii) fees, ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause fourth payable to them;

(e)            fifth, to payment of that portion of the Obligations constituting outstanding unpaid principal of the Loans (without a permanent reduction in any then-existing Commitments), ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause fifth held by them;

(f)            sixth, to payment of all other Obligations then due to the applicable Secured Parties, ratably among them in proportion to the respective amounts described in this clause sixth held by them; and

(g)           seventh, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Applicable Law;

provided that, immediately after all other outstanding monetary Obligations that are due and payable shall have been paid in cash, amounts to be applied pursuant to this Section 7.03, shall first be applied to payment of amounts necessary to fund the DIP Indemnity Account, if applicable, prior to being applied to any other applicable clause in this Section 7.03 above.

Amounts shall be applied to each category of Obligations set forth above until such Obligations are paid in full and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any such applicable Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Party. The allocations set forth in this Section 7.03 are solely to determine the rights and priorities of the Administrative Agent and the Secured Parties as among themselves, and may, except as set forth in the next sentence, be changed by agreement among them without the consent of any Loan Party.

Section 7.04          [Reserved].

Section 7.05          [Reserved].

Section 7.06          Avoidance and Reinstatement. If a Secured Party receives payment or property on account of a Obligation and the payment is subsequently invalidated, avoided, declared to be fraudulent or preferential, set aside or otherwise required to be transferred to a trustee, receiver or the estate of any Loan Party (in each instance, to the extent required by Applicable Law, a “Recovery”), then, to the extent of the Recovery, the applicable Obligations intended to have been satisfied by the payment will be reinstated as Obligations as of the date of such payment, and no payment with respect to, or discharge of the applicable Obligations will be deemed to have occurred for all purposes hereunder. If this Agreement is terminated prior to a Recovery, this Agreement will be reinstated in full force and effect, and such prior termination will not diminish, release, discharge, impair, or otherwise affect the obligations of the Loan Parties from the date of reinstatement. Upon such reinstatement of any Obligations, each applicable Secured Party will disgorge and deliver to the Administrative Agent any Collateral or proceeds thereof received in payment of, or to discharge, such Obligations to effect the reinstatement required pursuant to the terms hereof. No Secured Party may benefit from a Recovery, and any distribution made to a Secured Party as a result of a Recovery will be paid over to the Administrative Agent for application to the Obligations in accordance with Section 7.03.

Section 7.07          Payments Over. In the event that, notwithstanding the provisions of this Article VII, payments or proceeds of Collateral shall be received by any Secured Party in violation of the priorities set forth herein, such payments or proceeds of Collateral shall be held in trust for the benefit of and shall be paid over to or delivered to the Administrative Agent upon the Administrative Agent’s or the Required Lenders’ written demand.

Section 7.08          [Reserved].

Section 7.09          Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any other Applicable Laws, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the equity interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.08), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any equity interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Notwithstanding anything to the contrary set forth in the foregoing paragraph, each of the Secured Parties hereby agrees that the Administrative Agent may, on behalf of itself and the other Secured Parties, credit bid the Obligations in accordance with Section 363(k) of the Bankruptcy Code (or any similar provision of other Applicable Law, including the Uniform Commercial Code).

ARTICLE VIII

The Administrative Agent

Section 8.01          Appointment, Authority and Duties of the Administrative Agent.

(a)           Appointment and Authority. Each Secured Party hereby irrevocably appoints and designates 1903P as the Administrative Agent under all Loan Documents and 1903P hereby accepts such appointments. The Administrative Agent may, and each Secured Party authorizes the Administrative Agent to, enter into all Loan Documents to which the Administrative Agent is intended to be a party and accept all Security Documents, for the benefit of Secured Parties. Each Secured Party agrees that any action taken by the Administrative Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by the Administrative Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as the Administrative Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Loan Party or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. No Secured Party shall have any right individually to take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of the Administrative Agent shall be ministerial and administrative in nature, and the Administrative Agent shall not have a fiduciary relationship with any Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. The Administrative Agent alone shall be authorized to determine whether any Inventory constitute Eligible Inventory, whether to impose or release any Availability Reserve, which determinations and judgments, if exercised in good faith, shall exonerate the Administrative Agent from liability to any Lender or other Person for any error in judgment.

(b)           Duties. The Administrative Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon the Administrative Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.

(c)            Agent Professionals. The Administrative Agent may perform its duties through agents and employees. The Administrative Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional.

(d)           Instructions of Required Lenders. The rights and remedies conferred upon the Administrative Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. The Administrative Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against all Claims that could be incurred by the Administrative Agent in connection with any act. The Administrative Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific Lenders or Secured Parties shall be required to the extent provided in Section 9.08(b). In no event shall the Administrative Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

Section 8.02          Agreements Regarding Collateral and Field Examination Reports.

(a)           Possession of Collateral. The Administrative Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request, deliver such Collateral to the Administrative Agent or otherwise deal with it in accordance with the Administrative Agent’s instructions.

(b)           Reports. Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 8.03          Reliance By the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall not incur any liability in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals. The Administrative Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any such delay in acting.

Section 8.04          Action Upon Default. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Article IV, unless it has received written notice from the Borrower or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify the Administrative Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except with the written consent of the Required Lenders, it will not take any Enforcement Action, accelerate Obligations, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral or to assert any rights relating to any Collateral.

Section 8.05          Payments Received by Defaulting Lender. If a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the amount thereof to the Administrative Agent for application under Section 2.21 and it shall provide a written statement to the Administrative Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against any Collateral Deposit Account without the prior consent of the Administrative Agent.

Section 8.06          Limitation on Responsibilities of the Agents. The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.05 unless and until written notice thereof stating that it is a “notice under Section 5.05” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower or a Lender. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (vi) the creation, perfection or priority of Liens on the Collateral.

Section 8.07          Successor Administrative Agent and Co-Agents.

(a)           Resignation; Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving at least thirty (30) days written notice thereof to Lenders and the Borrower. Upon receipt of such notice, Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent which shall be (i) (A) a Lender or an Affiliate of a Lender; or (B) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $1,000,000,000 and (ii) provided that no Event of Default exists under Sections 7.01(b), 7.01(h) and 7.01(i) (with respect to the Borrower only), subject to the approval of the Borrower. If no successor agent is appointed prior to the date that is 30 days from the effective date of the resignation of the Administrative Agent, then the Administrative Agent may appoint a successor agent from among the Lenders or, if no Lender accepts such role, the Administrative Agent may appoint Required Lenders as successor Administrative Agent. Upon acceptance by a successor Administrative Agent of an appointment to serve as the Administrative Agent hereunder, or upon appointment of Required Lenders as successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Administrative Agent without further act, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Section 8.15. Notwithstanding any Administrative Agent’s resignation, the provisions of this Section 8.07 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while the Administrative Agent. Any successor to 1903P by merger or acquisition of stock or this loan shall continue to be the Administrative Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

(b)           Separate Collateral Administrative Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If the Administrative Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, the Administrative Agent may appoint, subject to the approval of the Borrower (such approval not to be unreasonably withheld or delayed), an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If the Administrative Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to the Administrative Agent under the Loan Documents shall also be vested in such separate agent. The parties acknowledge that any Term Loan Agent may be acting as collateral agent for the Administrative Agent and the Lenders with respect to Real Property, equipment and other Term Loan Priority Collateral and, to such extent, the Administrative Agent hereby appoints the Term Loan Agent to act in such capacity. Secured Parties shall execute and deliver such documents as the Administrative Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by the Administrative Agent until appointment of a new agent.

Section 8.08          Acknowledgements of Lenders .

(a)           Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, the Lead Arranger, or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Lead Arranger, or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)           Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Acceptance or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date or the effective date of any such Assignment and Acceptance or any other Loan Document pursuant to which it shall have become a Lender hereunder.

Section 8.09          Remittance of Payments and Collections.

(a)           Remittances Generally. All payments by any Lender to the Administrative Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified, payment shall be made by Lender not later than 2:00 p.m. (Local Time) on such day. Payment by the Administrative Agent to any Secured Party shall be made by wire transfer, in the type of funds received by the Administrative Agent. Any such payment shall be subject to the Administrative Agent’s right of offset for any amounts due from such payee under the Loan Documents.

(b)           Failure to Pay. If any Secured Party fails to pay any amount when due by it to the Administrative Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by the Administrative Agent as customary in the banking industry for interbank compensation. In no event shall Borrower be entitled to receive credit for any interest paid by a Secured Party to the Administrative Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by the Administrative Agent pursuant to Section 2.21.

(c)           Recovery of Payments. If the Administrative Agent pays any amount to a Secured Party in the expectation that a related payment will be received by the Administrative Agent from a Loan Party and such related payment is not received, then the Administrative Agent may recover such amount from each Secured Party that received it. If the Administrative Agent determines at any time that an amount received under any Loan Document must be returned to a Loan Party or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, the Administrative Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by the Administrative Agent to any Obligations are later required to be returned by the Administrative Agent pursuant to Applicable Law, each Lender shall pay to the Administrative Agent, on demand, such Lender’s Applicable Facility Percentage of the amounts required to be returned.

Section 8.10          The Administrative Agent in its Individual Capacity. As a Lender, 1903P and its Affiliates shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include 1903P and its Affiliates, as applicable, in its capacity as a Lender. 1903P and its Affiliates may lend money to, act as financial or other advisor to, and generally engage in any kind of business with, Loan Parties and their Affiliates, as if 1903P were not the Administrative Agent hereunder, without any duty to account therefor to the Lenders. In their individual capacities, 1903P and its Affiliates may receive information regarding Loan Parties, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Secured Party agrees that 1903P and its Affiliates shall be under no obligation to provide such information to any Secured Party, if acquired in such individual capacity.

Section 8.11          Administrative Agent Titles. Each Lender, other than 1903P and its Affiliates, as applicable, that is designated (on the cover page of this Agreement or otherwise) by 1903P as an “Agent” or “Lead Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders in their capacity as such, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

Section 8.12          [Reserved].

Section 8.13          Survival. This Article VIII shall survive Payment in Full of the Obligations and the termination of this Agreement. Other than Sections 8.01, 8.04 and 8.07, this Article VIII does not confer any rights or benefits upon Borrower or any other Person. As between Borrower and Administrative Agent, any action that Administrative Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

Section 8.14          Withholding Tax. To the extent required by any Applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify and hold harmless the Administrative Agent against, within 10 days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.14. The agreements in this Section 8.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the Payment in Full of the Obligations (or any portion thereof) and the termination of this Agreement.

Section 8.15          Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), each in an amount equal to its Applicable Facility Percentage thereof, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the Payment in Full of the Obligations) be imposed on, incurred by or asserted against the Administrative in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section 8.15 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the Payment in Full of the Obligations and the termination of this Agreement.

Section 8.16          Certain ERISA Matters.

(a)           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)              such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)              the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)             (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 8.17          Flood Insurance Laws. The Administrative Agent has adopted internal policies and procedures that address requirements placed on federally regulated lenders under Flood Insurance Laws. The Administrative Agent will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Insurance Laws. However, the Administrative Agent reminds each Lender and Participant in the facility that, pursuant to the Flood Insurance Laws, each federally regulated Lender (whether acting as a Lender or Participant in any Facility) is responsible for assuring its own compliance with the flood insurance requirements.

Section 8.18          [Reserved].

Section 8.19          Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any bankruptcy or insolvency law or any other judicial proceeding relative to any Loan Party,

(a)            the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)               to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Administrative Agent and the other Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent, such Secured Parties and their respective agents and counsel and all other amounts due the Lenders, the Administrative Agent and such Secured Parties) allowed in such judicial proceeding; and

(ii)              to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same in accordance with this Agreement.

(b)           Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or other Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or other Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Lender or other Secured Party in any such proceeding.

ARTICLE IX

Miscellaneous

Section 9.01          Notices.

(a)            Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to Section 9.01(b)), notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or other electronic transmission (including by “.pdf” or “.tif”) pursuant to the terms of this Agreement, as follows:

(i)               if to any Loan Party, to Tuesday Morning, Inc., 6250 LBJ Freeway, Dallas, Texas 75240, Attention: Andrew Berger, Electronic Address: aberger@tuesdaymorning.com, with a copy to Munsch Hardt Kopf & Harr, P.C., 500 N. Akard Street, Suite 3800, Dallas, TX 75201, Attention: Walter Buchanan, Electronic Address: wbuchanan@munsch.com;

(ii)              if to the Administrative Agent, to to 1903P Loan Agent, LLC, c/o Gordon Brothers, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199, Attention of David Braun, Electronic Address:  dbraun@gordonbrothers.com, with a copy to Otterbourg P.C., 230 Park Ave 30th Floor, New York, NY 10169, Attention:  Chad B. Simon, Electronic Address:  csimon@otterbourg.com; or

(iii)              if to a Lender, to it at the address, fax number or electronic address set forth in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto (or in the Administrative Questionnaire delivered in connection therewith).

(b)           Notices and other communications to the Borrower, any Loan Party and the Lenders hereunder may be delivered or furnished by Electronic Systems or other electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent or any applicable Lender. Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems or other electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.

(c)            All notices and other communications given to any party hereto in accordance with the provisions of this Agreement that are sent by (i) hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (b) telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), (c) by e-mail shall be deemed to have been received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (d) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address of notification that such notice or communication is available and identifying the website address therefor.

(d)            Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

(e)            THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Administrative Agent’s transmission of Borrower Materials or any other communications through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

Section 9.02          Survival of Agreement. All representations and warranties made by the Loan Parties herein and in the other Loan Documents shall be considered to have been relied upon by the Lenders and shall survive the making of the Loans, the execution and delivery of the Loan Documents, and shall continue in full force and effect until the Latest Maturity Date. Without prejudice to the survival of any other agreements contained herein, obligations for Taxes, costs, indemnifications, reimbursements, damages and other contingent liabilities contained herein (including pursuant to Sections 2.15, 2.17 and 9.05) shall survive the Payment in Full of the Obligations (or any portion thereof) and the termination of this Agreement, limited in the manner set forth herein.

Section 9.03          Binding Effect; Effectiveness. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrower, the Administrative Agent and each Lender and their respective permitted successors and assigns.

Section 9.04          Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as otherwise permitted by Section 6.05 the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 9.04(c)), and, to the extent expressly contemplated hereby, the Related Parties of each Lender Party) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Subject to the conditions set forth in Section 9.04(c), any Lender may assign to one (1) or more Eligible Assignees (other than to any natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it under any Facility) (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitment) with the prior written consent of:

(i)               [reserved];

(ii)              the Administrative Agent, provided that no consent of the Administrative Agent shall be required if such assignment is to a Lender, an Affiliate of a Lender or a Related Fund in respect of a Lender that otherwise constitutes and Eligible Assignee under the Facility.

(c)            Assignments shall be subject to the following additional conditions:

(i)               except in the case of an assignment to a Lender, an Affiliate of a Lender or Related Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under the Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5.0 million unless the Administrative Agent otherwise consents, provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Related Funds, if any;

(ii)              the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance together with a processing and recordation fee of $3,500; and

(iii)             the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms.

(d)          Subject to acceptance and recording thereof pursuant to Section 9.04(f) and subject to Section 9.04(k), from and after the effective date specified in each Assignment and Acceptance the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05 as well as any fees accrued for its account and not yet paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(g).

(e)           The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (with respect to any entry related to such Lender’s Loans), at any reasonable time and from time to time upon reasonable prior notice.

(f)            Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire (unless the Eligible Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.04(c)(ii) and any applicable tax forms, and any written consent to such assignment required by Section 9.04(b), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 9.04(f).

(g)            Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one (1) or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender directly and adversely affected thereby pursuant to clause (i) of the first proviso to Section 9.08(b) or clause (v) of the first proviso to Section 9.08(b), in each case that directly and adversely affects such Lender and the participation interest granted to the Participant. Subject to Section 9.04(h), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations with respect thereto, including the requirements under Section 2.17(e) (it being understood that the documentation required under Section 2.17(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided such Participant shall be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h)            A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(i)            Any Lender may at any time, without the consent of or notice to the Administrative Agent or the Borrower, pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to a natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee (including any Eligible Assignee) for such Lender as a party hereto.

(j)            The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 9.04(d).

(k)            If any assignment or participation under this Section 9.04 is made (or attempted to be made) to the extent the Borrower’s consent is required under the terms of this Section 9.04, to any other Person without the Borrower’s consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (A) terminate the Commitments of such Lender and repay all obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender or participant as of such termination date (in the case of any participation in any Loan, to be applied to such participation), or (B) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the lesser of par or the amount such Lender paid for such Loans and participations in Protective Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (ii) the Borrower shall be liable to such Lender under Section 2.16 if any Loan constituting a SOFR Loan owing to such Lender is repaid or purchased other than on the last day of the Interest Period relating thereto, and (iii) such assignment shall otherwise comply with this Section 9.04 (provided that no registration and processing fee referred to in this Section 9.04 shall be owing in connection with any assignment pursuant to this paragraph). Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder to an assignee as contemplated hereby in the circumstances contemplated by this Section 9.04(k). Nothing in this Section 9.04(k) shall be deemed to prejudice any rights or remedies the Borrower may otherwise have at law or equity.

Section 9.05          Expenses; Indemnity.

(a)            The Borrower agrees to pay promptly (but in any event within three (3) Business Days) after demand therefor (together with backup documentation supporting such request) (i) all reasonable and documented (in summary format) out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent, the Lead Arranger , in each case, in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent, Lead Arranger , in each case, in connection with the syndication of the Commitments or the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not consummated), including all reasonable and documented (in summary format) fees, disbursements and charges of counsel, outside consultants for the Administrative Agent (such as the Lender Group Consultant), appraisers, commercial finance examiners (but limited, in the case of legal fees and expenses, to the reasonable and documented (in summary format) out-of-pocket fees, disbursements and charges of one primary outside counsel to the Administrative Agent and one local counsel to the Administrative Agent in each of the jurisdiction of the Bankruptcy Court and in each other relevant material jurisdiction where Collateral is located) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, in each case, in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents and in connection with the Loans made hereunder (but limited, in the case of legal fees and expenses, to the reasonable and documented (in summary format) out-of-pocket fees, disbursements and charges of (x) one primary outside counsel to the Administrative Agent and the Lenders and one local counsel to the Administrative Agent and the Lenders in each of the jurisdiction of the Bankruptcy Court and in each other relevant material jurisdiction where Collateral is located and (y) in the case of an actual or potential conflict of interest, one additional counsel for each group of similarly situated affected Persons, taken as a whole).

(b)            The Borrower agrees to indemnify each Lender Party and each of their respective Related Parties, successors and assigns and the directors, trustees, officers, employees, advisors, controlling Persons and agents of each of the foregoing (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented (in summary format) out-of-pocket costs and related expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented (in summary format) out-of-pocket fees, charges and disbursements of (x) one primary outside counsel to the Administrative Agent and the Lenders and one local counsel to the Administrative Agent and the Lenders in each of the jurisdiction of the Bankruptcy Court and in each other relevant material jurisdiction where Collateral is located and (y) in the case of an actual or potential conflict of interest, one additional counsel for each group of similarly situated affected Indemnitees, taken as a whole) incurred by or asserted against any Indemnitee arising out of, relating to, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or costs or related expenses (x) are determined by a judgment of a court of competent jurisdiction to have resulted by reason of the gross negligence, bad faith or willful misconduct of, or material breach by, such Indemnitee, (y) arise out of any claim, litigation, investigation or proceeding brought by such Indemnitee (or its Related Parties) against another Indemnitee (or its Related Parties) (other than any claim, litigation, investigation or proceeding brought by or against the Administrative Agent, acting in its capacity as Administrative Agent) that does not involve any act or omission of the Borrower or any of its Subsidiaries and arises out of disputes among the Lenders and/or their transferees. The Borrower shall not be liable for any settlement of any proceeding referred to in this Section 9.05 effected without the Borrower’s written consent (such consent not to be unreasonably withheld or delayed); provided, however, that the Borrower shall indemnify the Indemnitees from and against any loss or liability by reason of such settlement if the Borrower was offered the right to assume the defense of such proceeding and did not assume such defense or such proceeding was settled with the written consent of the Borrower, subject to, in each case, the Borrower’s right in this Section 9.05 to claim an exemption from such indemnity obligations. The Borrower shall indemnify the Indemnitees from and against any final judgment for the plaintiff in any proceeding referred to in this Section 9.05, subject to the Borrower’s right in this Section 9.05 to claim an exemption from such indemnity obligations. The Borrower shall not, without the prior written consent of any Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which such Indemnitee is a party and indemnity could have been sought hereunder by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee (and its Related Parties) from all liability or claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnitee (or its Related Parties). All amounts due under this Section 9.05(b) shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested

(c)            To the extent permitted by Applicable Law, each party hereto hereby waives for itself (and, in the case of the Borrower, for each other Loan Party) any claim against any Loan Party, any Lender Party, the Lead Arranger, and their respective Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Credit Extension or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party hereto (and in the case of the Borrower on behalf of each other Loan Party) hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that nothing contained in this sentence shall limit the Borrower’s indemnity obligations pursuant to Section 9.05(b) to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which the applicable Indemnitee is entitled to indemnification pursuant to Section 9.05(b).

(d)           Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to Taxes other than Taxes arising from a non-Tax claim.

(e)           Notwithstanding the foregoing paragraphs in this Section 9.05, if it is determined by a final, non-appealable judgment of a court of competent jurisdiction in any such action, proceeding or investigation that any loss, claim, damage, liability or cost or related expense of any Indemnitee has resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (or any of its Related Parties) or a material breach of the Loan Documents by such Indemnitee (or any of its Related Parties), such Indemnitee will repay such portion of the reimbursed amounts previously paid to such Indemnitee under this Section 9.05 that is attributable to expenses incurred in relation to the set or omission of such Indemnitee which is the subject of such finding.

(f)           To the extent permitted by Applicable Law, neither the Borrower nor any Loan Party shall assert, and the Borrower and each Loan Party hereby waives, any claim against each Lender Party, the Lead Arranger and any Related Party of any of the foregoing Persons for any losses, claims, damages, liabilities or costs or related expenses arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet).

(g)           The provisions of this Section 9.05 shall survive the Payment in Full of the Obligations (or any portion thereof) and the termination of this Agreement, the occurrence of the Maturity Date, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Lender Party.

Section 9.06          Right of Set-off. If an Event of Default shall have occurred and be continuing, upon the written consent of the Administrative Agent or the Required Lenders, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Loan Party (and such Lender will provide prompt notice to such Loan Party) against any of and all the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have. Notwithstanding the foregoing, no amounts set off from any Loan Party shall be applied to Excluded Swap Obligations of such Loan Party.

Section 9.07          Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

Section 9.08          Waivers; Amendment.

(a)           No failure or delay of the Administrative Agent or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 9.08(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Credit Extension shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender may have had notice or knowledge of such Default at the time. No notice or demand on Holdings, the Borrower or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b)           Except as provided in (x) Section 2.14(b)(ii) or Section 2.13(e) with respect to the implementation of any Conforming Changes and (y) as otherwise expressly set forth in this Section 9.08, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (A) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders (or the Administrative Agent, with the written consent of the Required Lenders) and (B) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Loan Party or Loan Parties that are parties thereto and the Required Lenders (or the Administrative Agent, with the written consent of the Required Lenders); provided that, notwithstanding the foregoing:

(i)               the written consent of all Lenders shall be required for any waiver, amendment or modification that:

   (A)         except as expressly permitted herein or in the Collateral Agreement, (1) releases all or substantially all the Collateral (it being understood that a transaction permitted under Section 6.05 shall not constitute a release of all or substantially all of the Collateral), or (2) releases all or substantially all of the value of the Guarantees (it being understood that a transaction permitted under Section 6.05 shall not constitute a release of all or substantially all of the value of the Guarantees under the Collateral Agreement (including any release of the Guarantee of a Subsidiary Guarantor in the event all or substantially all the Equity Interests of such Subsidiary Guarantor are sold or otherwise disposed of in a transaction permitted by this Agreement));

   (B)         except as expressly permitted herein or in the Collateral Agreement, (2) contractually subordinates the Liens of the Administrative Agent under the Security Documents with respect to all or substantially all of the Collateral (other than, in each case, in respect of Term Loan Priority Collateral in accordance with the provisions of the Loan Documents as in effect on the date hereof or pursuant to Section 9.17) to the Liens on such Collateral securing any other Indebtedness or (2) contractually subordinates the Obligations hereunder to any other Indebtedness;

(ii)              the written consent of each Lender directly and adversely affected thereby (but not the consent of the Required Lenders) shall be required for any waiver, amendment or modification that:

   (A)          decreases or forgives the principal amount of, or extends the final maturity date of, or decrease the rate of interest on, any Loan; provided that only the consent of the Required Lenders shall be necessary to (x) amend the definition of “Default Rate” or (y) waive any obligation of the Borrower to pay interest at the Default Rate, in each case, as it relates to Obligations;

   (B)          increases the Commitment of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in any Commitments shall not constitute an increase of any Commitment of any Lender);

  (C)          extends the Commitment of such Lender or decreases the fees due to such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in any Commitments shall not constitute an increase of any Commitment of any Lender);

   (D)         changes the order of application of funds or proceeds of Collateral set forth in Section 7.03;

   (E)          except to the extent necessary to give effect to the express provisions of this Agreement (including Section 9.04), which, in respect of any amendment or modification to effect such express provisions, shall be effective with the consent of the Required Lenders, amend or modify the provisions of Section 2.18(b) or (c) in a manner that would by its terms alter the pro rata sharing of payments required thereby;

(iii)             the written consent of (A) each Lender (but not the Required Lenders) shall be required with respect to any change to the definition of “Required Lenders” or “Required Supermajority Lenders”, (B) each Lender shall be required with respect to any change to Section 9.08(a) or (b) or any change to the definition of “Required Lenders”, and (C) each Lender affected thereby (but not the Required Lenders) will be required with respect to any change to any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder;

(iv)            in addition to the consent of the Required Lenders, the written consent of the Required Supermajority Lenders shall be required for any waiver, amendment or modification that changes the definition of “Borrowing Base” or any component definition thereof, or increases any advance rate applied to eligible assets in the Borrowing Base, if in each case, as a result thereof, the amounts available to be borrowed by the Borrower would be increased; provided that nothing in this clause (iv) shall limit the discretion of the Administrative Agent to change, establish or eliminate any Availability Reserve as provided in this Agreement;

provided, further, that (a) no amendment, waiver or modification shall, unless in writing and signed by the Administrative Agent in addition to the Lenders (if any) required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (b) subject to clause (i) of the first proviso to this Section 9.08(b), (i) each of Final Financing Order and the Interim Financing Order may be extended, modified or amendment, in each case, as contemplated in the definition Final Financing Order and Interim Financing Order, and (ii) each of the ABL / Term Intercreditor Agreement and the ABL / Convertible Notes Intercreditor Agreement may be amended or modified by the Administrative Agent in accordance with the terms thereof, and (c) this Agreement may be amended, amended and restated or otherwise supplemented or modified without the consent of a Lender (but with the consent of Holdings, the Borrower and the Administrative Agent) if, upon giving effect to such amendment, amendment and restatement or other supplement or modification, such Lender shall no longer be a party to this Agreement (as so amended, amended and restated or otherwise supplemented or modified), the Commitments of such Lender shall have terminated (but such Lender shall be entitled to the benefits of the provisions of this Agreement which expressly survive the termination of such Lender’s Commitments or the repayment of the Obligations owing to such Lender), such Lender shall have no other obligation to provide additional Credit Extensions to the Borrower or its Subsidiaries under this Agreement and such Lender shall have been Paid in Full all Obligations owing to it or accrued for its account under this Agreement. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any successor or assignee of such Lender. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or modification hereunder, except that any waiver, amendment or modification that would otherwise require the consent of such Lender under Section 9.08(b)(ii)(A), (B) or (C), shall require that consent of such Defaulting Lender.

(c)            Without the consent of any Secured Party, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with Applicable Law.

(d)           Notwithstanding anything to the contrary contained in this Section 9.08 or any Loan Document, (i) [reserved], (ii) if the Administrative Agent and the Borrower have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and (iii) guarantees, collateral security documents and related documents executed by Holdings or Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented or waived without the consent of any Lender if such amendment, supplement or waiver is delivered in order to (x) comply with local law or advice of local counsel, (y) cure ambiguities, omissions, mistakes or defects or (z) cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Section 9.09          Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate on any Loan, together with all fees and charges that are treated as interest under Applicable Law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with Applicable Law, the rate of interest payable hereunder, together with all Charges payable to such Lender shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.10          Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto, and their respective successors and assigns permitted hereunder, any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11          WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.11 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 9.12          Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13          Counterparts; Electronic Execution.

(a)            This Agreement may be executed in multiple counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which, when taken together, shall constitute but one (1) contract, and shall become effective as provided in Section 9.03.

(b)            Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document, any assignment, and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender Party for any losses, claims, damages, liabilities or costs or related expenses arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any losses, claims, damages, liabilities or costs or related expenses arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.14          Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15          Jurisdiction; Consent to Service of Process.

(a)           Subject to the jurisdiction of the Bankruptcy Court (and of the related federal courts), each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such federal courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender, the Administrative Agent may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Holdings, the Borrower or any Loan Party or their properties in the courts of any jurisdiction.

(b)           Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court referred to in Section 9.15(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           Each of the parties hereto agrees that service of all process in any such proceeding in any such court referred to in Section 9.15(a) may be made by registered or certified mail, return receipt requested at its address provided in Section 9.01 agrees that service as so provided in is sufficient to confer personal jurisdiction over the applicable credit party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and agrees that agents and lenders retain the right to serve process in any other manner permitted by law or to bring proceedings against any credit party in the courts of any other jurisdiction.

Section 9.16          Confidentiality. The Lead Arranger and each Lender Party agrees that it shall maintain in confidence any information relating to Holdings, the Borrower and the other Loan Parties furnished to it by or on behalf of Holdings, the Borrower or the other Loan Parties (other than information that (a) has become generally available to the public other than as a result of a disclosure by any such party, (b) was already in possession on a non-confidential basis for a person not known to the recipient to be bound by confidentiality obligations to Parent or any Subsidiary thereof or has been independently developed by the Lead Arranger or such Lender Party without violating this Section 9.16 or relying on any such information, (c) was available to the Lead Arranger or such Lender Party from a third party having, to such Person’s knowledge, no obligations of confidentiality to Holdings, the Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any Person that approves or administers the Credit Extensions on behalf of such Lender Party (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16 and the Lead Arranger and each Lender Party shall be responsible for its Affiliates’ compliance with this Section except to the extent such Affiliate shall sign a written confidentiality agreement in favor of the Borrower), except: (i) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, self-regulatory authorities (including the National Association of Insurance Commissioners) or of any securities exchange on which securities of the disclosing party or any affiliate of the disclosing party are listed or traded (in which case the Lead Arranger or such Lender Party will promptly notify the Borrower, in advance, to the extent permitted by Applicable Law or the rules governing the process requiring such disclosure (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) and shall use its commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (ii) as part of the reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (iii) to its parent companies, affiliates, auditors, assignees, transferees and participants (so long as each such Person shall have been instructed to keep the same confidential in accordance with provisions not less restrictive than this Section 9.16 and the Lead Arranger and each Lender Party shall be responsible for its Affiliates’ compliance with this Section), (iv) in order to enforce its rights under any Loan Document in a legal proceeding (in which case it shall use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (v) to any pledgee under Section 9.04(d) or any other existing or prospective assignee of, or existing or prospective Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16 or other provisions at least as restrictive as this Section 9.16), and (vi) with the consent of the Borrower. In addition, the Lead Arranger and each Lender Party may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Lead Arranger and each Lender Party in connection with the administration and management of this Agreement and the other Loan Documents.

Section 9.17          [Reserved].

Section 9.18          USA PATRIOT Act. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act.

Section 9.19          Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent, on behalf of the Lenders), or any Agent or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause for any reason, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred. The provisions of this Section 9.19 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 9.19 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the Payment in Full of the Obligations (or any portion thereof) and the termination of this Agreement.

Section 9.20          Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 9.21         Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.22         Acknowledgements. Each Loan Party hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Lender Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Lender Parties have advised or are advising the Loan Parties on other matters, and the relationship between the Lender Parties, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Lender Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their affiliates on the part of the Lender Parties, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Lender Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Lender Parties have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Lender Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person, (g) none of the Lender Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Lender Party and the Loan Parties or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lender Parties or among the Loan Parties and the Lender Parties.

Section 9.23          Lender Action. Notwithstanding anything to the contrary contained herein or in any other Loan Document, (i) the authority to enforce rights and remedies hereunder and under the other Security Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent for the benefit of the Lenders, (ii) no Secured Party shall have any right individually to realize upon any of the Collateral under any Security Document or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies under the Security Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms thereof and (iii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold in any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale.

Section 9.24          Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under Applicable Law).

Section 9.25          Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)           a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.26          Intercreditor Agreements.

(a)            This Agreement and the other Loan Documents are subject to the terms and conditions set forth in the ABL / Term Intercreditor Agreement in all respects and, in the event of any conflict between the terms of the ABL / Term Intercreditor Agreement and this Agreement, the terms of the ABL / Term Intercreditor Agreement shall govern. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Administrative Agent or the Pre-Petition Term Loan Agent, as applicable, pursuant to any Loan Document or Pre-Petition Term Loan Document, and the exercise of any right or remedy in respect of the Collateral by the Administrative Agent or the Pre-Petition Term Loan Agent, as applicable, under this Agreement or any other Loan Document or under the Pre-Petition Term Loan Agreement and any other agreement entered into in connection therewith are subject to the provisions of the ABL / Term Intercreditor Agreement and in the event of any conflict between the terms of the ABL / Term Intercreditor Agreement, this Agreement, any other Loan Document, the Pre-Petition Term Loan Agreement and any other agreement entered into in connection therewith, the terms of the ABL / Term Intercreditor Agreement shall govern and control with respect to the exercise of any such right or remedy or the Loan Parties’ covenants and obligations.

(b)           Each Lender agrees that:

(i)           acknowledges that it has received a copy of each of the ABL / Term Intercreditor Agreement and the ABL / Convertible Notes Intercreditor Agreement, and in each case, is satisfied with the terms and provisions thereof;

(ii)          authorizes and instructs the Administrative Agent to (A) exercise all of the Administrative Agent’s rights and to comply with all of their respective obligations under each of the ABL / Term Intercreditor Agreement and the ABL / Convertible Notes Intercreditor Agreement and to take all other actions necessary to carry out the provisions and intent thereof and (B) take actions on its behalf in accordance with the terms of each of the ABL / Term Intercreditor Agreement and the ABL / Convertible Notes Intercreditor Agreement;

(iii)         agrees that it will be bound by and will take no actions contrary to the provisions of each of the ABL / Term Intercreditor Agreement and the ABL / Convertible Notes Intercreditor Agreement, in each case, as if it was a signatory thereto;

(iv)         consents to the treatment of Liens to be provided for under each of the ABL / Term Intercreditor Agreement and the ABL / Convertible Notes Intercreditor Agreement;

(v)          authorizes and directs the Administrative Agent to execute and deliver, in each case on its behalf and without any further consent or authorization from it, any amendments, supplements or other modifications of each of the ABL / Term Intercreditor Agreement and the ABL / Convertible Notes Intercreditor Agreement that the Borrower may from time to time request to give effect to any incurrence, amendment, or refinancing of any Indebtedness incurred pursuant to Section 6.01; and

(vi)         agrees that no such Lender or any other beneficiary of a Lien granted pursuant to a Security Document, shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this Section 9.26(b) or in accordance with the terms of the ABL / Term Intercreditor Agreement or the ABL / Convertible Notes Intercreditor Agreement.

The provisions of this Section 9.26(b) shall apply to all Lenders and their respective successors and assigns.  The provisions of this Section 9.26(b) are solely for the benefit of the Administrative Agent and the Lenders and neither the Holdings, the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any such provisions.

Section 9.27          Erroneous Payments.

(a)          Each Lender, each other Secured Party and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or any other Secured Party (or the Lender which is an Affiliate of a Lender or other Secured Party) or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender or other Secured Party (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 9.27(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b)          Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c)          In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Effective Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d)          In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate (such assignee, the “Agent Assignee”) in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Agent Assignee as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, following the effectiveness of the Erroneous Payment Deficiency Assignment, the Administrative Agent may make a cashless reassignment to the applicable assigning Lender of any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such reassignment all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 9.04, and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)          Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 9.27 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f)           Each party’s obligations under this Section 9.27 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the Payment in Full of the Obligations (or any portion thereof) and the termination of this Agreement.

(g)          The provisions of this Section 9.27 to the contrary notwithstanding, (i) nothing in this Section 9.27 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment and (ii) there will only be deemed to be a recovery of the Erroneous Payment to the extent that the Administrative Agent has received payment from the Payment Recipient in immediately available funds the Erroneous Payment Return, whether directly from the Payment Recipient, as a result of the exercise by the Administrative Agent of its rights of subrogation or set off as set forth above in clause (e) or as a result of the receipt by Agent Assignee of a payment of the outstanding principal balance of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment, but excluding any other amounts in respect thereof (it being agreed that any payments of interest, fees, expenses or other amounts (other than principal) received by Agent Assignee in respect of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment shall be the sole property of the Agent Assignee and shall not constitute a recovery of the Erroneous Payment).

Section 9.28          Press Releases. Each Loan Party hereby authorizes the Administrative Agent and each of the Lenders and their affiliates, without any prior approval by the Loan Parties, to include any Loan Party’s name and logo in advertising, marketing, tombstones, case studies and training materials, and to give such other publicity to this Agreement as the Administrative Agent and Lenders may from time to time determine in their sole discretion.

Section 9.29          Effect of the Financing Order; Conflicts with the Financing Order. This Agreement and the other Loan Documents supplement the Financing Order without in any way diminishing or limiting the effect of the Financing Order or any Lien, claim or security interest granted thereunder. In the event of a direct conflict between the terms of this Agreement (or any other Loan Document) and the Financing Order, the terms of the Financing Order shall control. Any Lien, claim or security interest provided for in any other Loan Document has also been granted pursuant to the Financing Order. For the avoidance of doubt, upon the entry by the Bankruptcy Court of the Financing Order, all Liens created by the Security Documents in favor of the Administrative Agent shall be perfected as set forth in the Financing Order, notwithstanding any failure to make (or the terms of) any filings or Mortgages in any jurisdiction.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

TUESDAY MORNING, INC.
TUESDAY MORNING CORPORATION
TMI HOLDINGS, INC.

By:	/s/ Andrew Berger
Name: Andrew Berger
Title: CFO

DAYS OF THE WEEK, INC.
NIGHTS OF THE WEEK, INC.

By:	/s/ Andrew Berger
Name: Andrew Berger
Title: CFO

TUESDAY MORNING PARTNERS, LTD.

By: Days of the Week, Inc., its General Partner

By:	/s/ Andrew Berger
Name: Andrew Berger
Title: CFO

FRIDAY MORNING, LLC

By: Tuesday Morning, Inc., as Sole Member

By:	/s/ Andrew Berger
Name: Andrew Berger
Title: CFO

Signature Page to Debtor-in-Possession Credit Agreement

1903P LOAN AGENT, LLC,
as Administrative Agent

By:	/s/ Kyle Shonak
Name: Kyle Shonak
Title: Managing Director

1903 PARTNERS, LLC,
as a Lender

By:	/s/ Tricia Parent
Name: Tricia Parent
Title: Senior Managing Partner

Signature Page to Debtor-in-Possession Credit Agreement

SCHEDULE 2.01(a)

COMMITMENTS

Lender	Commitment	Facility Percentage
1903 Partners, LLC	$12,500,000.00	100.000000000%
Total	$12,500,000.00	100.000000000%

SCHEDULE 5.17

BANKRUPTCY MILESTONES

The Loan Parties shall complete, or shall cause to be completed, the following actions as and when required below on terms and conditions and subject to documentation (including, in all cases, the forms of all applicable motions to be made to and orders of the Bankruptcy Court) in form and substance acceptable to the Administrative Agent, as each such Bankruptcy Milestone may be extended by the Administrative Agent in its sole discretion:

(a)	On or before March 21, 2023 at 4:00 p.m. (CT), Loan Parties shall designate a “stalking horse” purchaser and “stalking horse” asset purchase agreement, in form and substance acceptable to Administrative Agent, providing to the sale of all or substantially all of the Loan Parties’ assets pursuant to section 363 of the Bankruptcy Code.

(b)	On or before March 21, 2023, the Bankruptcy Court shall have entered the Final Financing Order in form and substance acceptable to Administrative Agent.

(c)	On or before March 21, 2023, the Bankruptcy Court shall have entered one or more orders, each in form and substance acceptable to Administrative Agent, approving the bid procedures order and providing, among other things, that qualifying bids shall be due by no later than April 10, 2023.

(d)	On or before March 24, 2023 at 4:00 p.m. (CT), Loan Parties shall send Cure and Possible Assumption and Assignment Notices to All Contract Counterparties and Notice of the Sale.

(e)	On or before April 19, 2023, the Bankruptcy Court shall have entered an order in form and substance acceptable to Administrative Agent, authorizing the sale of all or substantially all of the Loan Parties’ assets pursuant to section 363 of the Bankruptcy Code.

(f)	On or before April 21, 2023, the Loan Parties shall have consummated a sale of all or substantially all of the Loan Parties’ assets pursuant to section 363 of the Bankruptcy Code.